     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998
                                                        REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                            CABLETRON SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------
               DELAWARE                                   3577
    (STATE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD
     INCORPORATION OR ORGANIZATION)      INDUSTRIALCLASSIFICATION CODE NUMBER)


                                  04-2797263
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

            35 INDUSTRIAL WAY, ROCHESTER, NH 03867, (603) 332-9400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DAVID J. KIRKPATRICK
                DIRECTOR OF FINANCE AND CHIEF FINANCIAL OFFICER
            35 INDUSTRIAL WAY, ROCHESTER, NH 03867, (603) 332-9400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:

     DOUGLASS N. ELLIS, JR., ESQ.               ROBERT L. JONES, ESQ.
             ROPES & GRAY                        COOLEY GODWARD LLP
        ONE INTERNATIONAL PLACE                 FIVE PALO ALTO SQUARE
      BOSTON, MASSACHUSETTS 02110                3000 EL CAMINO REAL
                                             PALO ALTO, CALIFORNIA 94306

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into FlowPoint Corp., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Proxy Statement/Prospectus.

                               ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
       TITLE OF EACH               AMOUNT      PROPOSED MAXIMUM   PROPOSED MAXIMUM
    CLASS OF SECURITIES            TO BE        OFFERING PRICE   AGGREGATE OFFERING    AMOUNT OF
      TO BE REGISTERED         REGISTERED(1)       PER UNIT            PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.....................   1,680,000 shares      N/A(2)             $0(2)             $0(2)

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(1) In accordance with Rule 416, this Registration Statement also covers an indeterminant number of additional shares which may be issuable in respect of the shares indicated hereby as a result of a stock split or stock dividend with respect to the Registrant's Common Stock.
(2) The Registration Fee was calculated in accordance with Rule 457(f)(2) based on the aggregate par value of the Common Stock of FlowPoint Corp. to be exchanged for the shares of the Common Stock of the Registrant registered pursuant hereto. FlowPoint Corp. has an accumulated capital deficit, and in accordance with Rule 457(f)(2) the Registration Fee was calculated by dividing the aggregate par value of FlowPoint Common Stock by three. Since the FlowPoint Common Stock has no par value per share, the aggregate par value of FlowPoint Common Stock is $0.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                                FLOWPOINT CORP.

                         180 Knowles Drive, Suite 100
                          Los Gatos, California 95030

                                                                   July  , 1998

To the Shareholders of FlowPoint Corp.:

  The Board of Directors of FlowPoint Corp. ("FlowPoint") has approved and is recommending that the FlowPoint shareholders approve the acquisition of FlowPoint by Cabletron Systems, Inc. ("Cabletron"). In order to consider and act upon approval of this transaction, FlowPoint will hold a special meeting of shareholders (the "FlowPoint Special Meeting") at 10:00 a.m., Pacific Time, on August , 1998, at the law offices of Cooley Godward LLP, legal counsel to FlowPoint, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California. You are cordially invited to attend.

  At this meeting, the holders of FlowPoint Common Stock and FlowPoint Preferred Stock will be asked (i) to vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 10, 1998 (the "Plan of Merger"), among Cabletron, Catfish Acquisition, Inc. ("Merger Sub") and FlowPoint (the "Surviving Corporation") and the related Agreement of Merger (the "Merger Agreement"), to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into FlowPoint pursuant to the Plan of Merger, and the transactions contemplated thereby, by which FlowPoint would become a wholly-owned subsidiary of Cabletron, and to approve an amendment to the Articles of Incorporation of FlowPoint (the "Articles Amendment") to cause all shares of FlowPoint Preferred Stock to automatically convert into shares of FlowPoint Common Stock immediately prior to the closing of the Merger (the "Closing") (collectively, the "Merger Proposal") and (ii) to act upon such other matters as may properly be brought before the FlowPoint Special Meeting. Upon the effectiveness of the Merger, subject to the terms of the Plan of Merger and certain dissenters' rights of FlowPoint shareholders and assuming the conversion of all FlowPoint Preferred Stock to Common Stock immediately prior to the Closing of the Merger in accordance with the Articles Amendment, each outstanding share of FlowPoint Common Stock (other than shares held by Cabletron (for which no payment will be made)) will be converted into the right to receive an amount per share (the "Share Payment") equal to $24,578,443 divided by the sum of (x) the number of such shares of FlowPoint Common Stock then outstanding (other than Shares held by Cabletron) and (y) the number of shares of FlowPoint Common Stock issuable upon the exercise of stock options then outstanding. As of the date hereof, the Share Payment would be equal to approximately $8.277 per share of FlowPoint Common Stock. The Share Payment is payable in four equal installments (each equal to the Share Payment divided by four) of cash and/or Cabletron Common Stock at the option of Cabletron as provided in the Plan of Merger. The first installment would be paid at the Closing with additional installments paid at the three-month, six-month and nine-month anniversaries thereafter. If Cabletron elects to make a specific payment in the form of Cabletron Common Stock rather than cash, then the number of shares delivered will be equal to the cash value of the payment divided by the Cabletron Common Stock price based on the average closing price of Cabletron Common Stock on the New York Stock Exchange in a ten trading-day period ending two trading-days prior to such payment date. The Plan of Merger also provides that up to $2,400,000 of the aggregate Share Payments are subject to claims for indemnification by Cabletron as provided in the Plan of Merger.

  THE BOARD OF DIRECTORS OF FLOWPOINT HAS APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT THE FLOWPOINT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

  It is important that you vote on this transaction. Accordingly, we ask you to please complete, sign and date the accompanying Proxy Card, which will serve as a proxy for your vote at the FlowPoint Special Meeting. The details of the proposed Merger appear in the accompanying Proxy Statement/Prospectus which is being furnished to the holders of FlowPoint Common Stock and FlowPoint Preferred Stock (collectively referred to as the "FlowPoint Stock"). You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Proxy Statement/Prospectus. Please note that one of the conditions to Cabletron's obligation to consummate the Merger (unless such condition is waived by Cabletron) is the requirement that the holders of at least 95% of the FlowPoint Stock shall have voted to approve the Merger.

  The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Common Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Preferred Stock, voting as a separate class.

  The management of FlowPoint appreciates the support and confidence that you have given us. We believe that our acquisition by Cabletron is in the best interests of our shareholders and employees.

                                          Sincerely,

                                          Charles L. Waggoner
                                          President and Chief Executive
                                          Officer

Los Gatos, California

                                FLOWPOINT CORP.

                         180 Knowles Drive, Suite 100
                          Los Gatos, California 95030

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST  , 1998

To the Shareholders of FlowPoint Corp.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of FlowPoint Corp., a California corporation ("FlowPoint"), will be held at 10:00 a.m., Pacific Time, on August , 1998, at the law offices of Cooley Godward LLP, legal counsel to FlowPoint, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, to consider and act upon proposals:

    1. To approve and adopt the Agreement and Plan of Merger dated as of June 10, 1998 (the "Plan of Merger") among Cabletron Systems, Inc., Catfish Acquisition, Inc. ("Merger Sub") and FlowPoint (the "Surviving Corporation") and the related Agreement of Merger (the "Merger Agreement"), to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into FlowPoint pursuant to the Plan of Merger and the Merger Agreement, and the transactions contemplated thereby, by which FlowPoint would become a wholly owned subsidiary of Cabletron and to approve an amendment to the Articles of Incorporation of FlowPoint (the "Articles Amendment") to cause all shares of FlowPoint Preferred Stock to automatically convert into shares of FlowPoint Common Stock immediately prior to the closing of the Merger (collectively, the "Merger Proposal"); and

    2. To transact such other business as may properly be brought before the Special Meeting of Shareholders.

  Only shareholders of record at the close of business on July , 1998 are entitled to notice of and to vote at the meeting.

  In accordance with Chapter 13 of the California General Corporation Law, a copy of which is enclosed as Annex B to the accompanying Proxy
Statement/Prospectus, holders of FlowPoint capital stock are entitled to dissenters' rights with respect to such stock in connection with the Merger.

  All shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors

                                          Charles L. Waggoner
                                          President and Chief Executive
                                          Officer

Los Gatos, California
July  , 1998

                                FLOWPOINT CORP.

                                PROXY STATEMENT

                               ----------------

                            CABLETRON SYSTEMS, INC.

                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of (i) Common Stock, without par value (the "FlowPoint Common Stock"), (ii) Series A Preferred Stock, without par value (the "FlowPoint Series A Preferred Stock"), (iii) Series B Preferred Stock, without par value (the "FlowPoint Series B Preferred Stock"), (iv) Series C Preferred Stock, without par value (the "FlowPoint Series C Preferred Stock"), and (v) Series D Preferred Stock, without par value (the "FlowPoint Series D Preferred Stock" and together with the FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock and FlowPoint Series C Preferred Stock, the "FlowPoint Preferred Stock") of FlowPoint Corp., a California corporation ("FlowPoint"), in connection with the solicitation of proxies by FlowPoint from the holders of FlowPoint Common Stock and FlowPoint Preferred Stock for use at the Special Meeting of Shareholders of FlowPoint to be held on August
  , 1998, at the law offices of Cooley Godward LLP, legal counsel to FlowPoint, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, commencing at 10:00 a.m., Pacific Time, and at any and all adjournments or postponements thereof (the "FlowPoint Special Meeting"). Proxies should be returned to FlowPoint Corp., Attention: Secretary, 180 Knowles Drive, Suite 100, Los Gatos, California, 95030 (Facsimile: 408-364-8301) (Telephone: 408-364-8300). The FlowPoint Common Stock, FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock, FlowPoint Series C Preferred Stock, and FlowPoint Series D Preferred Stock are referred to collectively in this Proxy Statement/Prospectus as the "FlowPoint Stock."

  This Proxy Statement/Prospectus also constitutes the Prospectus of Cabletron Systems, Inc., a Delaware corporation ("Cabletron"), with respect to the issuance of up to 1,680,000 shares of Cabletron common stock, par value $.01 per share ("Cabletron Common Stock"), to the shareholders of FlowPoint in connection with the Merger described below (including persons who become shareholders prior to the consummation of the Merger upon exercise of outstanding options). Stockholders of Cabletron will not be voting or consenting in writing to approve the Merger. Cabletron Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CS."

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Catfish Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Cabletron ("Merger Sub"), with and into FlowPoint (the "Surviving Corporation"), pursuant to the Agreement and Plan of Merger dated as of June 10, 1998 (the "Plan of Merger") by and among Cabletron, Merger Sub and FlowPoint. Upon consummation of the Merger, FlowPoint will become a wholly owned subsidiary of Cabletron. Consummation of the Merger is subject to various conditions, including (i) the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Common Stock and a majority of the outstanding shares of FlowPoint Preferred Stock, (ii) the approval and adoption of the Merger by the holders of at least 95% of the FlowPoint Stock, and (iii) the conversion of the FlowPoint Preferred Stock into FlowPoint Common Stock.

  This Proxy Statement/Prospectus and the accompanying form of written consent
are first being mailed to shareholders of FlowPoint on or about July   , 1998.

  THE PROPOSED MERGER IS A COMPLEX TRANSACTION. FLOWPOINT SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 14.

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 1998.

  All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Merger Sub and Cabletron has been provided by Cabletron. All information contained in this Proxy
Statement/Prospectus with respect to FlowPoint has been provided by FlowPoint.

  IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW, HOLDERS OF FLOWPOINT STOCK ARE ENTITLED TO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE MERGER--DISSENTERS' RIGHTS."

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................   6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   6
TRADEMARKS.................................................................   7
SUMMARY....................................................................   8
  The Companies............................................................   8
    The Business of Cabletron..............................................   8
      General..............................................................   8
      Recent Developments..................................................   8
    The Business of FlowPoint..............................................   9
  The Merger...............................................................   9
    Conversion of Shares; Options..........................................   9
    Effective Time.........................................................  10
    Exchange of Certificates; Assumption of Options........................  10
    Listing................................................................  10
    Conditions to the Merger...............................................  10
    Termination............................................................  11
  FlowPoint Shareholder Actions............................................  11
    Flowpoint Special Meeting..............................................  11
  Conversion of the FlowPoint Preferred Stock..............................  12
  Recommendation of FlowPoint's Board of Directors.........................  12
  Interests of Certain Persons in the Merger...............................  12
  Material Federal Income Tax Consequences.................................  12
  Anticipated Accounting Treatment.........................................  13
  Comparative Rights of Stockholders.......................................  13
  Risk Factors.............................................................  13
  Employment Agreements....................................................  13
  Dissenters' Rights.......................................................  13
RISK FACTORS...............................................................  14
SELECTED HISTORICAL FINANCIAL DATA.........................................  20
  Cabletron................................................................  20
  FlowPoint................................................................  20
COMPARATIVE PER SHARE DATA.................................................  21
MARKET PRICE PER SHARE DATA................................................  22
FLOWPOINT SPECIAL MEETING..................................................  23
  Time, Place and Date.....................................................  23
  Matters To Be Considered at the FlowPoint Special Meeting................  23
  Voting at the FlowPoint Special Meeting; Record Date.....................  23
  Proxies..................................................................  24
THE MERGER.................................................................  25
  General..................................................................  25
  Conversion of Shares.....................................................  25
  Conversion of FlowPoint Options..........................................  25
  Exchange of Certificates.................................................  26
  Notification Regarding FlowPoint Options.................................  27
  Effective Time...........................................................  27
  Background of the Merger; Recommendation of FlowPoint's Board of
   Directors...............................................................  27

  FlowPoint's Reasons for the Merger......................................  29
  Cabletron's Reasons for the Merger......................................  30
  Interests of Certain Persons in the Merger..............................  30
  Material Federal Income Tax Consequences................................  32
  Anticipated Accounting Treatment........................................  34
  Governmental Filings....................................................  34
  Certain Federal Securities Law Consequences; Affiliate Letters..........  34
  Stock Exchange Listing..................................................  35
  Dividends...............................................................  35
  Dissenters' Rights......................................................  35
CONVERSION OF THE FLOWPOINT PREFERRED STOCK...............................  36
THE PLAN OF MERGER........................................................  37
  Representations and Warranties..........................................  37
  Conduct of FlowPoint's Business Prior to the Merger.....................  37
  No Solicitation.........................................................  38
  Conditions to the Merger................................................  39
  Termination.............................................................  40
  Fees and Expenses.......................................................  41
  Indemnification.........................................................  42
BUSINESS OF FLOWPOINT.....................................................  44
  General.................................................................  44
  The Market..............................................................  44
  FlowPoint Solutions.....................................................  44
  FlowPoint Products......................................................  45
  Marketing and Sales.....................................................  45
  Service and Support.....................................................  45
  Product Development.....................................................  45
  Manufacturing...........................................................  46
  Quality.................................................................  46
  Competition.............................................................  46
  Employees...............................................................  46
  Facilities..............................................................  46
FLOWPOINT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  47
  General.................................................................  47
  Results of Operations...................................................  47
  Liquidity and Capital Resources.........................................  47
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 FLOWPOINT................................................................  48
DESCRIPTION OF CAPITAL STOCK OF CABLETRON.................................  49
  Common Stock............................................................  49
  Preferred Stock.........................................................  49
COMPARISON OF STOCKHOLDER RIGHTS..........................................  49
  Voting Rights...........................................................  49
  Voting Requirements and Quorums for Stockholder Meetings................  50
  Stockholder Meetings....................................................  50
  Amendments to Charter...................................................  50
  Bylaws..................................................................  51

  Number of Directors.......................................................  51
  Board Classification......................................................  52
  Nomination and Election of Directors......................................  52
  Removal of Directors......................................................  53
  Newly Created Directorships and Vacancies.................................  53
  Vote Required for Mergers.................................................  54
  Anti-takeover Provisions..................................................  54
  Fiduciary Duties of Directors.............................................  55
  Limitation on Directors' Liability........................................  55
  Indemnification...........................................................  56
  Dividends and Other Distributions.........................................  56
  Shareholder Derivative Suits..............................................  58
  Appraisal/Dissenters' Rights..............................................  58
  Right of First Refusal....................................................  58
  Inspection of Books and Records...........................................  59
LEGAL MATTERS...............................................................  59
EXPERTS.....................................................................  59
INDEX TO FINANCIAL STATEMENTS............................................... F-1
ANNEXES
  A. Agreement and Plan of Merger........................................... A-1
  B. Chapter 13 of the California General Corporation Law................... B-1
  C. Certificate of Amendment to Articles of Incorporation of FlowPoint..... C-1

                             AVAILABLE INFORMATION

  Cabletron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, Cabletron is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Cabletron Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Cabletron may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Cabletron has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: CABLETRON INVESTOR RELATIONS, CABLETRON SYSTEMS, INC., 35 INDUSTRIAL WAY, ROCHESTER, NEW HAMPSHIRE 03867 (TELEPHONE: (603) 332-9400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY [ ], 1998.

  The following documents which have been filed with the Commission are incorporated by reference into this Proxy Statement/Prospectus:

    1. Cabletron's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1998;

    2. Cabletron's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (which incorporates by reference certain information from Cabletron's Proxy Statement relating to the 1998 Annual Meeting of Stockholders);

    3. Cabletron's definitive Annual Meeting Proxy Statement filed with the Commission on June 5, 1998 (File No. 1-10228);

    4. Cabletron's Current Report on Form 8-K dated February 9, 1998 and the amendment to that report on Form 8-K/A dated March 4, 1998; and

    5. The description of Cabletron Common Stock contained in Cabletron's Registration Statement on Form 8-A under the Exchange Act (File No. 1-10228) filed with the Commission on April 9, 1989, including all amendments and reports filed for the purpose of updating such description.

  All documents subsequently filed by Cabletron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Cabletron Common Stock, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

                                  TRADEMARKS

  Cabletron Systems and design, IMT, MMAC Plus, SPECTRUM, Synthesis, SmartSwitch, and DNI are registered trademarks of Cabletron; MMAC, SmartSTACK, ES/1 ATX, FastNet, and The Complete Networking Solution are trademarks of Cabletron. FlowPoint considers FlowPoint, FlowPoint 128, FlowPoint 144, FlowPoint 2000, FlowPoint 2025, FlowPoint 2200, and FlowPoint 2500 as trademarks of FlowPoint. All other trademarks used in this Proxy
Statement/Prospectus are the property of their respective owners.

                                    SUMMARY

  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. FlowPoint shareholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety.

                                 THE COMPANIES

THE BUSINESS OF CABLETRON

 General

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network ("LAN") and wide area network ("WAN") connectivity hardware and software products including intelligent switches and hubs, remote access devices, and sophisticated management software. Cabletron delivers products to address the full range of networking technologies, including Ethernet, Fast Ethernet, Gigabit Ethernet, token ring, fiber distributed data interface ("FDDI"), asynchronous transfer mode ("ATM"), integrated services digital network ("ISDN") and frame relay. Cabletron's core products include the SmartSwitch hardware product family and SPECTRUM network management software. The SmartSwitch product family includes the SmartSwitch 9000 product line, Cabletron's enterprise-level backbone switching chassis and modules; the SmartSwitch 6000 product line, Cabletron's wiring closet-level solution; the SmartSwitch 2200, a standalone, workgroup-level switch; the SmartSTACK, a desktop Ethernet switch; and the SmartSwitch Router, a switch router obtained in Cabletron's recent acquisition of Yago Systems, Inc.. Cabletron's hardware products also include the MMAC, a wiring closet smart hub, and other Ethernet, ISDN, and frame relay products. All of Cabletron's intelligent networking products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of networking services. Cabletron believes that its broad product line and its ability to provide full service capabilities enable it to offer its customers "The Complete Networking Solution."(TM)

  Cabletron was incorporated in Delaware in 1988. Cabletron's principal executive offices are located at 35 Industrial Way, Rochester, New Hampshire 03867 and its telephone number is (603) 332-9400.

 Recent Developments

  On June 11, 1998, Cabletron announced it had signed a definitive agreement to acquire Ariel Corporation's Communications Systems Group ("CSG"), a manufacturer of high-density open systems access platforms and developer of flexible ATM-based carrier-class digital subscriber line aggregation platforms for service provider central office environments. This acquisition enhances Cabletron's ability to offer service providers digital subscriber line technology, bringing critical remote access elements to Cabletron's portfolio, including a high-density digital subscriber line central office concentrator from CSG. Under the terms of the definitive agreement, Cabletron will acquire CSG for $33.5 million in cash.

  On June 22, 1998, Cabletron announced it had signed a definitive agreement to acquire NetVantage, Inc., a provider of Ethernet workgroup switching products. Through this acquisition, Cabletron will expand its presence in the LAN switch market. Under the terms of the agreement, eight-thirteenths (approximately
 .6154) of a share of Cabletron Common Stock will be exchanged for each outstanding share of class A common stock and class B common stock of NetVantage and each ten shares of class E common stock of NetVantage. The value of the transaction is approximately $100 million. Consummation of the merger is subject to various conditions, including approval by NetVantage shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. NetVantage and Cabletron also entered into OEM and manufacturing agreements, on June 22, 1998, under which Cabletron may sell and manufacture certain NetVantage products. Cabletron paid $5 million to NetVantage as an initial payment under the manufacturing agreement. The manufacturing agreement will remain in effect even if the merger agreement is terminated; however, the OEM agreement will expire upon termination of the merger agreement. The merger transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization.

THE BUSINESS OF FLOWPOINT

  FlowPoint designs, manufactures, and markets a family of digital subscriber line router networking products. These products are used by individual and small businesses to provide high speed data access to the Internet and corporate networks.

  FlowPoint is a California corporation founded in May, 1993. Its principal offices are located at 180 Knowles Drive, Suite 100, Los Gatos, CA 95030, telephone (408) 364-8300.

                                   THE MERGER

  The Agreement and Plan of Merger provides for the merger of Merger Sub, a wholly owned subsidiary of Cabletron, with and into FlowPoint, with the result that FlowPoint will become a wholly owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the FlowPoint shareholders and the other conditions specified in the Plan of Merger must be satisfied or waived. See "The Merger."

 Conversion of Shares; Options

  Upon the consummation of the Merger, each share of FlowPoint Common Stock issued and outstanding immediately prior to the Merger (excluding shares owned by Cabletron) will be automatically converted into the right to receive the Merger Consideration. The "Merger Consideration" means at the Effective Time (as defined below) and at the three-month, six-month and nine-month anniversaries of the Effective Time (or earlier if Cabletron so elects) (each a "Payment Date") the holder of a share of FlowPoint Common Stock shall be entitled to receive, at Cabletron's election, either (a) cash equal to the Stock Consideration (as defined below) divided by four (representing the four disbursements) divided by the total number of outstanding shares of FlowPoint Stock (not including shares of FlowPoint Stock owned by Cabletron) at the time of the Closing, or (b) the number of shares of Cabletron Common Stock equal to the cash amount arrived at under (a) divided by the applicable Cabletron Stock Price (as defined herein--see "The Merger--Conversion of Shares"). The "Stock Consideration" equals $24,578,443 multiplied by a fraction equal to (x) the total number of outstanding shares of FlowPoint Stock (not including options for FlowPoint Stock and shares of FlowPoint owned by Cabletron) at the time of Closing divided by (y) the number arrived at under (x) plus the number of shares of FlowPoint Stock issuable upon exercise of all outstanding options for FlowPoint Stock. See "The Merger--Conversion of Shares."

  Upon consummation of the Merger, each then-outstanding option to purchase shares of FlowPoint Common Stock (a "FlowPoint Option") granted under FlowPoint's 1994 Stock Option Plan (the "FlowPoint Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Cabletron and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the FlowPoint Stock Option Plan prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Cabletron Common Stock ("Cabletron Shares") equal to the number of shares of FlowPoint Common Stock subject to such option multiplied by a fraction, the numerator of which is $24,578,443 divided by the Cabletron Stock Price as of the Effective Time and the denominator of which is the total number of outstanding shares of FlowPoint Stock (not including shares owned by Cabletron) plus the number of shares of FlowPoint Common Stock issuable upon exercise of all options granted under the FlowPoint Stock Option Plan. The exercise price per share for such assumed option shall be equal to (x) the aggregate exercise price for FlowPoint Common Stock otherwise purchasable pursuant to such FlowPoint Option divided by
(y) the number of Cabletron Shares such
assumed option may acquire (as calculated in the previous sentence). Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed FlowPoint Options. As of the date of this Proxy Statement/Prospectus, 479,044 shares of FlowPoint Common Stock were subject to outstanding FlowPoint Options. Upon the assumption of such FlowPoint Options by Cabletron upon consummation of the Merger and assuming a Cabletron Stock Price of $12.50 per Share, approximately 306,870 shares of Cabletron Common Stock will be subject to such options. See "The Merger--Conversion of FlowPoint Options."

 Effective Time

  As promptly as practicable after the satisfaction or waiver of the conditions specified in the Plan of Merger, Cabletron and FlowPoint shall cause the Merger to be consummated by filing a duly executed and delivered Agreement of Merger in the form of Exhibit 1.2 to the Plan of Merger (the "Merger Agreement") as contemplated by Chapter 11 of the California General Corporation Law (the "CGCL") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the time of such filing being the "Effective Time").

 Exchange of Certificates; Notification of Assumption of Options

  As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each FlowPoint shareholder for use in exchanging FlowPoint Stock certificates for the Merger Consideration. See "The Merger--Exchange of Certificates." HOLDERS OF FLOWPOINT STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  Following the Effective Time, Cabletron will issue to each person who, immediately prior thereto, was a holder of an outstanding FlowPoint Option, a document evidencing the assumption of such FlowPoint Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's FlowPoint Option into an option to purchase shares of Cabletron Common Stock. See "The Merger--Notification Regarding FlowPoint Options."

 Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

 Conditions to the Merger

  The obligations of Cabletron and FlowPoint to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite FlowPoint shareholder approval, the conversion of FlowPoint Preferred Stock into FlowPoint Common Stock, certain employees of FlowPoint having entered into employment agreements with Cabletron, holders of at least 95% of the FlowPoint Stock entitled to vote on the Merger having voted to approve the Merger, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the other party's representations and warranties made in the Plan of Merger on and as of the Effective Time, and the other party's compliance or performance of its covenants and agreements required by the Plan of Merger. See "The Plan of Merger--Conditions to the Merger."

 Termination

  The Plan of Merger is subject to termination by mutual written consent of Cabletron and FlowPoint and at the option of either Cabletron or FlowPoint if the Merger is not consummated before August 31, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See "The Plan of Merger--Termination."

                         FLOWPOINT SHAREHOLDER ACTIONS

FLOWPOINT SPECIAL MEETING

 Time, Place and Date

  The FlowPoint Special Meeting will be held on August , 1998 at the law offices of Cooley Godward LLP, legal counsel to FlowPoint, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, commencing at 10:00 a.m., Pacific Time.

 Record Date; Shares Entitled to Vote

  Holders of record of FlowPoint Stock at the close of business on July , 1998 (the "FlowPoint Record Date") are entitled to notice of, and to vote at, the FlowPoint Special Meeting. At the FlowPoint Record Date, there were outstanding 1,730,430 shares of FlowPoint Common Stock and 2,626,667 shares of FlowPoint Preferred Stock. Holders of shares of FlowPoint Common Stock and Preferred Stock are entitled to one vote for each such share held by the holder on the proposal to approve the Merger Proposal (as defined below, see "Purposes of the Meeting") and for any other matter to be acted upon or which may properly come before the FlowPoint Special Meeting. The presence of holders of a majority of the outstanding shares of FlowPoint Common Stock and a majority of the outstanding shares of FlowPoint Preferred Stock in person or by proxy is required to constitute a quorum at the FlowPoint Special Meeting. See "FlowPoint Special Meeting--Voting at the FlowPoint Special Meeting; Record Date."

 Purposes of the Meeting

  The purposes of the FlowPoint Special Meeting are to consider and vote upon
(1) the proposal to approve and adopt the Plan of Merger and the related Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into FlowPoint and FlowPoint will become a wholly owned subsidiary of Cabletron, and each outstanding share of FlowPoint Common Stock will be converted into the right to receive cash and/or shares of Cabletron Common Stock, and to approve the Articles Amendment (as defined below, see "FlowPoint Special Meeting") to cause all shares of FlowPoint Preferred Stock to automatically convert into shares of FlowPoint Common Stock immediately prior to the Closing of the Merger pursuant to the Merger Agreement (collectively, the "Merger Proposal") and (2) such other matters as may properly be brought before the FlowPoint Special Meeting. See "FlowPoint Special Meeting--Matters to be Considered at the FlowPoint Special Meeting."

 Vote Required

  The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Common Stock, voting separately as a class, and the affirmative vote of the holders of a majority of the outstanding shares of the FlowPoint Preferred Stock, voting separately as a class. See "FlowPoint Special Meeting--Voting at the FlowPoint Special Meeting; Record Date."

  As of the FlowPoint Record Date, directors and executive officers of FlowPoint and their affiliates (excluding Cabletron) were the record owners of approximately 86.9% of the outstanding shares of FlowPoint Common Stock and 19.0% of the outstanding shares of FlowPoint Preferred Stock and Cabletron had the right to vote approximately 71.1% of the outstanding shares of FlowPoint Preferred Stock and no shares of FlowPoint Common Stock. Each of the directors and executive officers of FlowPoint who held shares of FlowPoint Stock as of the FlowPoint Record Date and their affiliates (excluding Cabletron) has executed a voting agreement and irrevocable proxy in favor of Cabletron authorizing Cabletron to vote all the outstanding shares of FlowPoint Stock over which he or she has voting control to approve the Merger Proposal. See "The Merger-- Interests of Certain Persons in the Merger" and "Securities Ownership of Certain Beneficial Owners and Management of FlowPoint."

                  CONVERSION OF THE FLOWPOINT PREFERRED STOCK

  It is a condition to the consummation of the Merger that each share of FlowPoint Preferred Stock be converted into FlowPoint Common Stock prior to the Effective Time (the "Conversion"). Pursuant to the Articles of Incorporation of FlowPoint and giving effect to the Articles Amendment, each share of FlowPoint Preferred Stock will be automatically converted into FlowPoint Common Stock immediately prior to the Closing of the Merger. See "Conversion of the FlowPoint Preferred Stock."

                RECOMMENDATION OF FLOWPOINT'S BOARD OF DIRECTORS

  The Board of Directors of FlowPoint has approved the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby and the Articles Amendment, and recommends that holders of FlowPoint Stock vote to approve the Merger Proposal. See "The Merger--Background of the Merger; Recommendation of FlowPoint's Board of Directors."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the FlowPoint Board of Directors with respect to the Merger Proposal, the FlowPoint shareholders should be aware that certain directors and officers of FlowPoint have entered into employment agreements with Cabletron with respect to employment following the Merger. The employment arrangements present these directors and officers with potential conflicts of interest. See "The Merger--Interests of Certain Persons in the Merger."

  In addition, as of the FlowPoint Record Date and assuming the conversion of the FlowPoint Preferred Stock into FlowPoint Common Stock, Cabletron owned 1,866,667 shares, or approximately 42.8%, of the FlowPoint Common Stock. As of the FlowPoint Record Date and assuming the conversion of the FlowPoint Preferred Stock into FlowPoint Common Stock, the directors and officers of FlowPoint and their affiliates (other than Cabletron) owned 2,002,610 shares, or approximately 46.0%, of FlowPoint Common Stock. One member of the Board of Directors of FlowPoint is also an officer of Cabletron. Each of the officers and directors of FlowPoint who held shares of FlowPoint Stock as of the FlowPoint Record Date and their affiliates (other than Cabletron) has executed an irrevocable proxy in favor of Cabletron, authorizing Cabletron to vote for all the outstanding shares of FlowPoint Stock over which he, she or it has voting control in favor of the Merger Proposal. After giving effect to the irrevocable proxies and including its own equity interest in FlowPoint, Cabletron has the right to vote (i) 1,502,610 shares, or approximately 86.9%, of the outstanding FlowPoint Common Stock and (ii) 2,366,667 shares, or approximately 90.1% of the FlowPoint Preferred Stock. See "The Merger-- Interests of Certain Persons in the Merger" and "Securities Ownership of Certain Beneficial Owners and Management of FlowPoint."

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The exchange of FlowPoint Common Stock for the Merger Consideration pursuant to the Merger has been structured to be a taxable sale of each shareholder's FlowPoint Common Stock. See "The Merger--Certain

Federal Income Tax Consequences." FlowPoint shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

                        ANTICIPATED ACCOUNTING TREATMENT

  The transaction effected by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. See "The Merger--Anticipated Accounting Treatment."

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of shareholders of FlowPoint are currently governed by the CGCL, FlowPoint's Articles of Incorporation and FlowPoint's Bylaws. Upon consummation of the Merger, shareholders of FlowPoint will become stockholders of Cabletron, and their rights as stockholders of Cabletron generally will be governed by the General Corporation Law of the State of Delaware (the "DGCL"), Cabletron's Restated Certificate of Incorporation and Cabletron's Bylaws. See "Comparison of Stockholder Rights" for a discussion of various differences between the rights of shareholders of FlowPoint and the rights of stockholders of Cabletron.

                                  RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE PLAN OF MERGER, THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, FLOWPOINT SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

                             EMPLOYMENT AGREEMENTS

  It is a condition to consummation of the Merger that certain specified employees of FlowPoint enter into employment agreements with Cabletron and that such agreements be in full force and effect at the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

                               DISSENTERS' RIGHTS

  Holders of FlowPoint Stock who object to the Merger may, by following procedures prescribed by the CGCL, exercise dissenters' rights and receive cash for their shares of FlowPoint Stock in an amount equal to the fair value of the FlowPoint Stock as determined pursuant to such procedures. The failure of a dissenting shareholder of FlowPoint to follow the appropriate procedures will result in the termination or waiver of such rights. In the event that a FlowPoint shareholder who attempts to exercise dissenters' rights should fail to make a proper demand for payment or otherwise lose his or her status as a dissenting shareholder, such FlowPoint shareholder shall be entitled to receive from Cabletron the same number of shares of Cabletron Common Stock that such FlowPoint shareholder would have received in the Merger if he or she had not attempted to exercise dissenters' rights. See "The Merger--Dissenters' Rights."

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING CABLETRON AND ITS BUSINESS. FLOWPOINT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THESE RISK FACTORS PRIOR TO APPROVING THE MERGER. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CABLETRON'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY CABLETRON ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

  Competition; Margin. The data networking industry is intensely competitive and subject to increasing consolidation. Competition in the data networking industry has increased in recent periods, and Cabletron expects competition to continue to increase significantly in the future from its current competitors, as well as from potential competitors that may enter Cabletron's existing or future markets. Cabletron's competitors include many large domestic and foreign companies, as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cabletron. Cabletron's primary competitors in the data networking industry are Cisco Systems, Inc., Bay Networks, Inc. and 3Com Corporation. Several large telecommunications equipment companies, including Lucent Technologies, Inc., Nokia Corp. and Northern Telecom Ltd, have begun to compete in the data networking industry and have recently made investments in or acquired several smaller data networking companies. Companies in the data networking industry compete upon the basis of price, technology, and brand recognition. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which could materially and adversely affect Cabletron's business, financial condition, and operating results and increase fluctuations in operating results. Competitors may introduce new or enhanced products that offer greater performance or functionality than Cabletron's products. There can be no assurance that Cabletron will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cabletron will be able to respond effectively to technological changes, new standards or product announcements by competitors. Any failure to do so may have a material adverse effect on Cabletron's business, financial condition and results of operations. As the data networking industry has grown and matured, customers' purchasing decisions have been increasingly influenced by brand recognition. If Cabletron is unable to develop competitive brand recognition, Cabletron's business may be adversely affected.

  Cabletron's current and potential competitors have pursued and are continuing to pursue a strategy of acquiring data networking companies possessing advanced networking technologies. The acquisition of these companies allows Cabletron's competitors to offer new products without the lengthy time delays associated with internal product development. As a consequence, competitors are able to more quickly meet the demand for advanced networking capabilities, as well as for so-called "end-to-end" networking solutions. These acquisitions also permit potential competitors, such as telecommunications companies, who lack data networking products and technologies, to more quickly enter data networking markets. The greater resources of the competitors engaged in these acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. There is significant competition among Cabletron and its competitors for the acquisition of data networking companies possessing advanced technologies. As a consequence of this competition, as well as other factors, the prices paid to acquire such companies is typically extremely high relative to the assets and sales of such companies. The greater resources of Cabletron's current and potential competitors will enable them to compete more effectively for the acquisition of such companies. In addition to acquiring other companies, Cabletron's competitors frequently invest in early-stage data networking companies in order to secure access to advanced technologies under development by such companies, to enhance the ability to subsequently acquire such companies and to deter other competitors from obtaining such access or performing such acquisitions. Cabletron expects that competition will increase substantially as a result of the continuing industry consolidations.

  In the past, Cabletron has relied upon a combination of internal product development and partnerships with other networking vendors to broaden its product line to meet the demand for "end-to-end" enterprise-wide solutions. Acquisitions of or investments in other data networking companies by Cabletron's competitors may limit Cabletron's access to commercially significant technologies, and thus its ability to offer products that meet its customers' needs. Compaq Computer Corporation's acquisition of Digital Equipment Corporation ("Digital") demonstrates the difficulties of partnering with other companies. Cabletron acquired the Network Products Business unit ("NPB") of Digital in part to gain access to the Digital brand name, Digital's worldwide sales force, and Digital's worldwide service and support organization. Compaq, as part of its integration of Digital, may eliminate the Digital brand name and may materially change the structure of Digital's sales force and service and support organizations. Further, Compaq sells its own brand of computer networking products and this may reduce its need to rely on Cabletron to supply it with computer networking products. These factors make it more difficult for Cabletron to achieve the anticipated benefits of its acquisition of the NPB and its partnership with Digital.

  In addition to the effects of competition, Cabletron's margins may also decrease as a result of a shift in product mix toward lower margin products, increased sales through lower margin reseller sales channels, increased component costs and increased expenses, including increased research and development and sales, general and administrative costs, which may be necessary in future periods to meet the demands of greater competition. For example, as a result of its acquisition of the NPB, Cabletron expects a higher percentage of its sales to be made through resellers, which may have the effect of reducing Cabletron's margin on those sales, as well as, to a lesser extent, Cabletron's overall margins. Margins in any given period may be adversely affected by additional factors. See "Risk Factors--Fluctuations in Operating Results."

  Fluctuations in Operating Results. A variety of factors may cause period-to-period fluctuations in the operating results of Cabletron. Such factors include, but are not limited to: (i) the rate of growth of the markets for Cabletron's products, (ii) competitive pressures, including pricing, brand and technological competition, (iii) availability of components, including unique integrated circuits, (iv) adverse effects of delays in the establishment of industry standards, including delays or reductions in customer orders, delays in new product introductions and increased expenses associated with standards compliance, (v) delays by Cabletron in the introduction of new or enhanced products, (vi) changes in product mix, (vii) delays or reductions in customer purchases in anticipation of the introduction of new products by Cabletron or its competitors and (viii) instability of the international markets in which Cabletron sells its products. For example, Cabletron has been experiencing decreased sales for its older line of so-called "shared media" products. The period-to-period rate of decrease has been greater in certain periods than in others and has been difficult to predict. Backlog as of any particular date is not indicative of future revenue due, in part, to the possibility of order cancellations, customer requested delivery delays, shifting purchasing patterns and inventory level variability. In particular, Cabletron has been experiencing longer sales cycles for its core products as a result of the increasing dollar amount of customer orders and longer customer planning cycles. Also, in the recent past, Cabletron has experienced backend loading of its quarterly sales, making the predictability of the quarterly results highly speculative. These factors, together with increased competition, have led to an increase in sales variability and a decrease in Cabletron's ability to predict aggregate sales demand for any given period. These factors have increased the possibility that the operating results for a quarter could be materially adversely affected by the failure to obtain or delays in obtaining a limited number of large customer orders, due, for example, to cancellations, delays or deferrals by customers. Cabletron plans to continue to invest in research and development, sales and marketing and technical support staff in anticipation of future revenue growth. If growth in Cabletron's revenues in any quarter fails to match Cabletron's expense levels, its earnings and margins would be materially adversely affected. There can be no assurance that net sales will not decrease in future quarters. Any decrease in net sales could have a material adverse affect on Cabletron's business, financial condition and results of operations. As expenses are relatively fixed in the near term, Cabletron may not be able to adjust expense levels to match any shortfall in revenues. As the industry becomes more competitive and standards-based, Cabletron is facing greater price competition from its competitors. If Cabletron does not respond with lower production costs, pricing pressures could adversely affect future earnings. Accordingly, past results may not be indicative of future results. There can be no assurance that the announcement or introduction of new products by Cabletron or its competitors, or a change in industry standards, will not cause customers to defer or cancel purchases of Cabletron's existing products, which could have a material adverse effect on Cabletron's business, financial condition or results of operations. The market for Cabletron's products is evolving. The rate of growth of the market and the resulting demand for Cabletron's recently introduced products is subject to a high level of uncertainty. If the market fails to grow or grows more slowly than anticipated, Cabletron's business, financial condition or results of operations would be materially adversely affected.

  Realignment. Cabletron incurred a pre-tax charge in the fourth quarter of fiscal 1998 of $35.0 million ($21.5 million, after-tax) related to a realignment of its business operations. The realignment includes general expense reductions through the elimination of duplicate facilities, consolidation of related operations, reallocation of resources, including the elimination of certain existing projects, and personnel reduction. Cabletron may encounter difficulties in achieving the expense reductions intended as a result of the realignment due to, among other factors, additional costs associated with, for example, relocations and employee severance, the need to maintain certain essential, but underutilized, facilities, and delays in implementing planned reductions. Any such difficulties in achieving expense reductions may result in a failure to realize the full amount of the annualized cost savings which is intended to be achieved through the realignment. Any such additional costs may result in charges related to Cabletron's realignment in future quarters.

  In addition to the realignment, Cabletron has defined and is currently implementing a new management structure. The new management structure includes the creation of certain new senior officer positions and the realignment of certain management structures. The implementation of the new management structures, the realignment referred to above and Cabletron's recent acquisitions have required the dedication of Cabletron's existing management resources. There can be no assurance that such disruption will not continue in future quarters. Any such disruption could have a material adverse effect on Cabletron's business, operating results or financial condition. Over time, the loss of the personnel, facilities and other resources eliminated through the expense reductions may adversely impact Cabletron's ability to generate expected revenue levels.

  Acquisition Strategy. Cabletron has addressed the need to develop new products, in part, through the acquisition of other companies and businesses. Acquisitions, such as the acquisition of the NPB from Digital and the proposed acquisitions of FlowPoint, NetVantage and the CSG, involve numerous risks including difficulties in assimilating the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which competitors have established market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of such companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be exacerbated by the necessity of coordinating geographically separated organizations. The efforts required to successfully integrate acquired companies require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cabletron. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on the business and results of operations of Cabletron. The acquisition of early stage companies, such as FlowPoint, poses risks in addition to those identified above. Such companies often have limited operating histories, limited or no prior sales, and may not yet have achieved profitability. In addition, the technologies possessed by such companies are often unproven. The development and marketing of products based upon such technologies may require the investment of substantial time and resources and, despite such investment, may not result in commercially saleable products or may not yield revenues sufficient to justify Cabletron's investment. Further, aggressive competitors often undertake initiatives to attract customers and to recruit key employees of acquired companies through various incentives. In addition to FlowPoint, NetVantage and CSG, Cabletron has stated that it will continue to explore other possible acquisitions in the future. Multiple acquisitions during a period increases the risks identified above, including in particular the difficulty of integrating the acquired businesses and the distraction of management from the day-to-day business activities of Cabletron.

  Cabletron has recently acquired several product lines previously marketed by Digital's NPB pursuant to Cabletron's acquisition of the NPB. Cabletron's sales of the NPB products are subject to numerous risks. Cabletron's success will be dependent upon its continued development of products that are compatible with and meet the needs of the NPB's installed base of end-user customers, many of whom have made a substantial investment in existing Digital's NPB network infrastructure. Substantially all of the NPB's revenues have historically been derived from sales by Digital's worldwide sales force and certain major third party resellers. Under Digital, the NPB had no direct sales force to end users (Digital's direct sales force resides in an independent business unit), and Cabletron is not acquiring any portion of Digital's sales force. Under the Reseller and Services Agreement dated as of November 24, 1997 between Cabletron and Digital, Digital has agreed to resell certain Cabletron products, including the NPB products, and has contractually committed to purchase certain minimum volumes of Cabletron products for resale and internal use. Based on historical revenues of Cabletron, it is expected that Digital will account for substantially in excess of ten percent (10%) of Cabletron's revenues for fiscal 1999. Any failure by Digital to purchase the committed product volumes would have a material adverse impact on Cabletron's business, results of operations and financial condition. In addition, a substantial portion of the NPB's revenues have historically been derived from sales through third party resellers. Cabletron has traditionally derived a smaller portion of its revenues from sales through resellers and, as a consequence, has less experience managing reseller relationships. There can be no assurance that the NPB's resellers will continue to purchase the NPB products from Cabletron or, if they do, that the volume of such purchases will not decline significantly. The products to be sold by Cabletron through Digital's sales force and the NPB's resellers, including the NPB products and certain Cabletron products, may be sold under the Digital brand name and, in many cases, will be specifically adapted for use in existing Digital hardware platforms. Cabletron has limited experience managing the marketing and distribution of a line of products under a brand name or for hardware platforms other than its own. There exists no alternative market for such products. A higher than expected rate of return from resellers, Cabletron's failure to adequately manage the marketing and distribution of such products, or the loss of material resellers or a material decline in sales volume through the NPB resellers, could have a material adverse effect on Cabletron's business, results of operations or financial condition.

  Retention and Integration of Key Employees. The success of the Merger is dependent on the retention and integration of the key management, engineering and other technical employees of FlowPoint. Competition for qualified personnel in the networking industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While it is anticipated that Cabletron will implement retention arrangements for the key employees of FlowPoint, there can be no assurance that such key employees will remain with FlowPoint following the Merger. The loss of services of any of such key employees of FlowPoint could materially and adversely affect Cabletron's business, financial condition and results of operation.

  Volatility of Stock Price. As is frequently the case with the stocks of high technology companies, the market price of Cabletron's stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by Cabletron or its competitors, expenses or other difficulties associated with assimilating companies or businesses that have been or may in the future be acquired by Cabletron, changes in the mix of sales channels, the timing of significant customer orders (the average dollar amount of customer orders has increased in recent periods), and macroeconomic conditions generally, may have a significant impact on the market price of the stock of

Cabletron. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of Cabletron's stock in any given period.

  Technological Changes. The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Cabletron may be required to make significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating routing, switching, hub, network management and remote access technologies will grow at the rate expected by Cabletron, that Cabletron will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Cabletron will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new product and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Cabletron's business, operating results and financial condition may be materially and adversely affected if Cabletron encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Cabletron must also continue to enhance its existing products and there is no assurance that it will be able to do so. In addition, the demand for traditional "shared media" hubs such as Cabletron's basic MMAC product have been experiencing declines over the last few years, and there can be no assurance that such decline will not accelerate. A portion of future revenues will come from new products and services. Cabletron cannot determine the ultimate effect that new products will have on its revenues, earnings or stock price.

  Product Protection and Intellectual Property. Cabletron's success depends in part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

  Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against Cabletron, and there can be no assurance that such claims will not be successful or that third parties will not assert such claims against Cabletron in the future. Patents have been granted recently on fundamental technologies incorporated in Cabletron's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed by third parties which, if issued as patents, could relate to Cabletron's products. In addition, participants in Cabletron's industry also rely upon trade secret law. Cabletron could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on Cabletron's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block Cabletron's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Cabletron's business, financial condition and results of operations.

  Dependence on Suppliers. Cabletron's products include certain components, including application specific integrated circuits ("ASICs"), that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships. The NPB products will initially be manufactured by Digital and a third-party contract manufacturer, SCI Technologies, Inc. The failure of either party to continue to manufacture the NPB products or to deliver the NPB products in time for Cabletron to meet its delivery requirements could have a material adverse effect on Cabletron's business, financial condition and results of operations.

  Legal Proceedings. Since October 24, 1997, nine stockholder class action lawsuits have been filed against Cabletron and certain officers and directors of Cabletron in the United States District Court for the District of New Hampshire. The complaints allege that Cabletron and several of its officers and directors disseminated materially false and misleading information about Cabletron's operations and acted in violation of Section 10(b) and Rule 10b-5 of the Exchange Act during the period between March 3, 1997 and December 2, 1997. The complaints further allege that certain officers and directors profited from the dissemination of such misleading information by selling shares of Cabletron Common Stock during this period. The complaints do not specify the amount of damages sought on behalf of the class. On March 3, 1998, the United States District Court for the District of New Hampshire granted the motion to consolidate the nine class action complaints against Cabletron and its officers and directors into one class action. The legal costs incurred by Cabletron in defending itself and its officers and directors against this litigation, whether or not it prevails, could be substantial, and in the event that the plaintiffs prevail, Cabletron could be required to pay substantial damages. This litigation may be protracted and may result in a diversion of management and other resources of Cabletron. The payment of substantial legal costs or damages, or the diversion of management and other resources, could have a material adverse effect on Cabletron's business, financial condition or results of operations.

  Year 2000-compliance. Historically, certain computer programs have been written using two digits rather than four digits to define year. This could result in computers recognizing a date using "00" as the year 1900 rather than the year 2000, resulting in potential major system failures or miscalculations. To address the above-mentioned Year 2000 issues and concerns, Cabletron has established a "Year 2000 Task Force" to lead and coordinate all of its global Year 2000 activities. This task force is accountable to provide the necessary leadership, tools and knowledge required by all operating units to become Year 2000 compliant. The task force is currently testing all hardware, firmware and software developed and sold by Cabletron for Year 2000 Compliance in accordance with Cabletron's Year 2000 Policy Statement. In addition, the Year 2000 Task Force is conducting a global assessment of Cabletron's essential computer systems and is making reasonable efforts to ensure that Cabletron's information technology infrastructure will not be adversely affected by the turn of the century. Currently, Cabletron has no reasonable estimate of the amount of out-of-pocket costs which may be incurred to address Year 2000 issues for its products and internal infrastructure. At this time, Cabletron cannot reasonably estimate the potential impact on its financial position and operations if key suppliers, customers and other constituents do not become Year 2000-compliant on a timely basis.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data of Cabletron have been derived from its Consolidated Financial Statements, and should be read in conjunction with Cabletron's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cabletron's Consolidated Financial Statements and Notes thereto incorporated by reference in this Proxy Statement/Prospectus. The selected financial data of FlowPoint as of March 31, 1996, 1997 and 1998 and for the years ended March 31, 1996, 1997 and 1998 are derived from the unaudited financial statements of FlowPoint that have been prepared in accordance with generally accepted accounting principles that are included elsewhere in this Proxy Statement/Prospectus and reflect all adjustments, consisting only of normally recurring adjustments, necessary for the fair presentation of the information for the periods presented. The selected financial data of FlowPoint as of March 31, 1994 and 1995 and for the period from May 28, 1993 (inception) to March 31, 1994 and for the year ended March 31, 1995, have been derived from FlowPoint's unaudited financial statements prepared in accordance with generally accepted accounting principles not included herein. The selected financial data of FlowPoint set forth below should be read in conjunction with FlowPoint's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and FlowPoint's unaudited financial statements included elsewhere in this Proxy Statement/Prospectus.

                                   CABLETRON

                                                                               THREE MONTHS ENDED
                                 YEAR ENDED THE LAST DAY OF FEBRUARY,                MAY 31,
                          --------------------------------------------------- ------------------------
                             1998        1997       1996      1995     1994      1998          1997
                          ----------  ---------- ---------- -------- -------- ----------    ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $1,377,330  $1,406,552 $1,100,349 $833,218 $602,486 $  365,747    $  362,688
Income (loss) from oper-
 ations.................    (239,081)    320,278    206,935  237,016  176,503   (158,316)       84,596
Net income (loss).......    (127,062)    222,125    144,485  156,574  118,321   (152,300)       58,824
Net income (loss) per
 share-basic............  $    (0.81) $     1.43 $     0.95 $   1.08 $   0.82 $    (0.93)   $     0.38
Weighted average number
 of shares
 outstanding-basic......     157,686     155,207    151,525  145,125  143,692    163,394       156,857
Net income (loss) per
 share-diluted..........  $    (0.81) $     1.40 $     0.93 $   1.07 $   0.81 $    (0.93)   $     0.37
Weighted average number
 of shares outstanding-
 diluted................     157,686     158,933    155,171  147,017  146,567    163,394       159,503
                                        LAST DAY OF FEBRUARY,                        MAY 31,
                          --------------------------------------------------- ------------------------
                             1998        1997       1996      1995     1994      1998          1997
                          ----------  ---------- ---------- -------- -------- ----------    ----------
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........  $  561,400  $  675,102 $  485,152 $381,758 $258,463 $  561,844    $  725,910
Total assets............   1,606,327   1,306,855    996,908  702,200  502,377  1,567,617     1,425,229
Total stockholders'
 equity.................     989,020   1,081,498    809,886  593,942  425,719  1,002,182     1,151,800

  Included in the three month period ended May 31, 1998 are special charges of $158.3 million (net of tax) ($150.0 million for in-process research and development and $8.3 million for integration costs) in connection with the Yago acquisition.

  Included in fiscal 1998 results are special charges related to the acquisition of Digital's Network Products Group and the implementation of a strategic realignment plan consisting of $235.2 million and $21.5 million, respectively (net of tax). Included in fiscal 1997 and fiscal 1996 results are $39.2 million and $60.8 million (net of tax) of special charges items related to all acquisitions for each fiscal year, respectively.

                                   FLOWPOINT

                                                                  PERIOD FROM
                                   YEAR ENDED MARCH 31,           MAY 28, 1993
                               --------------------------------  (INCEPTION) TO
                                1998     1997     1996    1995   MARCH 31, 1994
                               -------  -------  ------  ------  --------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $ 3,744  $ 3,491  $  432  $  427      $  208
Income (loss) from
 operations..................   (1,797)  (1,359)   (995)    (95)          2
Net income (loss)............   (1,799)  (1,362)   (992)    (95)          1
Net income (loss) per share-
 basic and diluted...........  $ (0.43) $ (0.41) $(0.43) $(0.07)     $0.001
Weighted average number of
 shares outstanding-basic and
 diluted.....................    4,150    3,333   2,323   1,335         833
                                                MARCH 31,
                               ------------------------------------------------
                                1998     1997     1996    1995        1994
                               -------  -------  ------  ------  --------------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..............  $ 1,048  $ 1,829  $  676  $  138      $   25
Total assets.................    4,446    2,814   1,246     230          88
Total stockholders' equity...    1,185    1,979     784     138          26

  The FlowPoint weighted average number of shares outstanding, used in the above calculations, include both common stock and preferred stock, as the FlowPoint Preferred Stock will be converted into FlowPoint Common Stock in a 1:1 conversion prior to the merger.

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Cabletron and FlowPoint and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a purchase accounting basis assuming the issuance of approximately .6585278 shares of Cabletron Common Stock in exchange for each share of FlowPoint Common Stock (based on an assumed Cabletron Stock Price of $12.569). This data should be read in conjunction with the Selected Historical Financial Data and the separate financial statements of Cabletron and FlowPoint included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                    THREE MONTH PERIOD ENDED    YEAR ENDED
                                          MAY 31, 1998       FEBRUARY 28, 1998
                                    ------------------------ -----------------
HISTORICAL PER CABLETRON SHARE:
Net loss...........................          $(0.93)              $(0.81)
Book value.........................          $ 5.78               $ 6.02
                                                                YEAR ENDED
                                                              MARCH 31, 1998
                                                             -----------------
HISTORICAL PER FLOWPOINT SHARE(2):
Net loss ..........................                               $(0.43)
Book value.........................                               $ 0.27
                                                                YEAR ENDED
                                                             FEBRUARY 28, 1998
                                                             -----------------
PRO FORMA COMBINED PER CABLETRON
 SHARE(1)(2):
Net loss...........................                               $(0.80)
Book value.........................                               $ 6.15
                                                                YEAR ENDED
                                                              MARCH 31, 1998
                                                             -----------------
EQUIVALENT PRO FORMA COMBINED PER
 FLOWPOINT SHARE(1)(2):
Net loss...........................                               $(0.53)
Book value.........................                               $ 4.05

--------
(1) The equivalent Pro Forma combined per FlowPoint share amounts are calculated by multiplying the Pro Forma combined per Cabletron share amounts by an assumed initial exchange ratio of .6585278 shares of Cabletron Common Stock for each share of FlowPoint Stock. This initial exchange ratio was based upon a "Cabletron Stock Price" of $12.569, defined as the average, rounded to the nearest one-thousandth (.001), of the daily closing sales prices of Cabletron Common Stock, from July 6, 1998 to July 17, 1998. Due to the daily fluctuation of the daily closing sales price of Cabletron Common Stock, the actual conversion rate may increase or decrease.

(2) The FlowPoint shares, used in the above calculations, include both common stock and preferred stock, since the shares of FlowPoint Preferred Stock will be converted into FlowPoint Common Stock in a 1:1 conversion prior to the Merger.

                          MARKET PRICE PER SHARE DATA

FLOWPOINT

  There is not an established trading market for the FlowPoint Stock. On the FlowPoint Record Date, there were 22 holders of record of FlowPoint Common Stock and 9 holders of record of FlowPoint Preferred Stock.

DIVIDEND POLICY

  Neither Cabletron nor FlowPoint has ever paid a cash dividend and each of Cabletron and FlowPoint currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

RECENT CLOSING PRICES

  The high and low sale prices per share of the Cabletron Common Stock as reported on the NYSE on June 9, 1998, the last trading day before the announcement of the proposed Merger, were $13.125 and $12.625. The last
reported sale price per share of the Cabletron Common Stock on July   , 1998,
the latest practicable trading day before the printing of this Proxy Statement/Prospectus, was $[ ].

  Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of FlowPoint Common Stock may receive in the Merger, if any, may increase or decrease following the receipt of such shares. If Cabletron elects to make a payment to FlowPoint shareholders in the form of Cabletron Common Stock, the number of shares paid will be equal to the cash value of the payment divided by the average closing price of Cabletron Common Stock on the NYSE Composite Tape for the 10 trading days ending two trading days prior to the payment date. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors--Volatility of Stock Price".

                           FLOWPOINT SPECIAL MEETING

TIME, PLACE AND DATE

  The FlowPoint Special Meeting will be held on August , 1998 at the law offices of Cooley Godward LLP, legal counsel to FlowPoint, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, commencing at 10:00 a.m., Pacific Time.

MATTERS TO BE CONSIDERED AT THE FLOWPOINT SPECIAL MEETING

  At the FlowPoint Special Meeting, holders of shares of FlowPoint Stock will consider and vote upon (1) a proposal to approve and adopt the Plan of Merger, the related Merger Agreement, the Merger, and the transactions contemplated thereby, by which FlowPoint would become a wholly owned subsidiary of Cabletron and to approve an amendment to the Articles of Incorporation of FlowPoint (the "Articles Amendment") to cause all shares of FlowPoint Preferred Stock to automatically convert into shares of FlowPoint Common Stock immediately prior to the closing of the Merger (the "Closing") (collectively, the "Merger Proposal"), and (2) such other matters as may properly be brought before the FlowPoint Special Meeting. The Board of Directors of FlowPoint has approved the Plan of Merger, the Merger Agreement, the Merger and the transactions contemplated thereby and the Articles Amendment and recommends a vote FOR approval of the Merger Proposal by the shareholders of FlowPoint.

VOTING AT THE FLOWPOINT SPECIAL MEETING; RECORD DATE

  The FlowPoint Board of Directors has fixed July , 1998 as the record date (the "FlowPoint Record Date") for the determination of the FlowPoint shareholders entitled to notice of and to vote at the FlowPoint Special Meeting. Accordingly, only holders of record of shares of FlowPoint Stock on the FlowPoint Record Date will be entitled to notice of and to vote at the FlowPoint Special Meeting. As of the FlowPoint Record Date, there were outstanding 1,730,430 shares of FlowPoint Common Stock held by 22 holders of record and 2,626,667 shares of FlowPoint Preferred Stock held by 9 holders of record. Each holder of record of shares of FlowPoint Common Stock on the FlowPoint Record Date is entitled to cast one vote per share on the proposal to approve the Merger Proposal and on any other proposal properly submitted for the vote of the FlowPoint shareholders, either in person or by properly executed proxy, at the FlowPoint Special Meeting. Each holder of record of shares of FlowPoint Preferred Stock on the FlowPoint Record Date is entitled to cast one vote per share on the Merger Proposal and on any other proposal properly submitted for the vote of the FlowPoint shareholders, either in person or by properly executed proxy, at the FlowPoint Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of both the FlowPoint Common Stock and the FlowPoint Preferred Stock entitled to vote is necessary to constitute a quorum at the FlowPoint Special Meeting.

  The approval and adoption by FlowPoint shareholders of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Common Stock, voting separately as a class, and the affirmative vote of the holders of a majority of the outstanding shares of FlowPoint Preferred Stock, voting separately as a class.

  Abstentions will be included in determining the number of shares present and at the meeting for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter. Therefore, abstentions will have the same effect as votes against such proposal.

  Approval of the Merger Proposal shall constitute approval of the terms of the Plan of Merger, including, without limitation, (i) the appointment by the shareholders of FlowPoint of Charles Waggoner as representative of the FlowPoint shareholders thereunder (the "Shareholders' Representative") and
(ii) the agreement by the shareholders, subject to certain limitations, to indemnify Cabletron, Merger Sub and FlowPoint for up to $2.4 million against certain damages, including, without limitation, those related to breaches of representations and warranties of FlowPoint.

  As of the FlowPoint Record Date, directors and executive officers of FlowPoint and their affiliates (excluding Cabletron) were the record owners of 1,502,610 shares, or approximately 86.9% of the outstanding shares of FlowPoint Common Stock and 500,000 shares, or approximately 19% of the outstanding shares of FlowPoint Preferred Stock. As of the FlowPoint Record Date, Cabletron had the right to vote 1,866,667 shares or approximately 71.1% of the outstanding shares of FlowPoint Preferred Stock and no shares of FlowPoint Common Stock. Each of the directors and executive officers of FlowPoint who held shares of FlowPoint Stock as of the FlowPoint Record Date and their affiliates (excluding Cabletron) has executed a voting agreement and irrevocable proxy in favor of Cabletron authorizing Cabletron to vote all the outstanding shares of FlowPoint Stock over which he or she has voting control to approve the Merger Proposal.

PROXIES

  All shares of FlowPoint Stock which are entitled to vote and are represented at the FlowPoint Special Meeting by properly executed proxies received prior to or at the FlowPoint Special Meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Merger Proposal (including approval and adoption of the Plan of Merger, the Merger Agreement, the Merger, the Articles Amendment and the transactions contemplated thereby). The Board of Directors of FlowPoint knows of no matters to be presented at the FlowPoint Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the FlowPoint Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the FlowPoint Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of FlowPoint, at or before the taking of the vote at the FlowPoint Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of FlowPoint before the taking of the vote at the FlowPoint Special Meeting, or (iii) attending the FlowPoint Special Meeting and voting in person (although attendance at the FlowPoint Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to FlowPoint Corp., 180 Knowles Drive, Suite 100, Los Gatos, California 95030, Attention: Secretary, or hand delivered to the Secretary of FlowPoint at or before the taking of the vote at the FlowPoint Special Meeting.

  All expenses of this solicitation will be borne by FlowPoint and each of Cabletron and FlowPoint will bear their costs of preparing this Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Cabletron and FlowPoint in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and FlowPoint will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  FLOWPOINT SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. FLOWPOINT SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                                  THE MERGER

GENERAL

  The Plan of Merger provides for the merger of Merger Sub, a wholly owned subsidiary of Cabletron, with and into FlowPoint, with the result that FlowPoint would become a wholly owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the FlowPoint shareholders and the other conditions specified in the Plan of Merger must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. FlowPoint shareholders are urged to read the Plan of Merger in its entirety.

CONVERSION OF SHARES

  Immediately prior to the Merger, pursuant to the Articles of Incorporation of FlowPoint, as amended by the Articles Amendment, each share of FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock, FlowPoint Series C Preferred Stock and FlowPoint Series D Preferred Stock will be converted into one share of FlowPoint Common Stock. Upon the consummation of the Merger, each share of FlowPoint Common Stock issued and outstanding immediately prior to the Merger (excluding any shares owned by Cabletron) will be automatically converted into the right to receive the Merger Consideration. The "Merger Consideration" means at the Effective Time (as defined below) and at the three-month, six-month and nine-month anniversaries of the Effective Time (or earlier if Cabletron so elects) (each a "Payment Date") the holder of a share of FlowPoint Common Stock shall be entitled to receive, at Cabletron's election, either (a) cash equal to the Stock Consideration divided by four (representing the four disbursements) divided by the total number of outstanding shares of FlowPoint Stock (not including shares of FlowPoint Stock owned by Cabletron) at the time of the Closing, or (b) the number of shares of Cabletron Common Stock equal to the cash amount arrived at under (a) divided by the applicable Cabletron Stock Price (as defined below). The "Stock Consideration" equals $24,578,443 multiplied by a fraction equal to (x) the total number of outstanding shares of FlowPoint Stock (not including shares of FlowPoint Stock owned by Cabletron) at the time of Closing divided by (y) the number arrived at under (x) plus the number of shares of FlowPoint Stock issuable upon exercise of all outstanding options for FlowPoint Stock. The "Cabletron Stock Price" means the average, rounded to the nearest one-thousandth dollar ($.001), of the daily closing sales prices of Cabletron Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Cabletron and FlowPoint) for the ten consecutive full trading days ending on and including the day two trading days prior to the Effective Time or the relevant Payment Date, whichever is applicable. In the event that any shares of Cabletron Common Stock issuable at the Effective Time or on a Payment Date would not be immediately eligible for resale by affiliates of FlowPoint in accordance with paragraph (d) of Rule 145 under the Securities Act, then the distribution of Merger Consideration on such date shall be made entirely in cash.

  In the event of a consolidation, merger or reorganization of Cabletron with or into any other entity in which the stockholders of Cabletron immediately prior to the closing of such event own less than 50% of Cabletron's voting power immediately after such event or a sale or other disposition of all or substantially all of Cabletron's assets (an "Acquisition of Cabletron"), then all remaining Payment Dates, if any, shall be accelerated and shall occur concurrently with the closing of the Acquisition of Cabletron.

CONVERSION OF FLOWPOINT OPTIONS

  Upon consummation of the Merger, each then-outstanding FlowPoint Option granted under FlowPoint's 1994 Stock Option Plan (the "FlowPoint Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Cabletron and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the FlowPoint Stock Option Plan prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Cabletron Common Stock ("Cabletron Shares") equal to the number of shares of FlowPoint Common Stock subject to such option multiplied by a fraction, the numerator of which is $24,578,443 divided by the Cabletron Stock Price as of the Effective Time and the denominator of which is the total number of outstanding shares of FlowPoint Stock (not including shares owned by Cabletron) plus the number of shares of FlowPoint Common Stock issuable upon exercise of all options granted under the FlowPoint Stock Option Plan. The exercise price per share for such assumed option shall be equal to (x) the aggregate exercise price for FlowPoint Common Stock otherwise purchasable pursuant to such FlowPoint Option divided by (y) the number of Cabletron Shares such assumed option may acquire (as calculated in the previous sentence). Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed FlowPoint Options.

  As of the date of this Proxy Statement/Prospectus, 479,044 shares of FlowPoint Common Stock were subject to outstanding FlowPoint Options. Upon the assumption of such FlowPoint Options by Cabletron upon consummation of the Merger and assuming a Cabletron Stock Price of $12.50 per share, approximately 317,205 shares of Cabletron Common Stock will be subject to such options.

EXCHANGE OF CERTIFICATES

  As soon as reasonably practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each FlowPoint shareholder (other than Cabletron) for use in exchanging FlowPoint Stock certificates for the Merger Consideration. Upon surrender of a FlowPoint Stock certificate for cancellation to Boston Equiserve, the exchange agent in connection with the Merger, or such other agent or agents as may be appointed by Cabletron, together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor the applicable cash amount or certificates representing the number of whole shares of Cabletron Common Stock that such holder has the right to receive in accordance with computation of the requisite amount of stock payable as Merger Consideration, as set forth above, on such payment date. It is a condition to the consummation of the Merger that all FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock, FlowPoint Series C Preferred Stock and FlowPoint Series D Preferred Stock convert into FlowPoint Common Stock immediately prior to the Effective Time. At such time, each outstanding FlowPoint Series A Preferred Stock certificate, FlowPoint Series B Preferred Stock certificate, FlowPoint Series C Preferred Stock certificate and FlowPoint Series D Preferred Stock certificate shall be deemed to evidence the ownership of the number of whole shares of FlowPoint Common Stock into which such share of FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock, FlowPoint Series C Preferred Stock or FlowPoint Series D Preferred Stock, as the case may be, shall have been converted. No FlowPoint Common Stock certificates will be issued as a result of such conversion. Accordingly, holders of FlowPoint Series A Preferred Stock, FlowPoint Series B Preferred Stock, FlowPoint Series C Preferred Stock and FlowPoint Series D Preferred Stock certificates, will exchange such certificates as herein provided.

  No fractional shares of Cabletron Common Stock will be issued in the Merger. In lieu of any such fractional share, each holder of FlowPoint Shares who would otherwise have been entitled to a fraction of a Cabletron Share upon surrender of FlowPoint Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the per share closing price on the New York Stock Exchange of Cabletron Common Stock on the date of such payment by (ii) the fractional interest of Cabletron Common Stock to which such holder would otherwise be entitled. No dividends or other distributions with respect to Cabletron Common Stock with a record date after the Effective Time or corresponding Payment Date will be paid to the holder of any unsurrendered FlowPoint Stock certificate with respect to the shares of Cabletron Common Stock represented thereby (in the event Cabletron Common Stock is issued as Merger Consideration) until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such FlowPoint Stock certificate, there will be paid to the record holder of the certificates representing whole shares of Cabletron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time or corresponding Payment Date theretofore payable with respect to such shares of Cabletron Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

  If any certificate for shares of Cabletron Common Stock is to be issued in a name other than that in which the FlowPoint Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the FlowPoint Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cabletron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cabletron Common Stock in any name other than that of the registered holder of the FlowPoint Stock certificate surrendered, or established to the satisfaction of Cabletron or any agent designated by it that such tax has been paid or is not payable.

  All FlowPoint Certificates so surrendered shall forthwith be canceled.

  HOLDERS OF FLOWPOINT STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

NOTIFICATION REGARDING FLOWPOINT OPTIONS

  As soon as practicable after the Effective Time, Cabletron will issue, to each person who immediately prior thereto was a holder of an outstanding FlowPoint Option, a document evidencing the assumption of such FlowPoint Option by Cabletron and setting forth such holder's rights pursuant thereto. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's FlowPoint Option into an option to purchase shares of Cabletron Common Stock. Such FlowPoint Option shall continue in effect on the same terms and conditions other than those modified by such assumption.

EFFECTIVE TIME

  Consummation of the Merger will occur upon the filing of the duly executed and delivered Merger Agreement (as defined in the Plan of Merger and attached thereto as Exhibit 1.2) with the Secretary of State of the State of California, in such form as required by and executed in accordance with the relevant provisions of the CGCL. The filing of the Merger Agreement will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Plan of Merger. The Plan of Merger may be terminated by FlowPoint or Cabletron if the Merger shall not have been consummated by August 31, 1998. The Plan of Merger is also subject to termination upon the occurrence of certain other events. See "The Plan of Merger--Conditions to the Merger" and "--Termination."

BACKGROUND OF THE MERGER; RECOMMENDATION OF FLOWPOINT'S BOARD OF DIRECTORS

  Cabletron has been a principal investor in FlowPoint and has had a representative on FlowPoint's Board of Directors since December 1995. Cabletron has also been FlowPoint's largest customer for FlowPoint's ISDN products during this period.

  During the third quarter of 1997, FlowPoint determined that it would need significant additional capital to expand its sales channels and increase its manufacturing capability in order to successfully market its new line of DSL router networking products. At the time, Cabletron owned approximately 38% of the outstanding capital stock of FlowPoint.

  In November 1997, FlowPoint was approached by a corporation with respect to a potential financing of FlowPoint and by another corporation with respect to a potential acquisition of FlowPoint. On November 19, 1997, Charles Waggoner, President and Chief Executive Officer of FlowPoint, met with Christopher Oliver, Chief Technology Officer of Cabletron and Cabletron's representative on the Board of Directors of FlowPoint, at FlowPoint's offices to inform Cabletron of such third-party solicitations and to inquire as to Cabletron's interest in an acquisition of FlowPoint. Mr. Oliver requested that FlowPoint deliver a specific written proposal to Cabletron.

  On November 21, 1997, FlowPoint delivered a proposal to Mr. Oliver and Robert Barber, Vice President of Finance, describing FlowPoint's basic terms for a proposed acquisition of FlowPoint by Cabletron and FlowPoint's reasoning for the proposal.

  On November 26, 1997, a telephone conversation was held between Mr. Waggoner and Mr. Barber in which Mr. Barber indicated that Cabletron was interested in potentially acquiring FlowPoint but required additional terms for the acquisition and capitalization information regarding FlowPoint. On December 1, 1997, a draft of a memorandum of understanding and a capital stock summary were delivered by FlowPoint to Mr. Barber.

  On December 15, 1997, Cabletron's counsel delivered a revised copy of the draft memorandum of understanding to FlowPoint, which included a number of additional terms and conditions.

  On January 18, 1998, Cabletron and FlowPoint and certain executive officers of FlowPoint consisting of Charles Waggoner, John Scandalios and Dano Ybarra (the "FlowPoint Officers") executed a Memorandum of Understanding (the "MoU") which provided for the acquisition of FlowPoint by Cabletron. The MoU specified that a definitive agreement for the proposed acquisition was to be entered into by the parties not later than April 30, 1998. Cabletron also agreed pursuant to the MoU to loan FlowPoint up to $2,225,000.

  On April 27, 1998, Cabletron requested certain changes to the terms of the MoU related to the proposed payment structure. After additional negotiations, the parties thereto entered into a Modification to Memorandum of Understanding on April 30, 1998 which incorporated changes to the proposed payments and payment structure and extended the date for entering into a definitive agreement for the proposed acquisition to May 15, 1998.

  On May 9, 1998, a draft copy of the Agreement and Plan of Merger between Cabletron and FlowPoint was delivered to FlowPoint by Cabletron's legal counsel. On May 15, 1998, the parties to the MoU entered into a Second Modification to Memorandum of Understanding to further extend the date for entering into the definitive agreement to May 29, 1998.

  During the following days detailed negotiations took place between Mr. Barber, Mr. Waggoner and the legal counsel for Cabletron and FlowPoint resulting in a number of modifications to the draft Agreement and Plan of Merger. On May 29, 1998, the parties to the MoU entered into a Third Modification to Memorandum of Understanding to extend the date for entering into the definitive agreement to June 30, 1998. On June 8, 1998 a final draft of the Agreement and Plan of Merger was completed.

  On June 9, 1998, a special telephonic meeting of the Board of Directors of FlowPoint was held at which all directors were present. The terms of the proposed acquisition of FlowPoint by Cabletron pursuant to the Merger Proposal, including the final draft of the Agreement and Plan of Merger (herein called the "Plan of Merger") and the Articles of Amendment were presented and discussed in detail. At the meeting, the Board of Directors approved the Merger pursuant to the Merger Proposal related to the acquisition of FlowPoint by Cabletron, including the Plan of Merger, Merger Agreement and the transactions contemplated thereby and the Articles Amendment, as being in the best interest of FlowPoint and recommended to the shareholders of FlowPoint that the Merger Proposal be approved. Of the five board members present, four voted in favor of the Merger Proposal, with Mr. Oliver, the representative of Cabletron, abstaining.

  On June 10, 1998 a special meeting of the Cabletron Board of Directors was held in which a quorum of directors was present. Mr. Benson reported to the Board on the status of the negotiations between Cabletron and FlowPoint. Mr. Benson discussed the business of the Company and how its products and engineering capabilities would complement those of Cabletron. Mr. Barber also discussed the terms of the Merger Agreement, which had previously been distributed to the directors, including Cabletron's option to pay in cash or stock and in four installments. The terms of the Merger Agreement which had previously been distributed to the directors were also discussed. After further discussion and analysis, the members of the Board present at the meeting unanimously voted to proceed with the Merger and to approve the Merger Agreement and the transactions contemplated thereby.

  The Plan of Merger was executed by Cabletron, Merger Sub and FlowPoint on and as of June 10, 1998.

FLOWPOINT'S REASONS FOR THE MERGER

  In approving the Merger Proposal, including, the Merger, the Plan of Merger, the Merger Agreement and the transactions contemplated thereby and the Articles Amendment, the FlowPoint Board of Directors considered a number of factors, including:

    (i) The business, results of operations, properties and financial condition of FlowPoint and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of FlowPoint, including management's view of the business and financial prospects for FlowPoint if it were to remain independent, taking into account FlowPoint's continued losses from operations, its requirements for additional funding, its current position in the Customer Premise Equipment market for xDSL products and its size and resources as compared to its competitors;

    (ii) Information available to them about Cabletron, its business, size, market characteristics of Cabletron Common Stock and other matters based, in part, on information provided by management of FlowPoint as a result of meetings with Cabletron's management;

    (iii) The relatively limited breadth and depth of FlowPoint's product offerings at a time when the market and many of FlowPoint's competitors are moving toward a model of offering full "end-to-end" system solutions in the xDSL networking market;

    (iv) The opportunity to access Cabletron's sales channels for the distribution of FlowPoint's products, particularly in internal markets where FlowPoint has limited distribution and support channels;

    (v) The terms of the Plan of Merger, including the fact that the consideration to be received by shareholders of FlowPoint is taxable and is payable, at Cabletron's election, in the form of cash and/or Common Stock of Cabletron;

    (vi) The belief that the terms of the Plan of Merger, including the termination fee provisions, were fair and were unlikely to unduly discourage third parties from making proposals to acquire FlowPoint subsequent to signing the Plan of Merger;

    (vii) The consideration to be received by shareholders of FlowPoint under the Plan of Merger represents a premium of approximately 290% over the price per share paid by Cabletron in March 1997 for FlowPoint Series C Preferred Stock;

    (viii) The exchange of FlowPoint Common Stock for, at Cabletron's election, cash and/or Common Stock of Cabletron will give current FlowPoint shareholders cash and/or publicly listed shares that trade on the New York Stock Exchange in place of illiquid FlowPoint Common Stock;

    (ix) The termination provisions of the Plan of Merger, provided that Cabletron would receive no fee upon termination of the Plan of Merger under certain circumstances, including the withdrawal of the Board of Directors' recommendation with respect to the Merger; and

    (x) The financial resources of Cabletron, which are significantly greater than those of FlowPoint.

  The FlowPoint Board of Directors also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and (iii) other risks described above under "Risk Factors." The FlowPoint Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

  The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them.

CABLETRON'S REASONS FOR THE MERGER

  The Cabletron Board of Directors arrived at its unanimous decision to approve the Plan of Merger after consideration of a number of significant factors. Among those factors were:

    (i) FlowPoint's focus on DSL router technology is highly complementary to Cabletron's LAN/WAN technology;

    (ii) Cabletron's expectation that the market for DSL routers will be one of the more rapidly growing segments of the WAN market for the next several years;

    (iii) The ability to leverage the research and development capabilities of FlowPoint by combining its research and development efforts and personnel with those of Cabletron to improve and increase product development; and

    (iv) Cabletron's expectation that Internet services providers and telecommunications companies will continue to deploy DSL technology and that its purchase of FlowPoint will help increase its sales to such entities.

  In addition, the Cabletron Board of Directors considered, among other matters (i) information concerning Cabletron's and FlowPoint's respective business, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by FlowPoint shareholders in the Merger and the relationship between the market value of Cabletron Common Stock that Cabletron may issue in exchange for each share of FlowPoint Common Stock and Cabletron's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (iv) the belief that the terms of the Plan of Merger, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable; and (v) the ability of Cabletron to devote management time and energy to the integration and assimilation of FlowPoint's business and organization should the Merger be consummated.

  The Cabletron Board of Directors also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, and (iii) other risks described above under "Risk Factors." The Cabletron Board of Directors believed that these risks were outweighed by the potential benefits to be gained by the Merger.

  In view of the wide variety of factors considered by the Cabletron Board of Directors, the Cabletron Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in approving the Plan of Merger and Merger. However, after taking into account all the factors set forth above, the Cabletron Board of Directors determined that the Plan of Merger and Merger were in the best interests of Cabletron and its stockholders and that Cabletron should proceed with the Plan of Merger and the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the FlowPoint Board of Directors with respect to the Merger, shareholders of FlowPoint should be aware that certain officers and directors of FlowPoint have interests in the Merger, including those referred to below, that present them with potential conflicts of interests. In particular, Charles Waggoner, the President of FlowPoint; Dano Ybarra, Vice President, Marketing of FlowPoint; and John Scandalios, Vice President, Sales of FlowPoint (the "FlowPoint Officers") have each entered into employment agreements with Cabletron that take effect at the Effective Time. One of the members of the Board of Directors of FlowPoint is also an officer of Cabletron. The FlowPoint Board of Directors was aware of the potential conflicts associated with these matters and considered them along with the other matters described in "The Merger--Background of the Merger; Recommendation of FlowPoint's Board of Directors" and "--FlowPoint's Reasons for the Merger."

  It is a condition to the consummation of the Merger that the FlowPoint Officers enter into employment agreements with Cabletron and that such agreements be in force at the Effective Time.

  The terms of the employment agreements between Cabletron and each of the FlowPoint Officers (the "Employment Agreements") are substantially identical with the exception of the compensation arrangements and the duration of employment.

  Each Employment Agreement commences at the Effective Time and continues (i) until May 1, 2001 for Charles Waggoner and Dano Ybarra or (ii) until May 1, 1999 as to employment and May 1, 2000 as to consulting for John Scandalios, and provides that the employee will perform such duties and responsibilities as the Board of Directors of Cabletron may designate. The employee is obligated to work for Cabletron on a full-time basis and not to engage in any other business activity directly related to the business of Cabletron except as may be approved by Cabletron. The employee will be paid a base salary per annum (as set forth below) and is eligible to receive from Cabletron an annual employment bonus as set forth in the Employment Agreement. The employee will receive a stock option to purchase shares of Cabletron's Common Stock, granted pursuant and subject to Cabletron's 1998 Equity Incentive Plan, upon the start of such employee's employment. The employee is eligible to participate in Cabletron's employee benefit plans from time to time in effect for Cabletron employees generally. The employee is obligated to assign all intellectual property related to the business of Cabletron developed or conceived by the employee during the employment term to Cabletron and is restricted by confidentiality provisions. Pursuant to the Employment Agreement, the employee also agrees, during the term of employment with Cabletron not to engage in any business activity competitive with the business conducted or being planned to be conducted by Cabletron (or its subsidiaries or affiliates). Furthermore, during the employee's term of employment with Cabletron and for one year after the termination of the employee's employment, the employee agrees not to engage in any business activity competitive with any business conducted or being planned to be conducted by FlowPoint. In addition, the Employment Agreement obligates the employee not to solicit employees of Cabletron for a period ending on the date that is the later of (i) twelve (12) months after the termination of the employee's employment or (ii) twenty-four (24) months from the date of the commencement of the employee's employment. For a period of (12) months from the date of the employee's termination of employment, the employee agrees not to solicit business from any customer of Cabletron made known to the employee during his employment with Cabletron. Under the Employment Agreement, in the event Cabletron terminates the employee without cause, or in the event the employee terminates his or her employment as a result of, among other things, a material diminution in the nature or scope of the employee's responsibilities or duties, until the earliest of (i) the conclusion of a period equal to the remainder of the then-current term of the employee's employment, or (ii) the conclusion of a period of twelve (12) months following the date of termination, the employee will be entitled to payment of their base salary at the rate in effect on the date of termination, payment of a pro-rata portion of the employee's bonus, and (subject to any employee contribution applicable to the employee on the date of termination) continued contribution by Cabletron to the cost of the employee's participation in the Cabletron's group medical and dental insurance plans, provided that the employee is entitled to continue such participation under applicable law and plan terms.

  Under the terms of his employment agreement, Mr. Waggoner's base salary is $125,000, and he will receive a stock option to purchase up to 100,000 shares of Cabletron Common Stock. Under the terms of his employment agreement Mr. Ybarra's base salary is $150,000, and he will receive a stock option to purchase up to 75,000 shares of Cabletron Common Stock. Under the terms of his employment agreement, Mr. Scandalios's base salary is $125,000, and he will receive a stock option to purchase up to 75,000 shares of Cabletron Common Stock.

  Pursuant to the Plan of Merger, Cabletron has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of FlowPoint as provided in its Restated Certificate of Incorporation or Bylaws shall continue in full force and effect for a period of not less than six years from the Closing Date.

  In addition, as of the FlowPoint Record Date, Cabletron owned 1,166,667 shares, or 100%, of the FlowPoint Series C Preferred Stock, and 700,000 shares, or 100%, of the FlowPoint Series D Preferred Stock. Assuming the conversion of the FlowPoint Preferred Stock, Cabletron would own 1,866,667 shares, or approximately 42.8%, of the FlowPoint Common Stock. As of the FlowPoint Record Date, the directors and officers of FlowPoint and their affiliates (other than Cabletron) owned 1,502,610 shares, or approximately 86.9%, of the outstanding FlowPoint Common Stock; 200,000 shares, or 50%, of the FlowPoint Series A Preferred Stock; 300,000 shares, or approximately 83.3%, of the FlowPoint Series B Preferred Stock and none of the FlowPoint

Series C Preferred Stock and Series D Preferred Stock, for a total of 500,000 shares, or approximately 19% of the FlowPoint Preferred Stock. Assuming the conversion of the FlowPoint Preferred Stock, the directors and officers of FlowPoint and their affiliates (other than Cabletron) would own 2,002,610 shares, or approximately 46.0%, of FlowPoint Common Stock. One member of the Board of Directors of FlowPoint is also an officer of Cabletron. Each of the officers and directors of FlowPoint who held shares of FlowPoint Stock as of the FlowPoint Record Date and their affiliates (other than Cabletron) has executed an irrevocable proxy in favor of Cabletron, authorizing Cabletron to vote for all the outstanding shares of FlowPoint Stock over which he, she or it has voting control in favor of the Merger Proposal. After giving effect to the irrevocable proxies and including its own equity interest in FlowPoint, Cabletron has the right to vote (i) 1,502,610 shares, or approximately 86.9%, of the outstanding FlowPoint Common Stock, (ii) 200,000 shares, or 50%, of the FlowPoint Series A Preferred Stock, (iii) 300,000 shares, or approximately 83.3%, of the FlowPoint Series B Preferred Stock, (iv) 1,166,667 shares, or 100%, of the FlowPoint Series C Preferred Stock, (v) 700,000 shares, or 100%, of the FlowPoint Series D Preferred Stock, for a total of 2,366,667 shares, or approximately 90.1% of the FlowPoint Preferred Stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following summary discusses the material federal income tax consequences of the Merger to the shareholders of FlowPoint. This summary is not a complete description of all the tax consequences of the Merger and does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, corporate shareholders which are collapsible corporations, non-United States persons, shareholders who acquired shares of FlowPoint Common Stock pursuant to the exercise of options or otherwise as compensation (except as provided below), shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or shareholders who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. This summary is based upon the Code, currently applicable Treasury regulations (the "Regulations"), published administrative rulings and court decisions all as of the date hereof. All of the foregoing are subject to change either prospectively or retroactively, and any such change could affect the continuing validity of the tax consequences described below. No information is provided herein with respect to the tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction. This summary discusses only the federal income tax consequences of the Merger and does not discuss the tax consequences of any other transaction, including the conversion of preferred stock of FlowPoint into FlowPoint Common Stock that is a condition to the consummation of the Merger.

  No ruling from the Internal Revenue Service (the "IRS") concerning the federal income tax consequences of the Merger will be requested. The tax consequences set forth in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

  EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

  Taxable Sale of FlowPoint Common Stock. The exchange of FlowPoint Common Stock for the Merger Consideration pursuant to the Merger has been structured to be a taxable sale of each shareholder's FlowPoint Common Stock. Accordingly, each FlowPoint shareholder will realize gain or loss equal to the difference between the shareholder's adjusted tax basis in his or her FlowPoint Common Stock and the sum of the fair market value of the Closing Date payment and the tax present value (as described in "Imputed Interest" below) at the effective time of the subsequent payments (the "Deferred Payments"). Such gain or loss will be a capital gain or loss if the FlowPoint Common Stock was held as a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder held his or her FlowPoint Common Stock for more than one year. Under recently enacted legislation, long-term capital gain will in general be subject to a maximum federal tax rate of 20% for noncorporate taxpayers.

  Imputed Interest. Any Deferred Payment received by a FlowPoint shareholder will be bifurcated into an interest component and a principal component under the imputed interest rules. The portion of each Deferred

Payment that will be treated as a payment of principal is determined by discounting the payment back from the Payment Date to the Closing Date at the lowest "applicable federal rate" for short-term debt instruments, as published by the IRS, over the three-month period ending on the Closing Date. The remainder of each Deferred Payment will be treated as interest. Amounts treated as interest will be includable in the taxable income of the shareholder as ordinary income in accordance with his or her method of accounting. For a cash method taxpayer, such amounts will be included as ordinary income in the taxable year in which they are received under the rules applicable to obligations with a maturity date of not more than one year from the date of issue. Because Cabletron can elect to make Deferred Payments in Cabletron Common Stock or cash, Cabletron will not be entitled to a deduction for the portion of any payment that is characterized as interest.

  Installment Sale Treatment. Assuming at least one Payment Date will occur after the taxable year in which the Closing Date occurs, gain (but not loss) realized by a FlowPoint shareholder will be recognized over time as payments are received under the installment sale method (unless a shareholder opts out of the installment sale rules or is otherwise ineligible for installment sale treatment). The amount of gain that will be recognized by a FlowPoint shareholder upon the receipt of a payment will be equal to the product of the amount of the payment (excluding any portion thereof treated as imputed interest) multiplied by the "gross profit percentage." The gross profit percentage is equal to (i) the excess of the sum of all payments (including the Closing Date payment but excluding imputed interest) over the shareholder's adjusted tax basis in his or her FlowPoint Common Stock, divided by (ii) the sum of all such payments.

  Certain transactions can accelerate the recognition of gain under the installment sale method, including any disposition or pledge of an installment obligation or the grant of a security interest therein. Additionally, a shareholder that reports gain under the installment sale method may be required to pay interest on the deferred tax liability. In general, if the total face amount of all installment obligations held by a FlowPoint shareholder (including the right to receive Deferred Payments) exceeds at the close of a taxable year $5 million, interest as additional tax is required to be paid on the deferred tax liability at the underpayment rate under section 6621(a)(2) of the Code multiplied by the percentage of such face amount in excess of $5 million.

  The installment sale rules will not apply to a FlowPoint shareholder if the shareholder realizes a loss on the sale, if all Payment Dates occur within the taxable year in which the Closing Date occurs, if the shareholder elects out of the installment sale method of reporting gain or is otherwise ineligible for installment sale treatment. In general, if the installment sale rules do not apply, a shareholder will recognize any gain or loss on the Closing Date.

  This discussion assumes that the right to receive the Deferred Payments will not be readily tradable and will not be treated as a contingent obligation for purposes of the installment sale rules or the imputed interest rules. Although the Deferred Payments can be offset for indemnification claims pursuant to Merger Agreement, based on the current expectations of the management of FlowPoint, the likelihood that any Deferred Payment will be reduced is remote. Accordingly, Cabletron intends to take the position that the Deferred Payment obligation does not give rise to a contingent obligation within the meaning of the Regulations. If the IRS were to take the position that the Deferred Payment obligation is a contingent obligation, FlowPoint shareholders could be required to redetermine the amount and timing of interest and gain recognized. Moreover, if a Deferred Payment were actually reduced by the amount of an indemnification claim pursuant to the Merger Agreement, shareholders could be required to redetermine the amount and timing of interest and gain recognized. In such an event, shareholders should consult with their own tax advisors regarding the application of the imputed interest and installment sale rules.

  Disqualifying Dispositions. Shareholders who acquired their FlowPoint Common Stock pursuant to the exercise of an incentive stock option, as defined in section 422 of the Code ("ISO"), that was either (i) exercised within one year of the Closing Date or (ii) granted within two years of the Closing Date, will be subject to the Code's "disqualifying disposition" rules. As a result, such shareholders will recognize ordinary income in 1998 (regardless or whether or not they have elected out of the installment method) equal to the lesser of
(i) the excess of the fair market value of such FlowPoint Common Stock on the date of exercise over the shareholder's adjusted basis in the stock or (ii) the shareholder's actual gain, if any, on the exchange (i.e., the excess, if any, of the amount received upon disposition over the shareholder's adjusted basis in the stock). The remainder of the gain, if any, or loss, if any, will be reported in accordance with the rules described above, except that for purposes of reporting any gain on the installment method, a shareholder's basis in his or her FlowPoint Common Stock will be increased by the amount of the ordinary income recognized.

  Tax Basis and Holding Period With Respect to Cabletron Common Stock Received. To the extent the Closing Date payment is made in Cabletron Common Stock rather than cash, the amount realized with respect to such stock will be equal to the fair market value of the stock as of the Closing Date. A shareholder's aggregate basis in such Cabletron Common Stock will equal its fair market value as of the Closing Date and the holding period for such stock will begin the day after the Closing Date.

  The amount realized by a FlowPoint shareholder with respect to a Deferred Payment made in Cabletron Common Stock rather than cash will be equal to the fair market value of the Cabletron Common Stock as of the Payment Date. A shareholder's aggregate basis in such Cabletron Common Stock will equal its fair market value as of the Payment Date and the holding period for such stock will begin the day after the Payment Date.

  Dissenting Shareholders. FlowPoint shareholders who exercise their dissenters' rights under law with respect to their FlowPoint Common Stock and who do not own any shares of Cabletron Common Stock (either actively or constructively within the meaning of section 318 of the Code) following the receipt of such cash, will generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's adjusted tax basis in the FlowPoint Common Stock. Such gain or loss will be a capital gain or loss if the FlowPoint Common Stock was held as a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder held his or her FlowPoint Common Stock for more than one year. Under recently enacted legislation, long-term capital gain will in general be subject to a maximum federal tax rate of 20% for noncorporate taxpayers.

  Information Reporting and Backup Withholding. Certain noncorporate FlowPoint shareholders may be subject to backup withholding at a rate of 31% on the gross proceeds received pursuant to the Merger. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on a substitute Form W-9, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty.

  THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, FLOWPOINT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

  The transaction effectuated by the Merger is expected to be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method, the acquiring company determines the fair value of assets acquired and liabilities assumed; any premium paid over fair value is reflected on the acquiror's balance sheet as an intangible asset.

GOVERNMENTAL FILINGS

  Cabletron and FlowPoint do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Merger Agreement required to be filed with the Secretary of State of the State of California in accordance with the CGCL and the filing of the Registration Statement with the Commission of which this Proxy Statement/Prospectus is a part.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATE LETTERS

  The Cabletron Common Stock to be issued in the Merger has been or will be registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by shareholders of FlowPoint or Cabletron who are deemed to control or be under common control with FlowPoint or Cabletron, respectively ("Affiliates"). Affiliates of FlowPoint may not sell their shares of Cabletron Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cabletron may not sell any shares of Cabletron Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act.

STOCK EXCHANGE LISTING

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

DIVIDENDS

  FlowPoint is not permitted under the terms of the Plan of Merger to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Plan of Merger until the earlier of the termination of the Plan of Merger or the Effective Time. Further, neither Cabletron nor FlowPoint has ever paid a cash dividend and Cabletron currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, does not anticipate paying cash dividends in the foreseeable future.

DISSENTERS' RIGHTS

  THE FOLLOWING SUMMARY OF DISSENTERS' RIGHTS UNDER CALIFORNIA LAW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CGCL, THE COMPLETE TEXT OF WHICH IS ATTACHED HERETO AS ANNEX B. FAILURE TO FOLLOW STRICTLY THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. A FLOWPOINT SHAREHOLDER WHO VOTES FOR APPROVAL OF THE PLAN OF MERGER WILL NOT HAVE A RIGHT TO DISSENT FROM THE PLAN OF MERGER.

  Pursuant to Chapter 13 of the CGCL, each holder of FlowPoint stock as of the FlowPoint Record Date is entitled to demand and receive payment of the fair value of all or any portion of such holder's shares of FlowPoint Stock owned by such holder if the Merger is consummated. The fair value of such shares is determined as of June 9, 1998, the last trading day before the first announcement of the terms of the Merger. Any FlowPoint shareholder who elects to perfect such holder's dissenters' rights and demands payment of the fair value of such holder's shares of FlowPoint Stock must strictly comply with Chapter 13 of the CGCL. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the CGCL, the text of which is attached hereto as ANNEX B and is incorporated herein by reference. Any holder of shares of FlowPoint Stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenting rights will not be available unless and until the Merger is consummated.

  Within 10 days after the date of approval of the Merger, FlowPoint will mail, to each FlowPoint shareholder who did not vote in favor of the Merger, a notice (the "Notice") of the approval of the Merger by the FlowPoint shareholders, accompanied by a copy of Sections 1300-1304 of the CGCL. The Notice shall also state the price determined by FlowPoint to be the fair market value of the dissenting shares and a brief description of the procedure to be followed by a shareholder who elects to dissent.

  Any dissenting FlowPoint shareholder who desires that FlowPoint purchase his or her shares of FlowPoint Stock must make written demand upon FlowPoint for the purchase of such shares. The demand must be made no later than 30 days after the Notice was mailed to the shareholder. The FlowPoint shareholder's demand must state the number and class of shares held of record by the FlowPoint shareholder which the shareholder demands that FlowPoint purchase, as well as a statement by the FlowPoint shareholder as to what such holder thinks the fair market value of such share was as of the day prior to the announcement of the Merger. The statement of fair market value constitutes an offer by the FlowPoint shareholder to sell the shares at such price. Failing to return the executed proxy does not constitute such written demand.

  Within the same 30-day period following the mailing of the Notice, the dissenting shareholder must submit to FlowPoint for endorsement certificates for any shares which the FlowPoint shareholder demands FlowPoint purchase. If FlowPoint and the FlowPoint shareholder agree upon the price of the dissenting shares, the dissenting FlowPoint shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the FlowPoint shareholder and FlowPoint or the date the contractual conditions to the Merger are satisfied.

  If FlowPoint and the shareholder cannot agree as to the fair market value or as to the fact that such shares are dissenting shares, such FlowPoint shareholder may file within six months of the date of mailing of the Notice a complaint with the California Superior Court for the County of Santa Clara demanding judicial determination of such matters. FlowPoint will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the FlowPoint shareholder's rights as a dissenter are lost.

  Dissenting shares lose their status as such if (i) FlowPoint abandons the Merger; (ii) the shares are transferred or are surrendered for conversion into shares of another class; (iii) the FlowPoint shareholder and FlowPoint do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the Notice was mailed; or (iv) the dissenting FlowPoint shareholder withdraws, with the consent of FlowPoint, his or her demand for purchase of the dissenting shares.

  At the Effective Date, the shares of FlowPoint held by an FlowPoint shareholder exercising his or her dissenters' rights will be canceled, and such shareholder will be entitled to no further rights except the right to receive payment of the fair value of such holder's shares of FlowPoint Stock. However, if the FlowPoint shareholder fails to perfect or withdraws or loses such holder's rights as a dissenter with respect to such holder's shares of FlowPoint Stock, such holder's shares of FlowPoint Stock will be exchanged for Cabletron Common Stock as provided in the Plan of Merger.

                  CONVERSION OF THE FLOWPOINT PREFERRED STOCK

  It is a condition to the consummation of the Merger that all FlowPoint Preferred Stock be converted into FlowPoint Common Stock prior to the Effective Time. Shares of FlowPoint Preferred Stock may be converted into FlowPoint Common Stock, at any time, at the election of the holder of such shares. In addition, approval of the Merger Proposal includes approval of an amendment to the Articles of Incorporation of FlowPoint (the "Articles Amendment"), in substantially the form provided in Annex C hereto, which has been approved by the FlowPoint Board of Directors and upon approval by the FlowPoint Shareholders of the Merger Proposal and filing of the Amendment with the Secretary of State of California, would cause all FlowPoint Preferred Stock to be automatically converted into FlowPoint Common Stock immediately prior to the Closing of the Merger pursuant to the Plan of Merger.

  The FlowPoint Preferred Stock converts into a number of shares of FlowPoint Common Stock determined by the conversion ratio for each series of preferred stock as provided in the Articles of Incorporation of FlowPoint. The conversion ratio for each series of FlowPoint Preferred Stock was initially 1:1 and is subject to adjustment due to stock splits, recapitalizations, reorganizations and certain dilutive stock issuances. As of the date of this Proxy Statement/Prospectus the conversion ratio for each series of FlowPoint Preferred Stock is 1:1. Accordingly, holders of FlowPoint Preferred Stock would receive one share of FlowPoint Common Stock for each share of FlowPoint Preferred Stock converted. FlowPoint is prohibited by the terms of the Plan of Merger from taking any action from the date hereof until the Effective Time without the consent of Cabletron which would cause the above conversion ratio to be adjusted.

  The FlowPoint Preferred Stock has certain preferences relative to the FlowPoint Common Stock with respect to the distribution of assets upon the liquidation or winding upon of FlowPoint, as well as, in the case of the Series A Preferred Stock, certain redemption rights. The rights, preferences and other characteristics of the

FlowPoint Preferred Stock are more fully set forth elsewhere in this Proxy Statement/Prospectus. See "Comparison of Stockholder Rights."
                              THE PLAN OF MERGER

  The description of the Plan of Merger set forth below does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger, a copy of which is attached to this Proxy Statement/Prospectus as ANNEX A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Plan of Merger. FlowPoint shareholders are urged to read the full text of the Plan of Merger.

  For a description of the conversion of FlowPoint shares into the right to receive the Merger Consideration, see "The Merger--Conversion of Shares" and "--Exchange of Certificates."

REPRESENTATIONS AND WARRANTIES

  The Plan of Merger contains various representations and warranties of the parties, including representations by FlowPoint relating to (i) its organization and qualification to do business, (ii) the full force and effect of its Articles of Incorporation and Bylaws, (iii) its capitalization, (iv) its authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) the compliance and permits necessitated by the Merger, (vii) its financial statements, (viii) the absence of certain changes or events, (ix) the absence of undisclosed liabilities, (x) the absence of litigation, (xi) its employee benefit plans and employment agreements, (xii) its labor matters, (xiii) the accuracy of information supplied in this Proxy Statement/Prospectus and the Registration Statement on Form S-4 (the "Registration Statement"), of which it is a part, relating to FlowPoint, (xiv) the absence of restrictions on its business activities, (xv) its title to property, (xvi) the payment of its taxes, (xvii) its environmental matters, (xviii) its intellectual property,
(xix) any interested party transactions, (xx) its insurance, (xxi) its accounts receivable and inventories, (xxii) its equipment, (xxiii) brokerage, finder's or other fees or commissions and (xxiv) the absence of change in control payments. The Plan of Merger also contains representations and warranties of Cabletron and Merger Sub as to (i) their organization and qualification to do business, (ii) the full force and effect of their respective Certificates of Incorporation and Bylaws, (iii) their capitalization, (iv) their authority relative to the Plan of Merger, (v) the conflicts, required filings and consents arising from or necessitated by the Merger, (vi) their SEC filings and financial statements, (vii) the accuracy of information supplied in this Proxy Statement/Prospectus and the Registration Statement of which it is a part relating to Cabletron or Merger Sub, and
(viii) Cabletron's ownership of Merger Sub and the prior activities of Merger Sub. The representations and warranties made by FlowPoint (other than representations and warranties relating to taxes) will survive for a period of eighteen months from the closing date of the Merger.

CONDUCT OF FLOWPOINT'S BUSINESS PRIOR TO THE MERGER

  Under the terms of the Plan of Merger, FlowPoint has agreed that, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, unless Cabletron otherwise agrees in writing, FlowPoint will conduct its business in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by FlowPoint in contemplation of the Merger; and FlowPoint shall use all reasonable commercial efforts to preserve substantially intact the business organization of FlowPoint, to keep available the services of the present officers, employees and consultants of FlowPoint and to preserve the present relationships of FlowPoint with customers, suppliers and other persons with which FlowPoint has significant business relations.

  FlowPoint further agreed that it would not, during the period from the date of the Plan of Merger and continuing until the earlier of the termination of the Plan of Merger or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Cabletron: (a) amend or otherwise change its Amended and Restated Articles of Incorporation or Bylaws, except in connection with the Articles Amendment, (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in FlowPoint (except for (i) the issuance of shares of FlowPoint Common Stock issuable pursuant to FlowPoint Options which were granted under the FlowPoint 1994 Stock Option Plan (the "FlowPoint Stock Option Plan") and are outstanding on the date of the Plan of Merger or (ii) in connection with the conversion of shares of the FlowPoint Preferred Stock into FlowPoint Common Stock); (c) sell, pledge, dispose of or encumber any assets of FlowPoint (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of FlowPoint Common Stock issuable pursuant to (A) FlowPoint Options which were granted under the FlowPoint Stock Option Plan and are outstanding on the date hereof, or (B) the conversion of FlowPoint Preferred Stock into shares of FlowPoint Common Stock), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities or any securities of its subsidiaries including, without limitation, shares of FlowPoint Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of FlowPoint Common Stock, or propose to do any of the foregoing; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 (except for indebtedness to Cabletron and pursuant to existing credit facilities) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchases of fixed assets which are, in excess of an aggregate of $15,000 per week, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this clause (e); (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee, except in connection with the Merger, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, provided FlowPoint may increase wages in the ordinary course of business consistent with FlowPoint's past practice but not more than six percent (6%) for any individual employee; (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of FlowPoint's obligations to Soliton Systems, K.K. or in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of FlowPoint, or incurred in the ordinary course of business and consistent with past practice; or (j) take, or agree in writing or otherwise to take, any of the actions described in (a) through (i) above, or any action which would make any of the representations or warranties of FlowPoint contained in the Merger Agreement untrue or incorrect or prevent FlowPoint from performing or cause FlowPoint not to perform its covenants under the Merger Agreement.

NO SOLICITATION

  The Plan of Merger provides, subject to certain exceptions, that: (a) FlowPoint cannot, directly or indirectly, through any officer, director, employee, representative or agent (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving FlowPoint other than the Merger (each of the foregoing inquiries or proposals referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; (b) FlowPoint shall immediately notify Cabletron after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to FlowPoint in connection with an Acquisition Proposal or for access to the properties, books or records of FlowPoint by any person or entity that informs the Board of Directors of FlowPoint that it is considering making, or has made, an Acquisition Proposal, such notice to Cabletron to be made orally and in writing; (c) FlowPoint was obligated to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Cabletron and Merger Sub) conducted prior to the execution of the Plan of Merger with respect to any of the foregoing and that FlowPoint would not release any third party from the confidentiality provisions of any confidentiality agreement to which FlowPoint is a party; and (d) FlowPoint shall ensure that the officers, directors and employees of FlowPoint and any investment banker or other advisor or representative retained by FlowPoint are aware of the restrictions described above.

CONDITIONS TO THE MERGER

  Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) immediately prior to the Effective Time, the Commission having declared the Registration Statement of which this Proxy Statement/Prospectus is a part, effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus having been initiated or threatened by the Commission;
(b) the Plan of Merger, the Merger, and the Articles Amendment having received the Requisite Approvals (as defined below) and the Conversion shall have been effected; (c) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any pending proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing or any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (d) the absence of any pending or threatened action, suit or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Cabletron from exercising all material rights and privileges pertaining to its ownership of FlowPoint as the surviving corporation or the ownership or operation by Cabletron or any of its subsidiaries of all or a material portion of the business or assets of Cabletron or any of its subsidiaries, or seeking to compel Cabletron or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Cabletron or any of its subsidiaries (including FlowPoint, as the Surviving Corporation, and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement; and (e) the Merger Agreement shall have been executed and delivered by the parties thereto.

  The obligations of Cabletron and Merger Sub to effect the Merger are also subject to the following conditions: (a) the truth and accuracy (in all material respects in the case of those representations and warranties that are not by their express terms qualified by reference to materiality) of the representations and warranties of FlowPoint as of the Effective Time with the same force and effect as if made at and as of such time and the receipt of a certificate to such effect signed by the President of FlowPoint; (b) the performance and compliance in all material respects by FlowPoint with all agreements and covenants required by the Plan of Merger to be performed or complied with by FlowPoint at or prior to the Effective Time and the receipt of a certificate to such effect signed on behalf of FlowPoint by the President and the Chief Financial Officer; (c) FlowPoint having obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and having made all required filings for the due authorization, execution and delivery of the Plan of Merger and the consummation by FlowPoint of the transactions contemplated by the Plan of Merger; (d) the receipt by Cabletron of an opinion from Cooley Godward LLP, counsel to FlowPoint, regarding the validity of certain actions taken by FlowPoint with respect to the Merger; (e) the receipt by Cabletron and the continuing full force and effect of a "Rule 145 Agreement" by each person who is identified as an "affiliate" of FlowPoint; (f) the termination of all existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of FlowPoint of holders of FlowPoint Stock and the receipt of a certificate to such effect signed on behalf of FlowPoint by the President and the Chief Financial Officer; (g) Charles Waggoner, Dano Ybarra, and John Scandalios shall have entered into employment agreements with Cabletron such persons shall be in the employ of FlowPoint as of the Effective Time; (h) in addition to obtaining the shareholders' approvals required for the Plan of Merger, the Merger and the Articles Amendment (the "Requisite Approvals"), shareholders of FlowPoint holding not less than 95% of the FlowPoint Common Stock outstanding immediately prior the Effective Time (assuming that all shares of FlowPoint Preferred Stock have been converted into FlowPoint Common Stock) shall have either (i) voted for and approved each of the Plan of Merger, the Merger Agreement, the Merger, and the Articles Amendment, or (ii) approved each of the Plan of Merger, the Merger Agreement, the Merger, and the Articles Amendment, by written consent; and (i) there shall not have occurred any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances, is likely to be materially adverse to the business, assets, prospects, financial condition or results of operations of FlowPoint or is reasonably likely to delay or prevent the consummation of the transactions contemplated by the Plan of Merger.

  The obligation of FlowPoint to effect the Merger is also subject to the following conditions: (a) the truth and accuracy (in all material respects in the case of those representations and warranties that are not by their express terms qualified by reference to materiality) of the representations and warranties of Cabletron and Merger Sub as of the Effective Time with the same force and effect as if made at and as of such time and FlowPoint shall have received a certificate to such effect signed by the Chief Financial Officer of Cabletron; (b) the performance and compliance by Cabletron and Merger Sub in all material respects with all agreements and covenants required by the Plan of Merger to be performed or complied with by them on or prior to the Effective Time, and FlowPoint shall have received a certificate to such effect signed by the Chairman and Chief Financial Officer of Cabletron; (c) Cabletron and Merger Sub having obtained all material consents, waivers, approvals, authorizations or orders required to be obtained, and having made all required filings, for the authorization, execution and delivery of the Plan of Merger and the consummation by them of the transactions contemplated by the Plan of Merger; (d) the receipt by FlowPoint of the written opinion of Ropes & Gray, counsel to Cabletron, regarding the validity of certain actions taken by Cabletron and Merger Sub with respect to the Merger; and (e) Cabletron having caused the Cabletron shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the NYSE.

TERMINATION

  The Plan of Merger may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of FlowPoint: (a) by mutual written consent duly authorized by the Boards of Directors of Cabletron and FlowPoint; (b) by either Cabletron or FlowPoint if the Merger shall not have been consummated by August 31, 1998 (provided that the right to terminate the Plan of Merger under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Plan of Merger has been the cause of or resulted in the failure of the Merger to occur on or before such date); (c) by either Cabletron or FlowPoint if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Plan of Merger under this clause (c) shall not be available to any party who has not complied with its obligations under the Plan of Merger with respect to taking further actions and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);
(d) by Cabletron or FlowPoint, if the Requisite Approvals shall not have been obtained by August 31, 1998; (e) by Cabletron, if:

(i) the Board of Directors of FlowPoint shall withdraw, modify or change its approval or recommendation of the Plan of Merger, the Merger or the Conversion in a manner adverse to Cabletron or shall have resolved to do so; (ii) the Board of Directors of FlowPoint shall have recommended to the stockholders of FlowPoint an Alternative Transaction (as defined below) or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of FlowPoint Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Board of Directors of FlowPoint recommends that the shareholders of FlowPoint tender their shares in such tender or exchange offer; (f) by Cabletron or FlowPoint, (i) if any representation or warranty of FlowPoint or Cabletron, respectively, set forth in the Plan of Merger shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of FlowPoint or Cabletron, respectively, set forth in the Plan of Merger, such that the conditions to the requisite obligations of Cabletron and Merger Sub or FlowPoint, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to August 31, 1998 by FlowPoint or Cabletron, as the case may be, through the exercise of its reasonable best efforts and for so long as FlowPoint or Cabletron, as the case may be, continues to exercise such reasonable best efforts, neither Cabletron nor FlowPoint, respectively, may terminate the Plan of Merger under this clause, (g) by Cabletron, if any representation or warranty of FlowPoint shall have become untrue such that the condition set forth in the Plan of Merger would not be satisfied, or by FlowPoint, if any representation or warranty of Parent shall have become untrue such that the condition set forth in the Plan of Merger would not be satisfied, in either case other than by reason of a Terminating Breach; (h) by Cabletron, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Cabletron or its affiliates becomes after the date hereof the beneficial owner of 25% or more of the outstanding Shares; or (i) by Cabletron or FlowPoint, if FlowPoint enters into a definitive agreement relating to an Alternative Transaction, meaning any of (i) a transaction pursuant to which any person (or group of persons) other than Cabletron or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from FlowPoint or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving FlowPoint pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of FlowPoint or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of FlowPoint having a fair market value (as determined by the Board of Directors of FlowPoint in good faith) equal to more than 25% of the fair market value of all the assets of FlowPoint immediately prior to such transaction.

  In the event of the termination of the Plan of Merger pursuant to the preceding paragraphs, the Plan of Merger shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except (i) for certain provisions of the Plan of Merger relating to confidentiality and fees and expenses, which shall survive any termination of the Plan of Merger and (ii) nothing in the Plan of Merger shall relieve any party from liability for any breach of the Plan of Merger.

FEES AND EXPENSES

  All fees and expenses incurred in connection with the Plan of Merger and the transactions contemplated by it will generally be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (a) Cabletron will pay the fees and expenses incurred in connection with the printing of the Proxy Statement/Prospectus (including any preliminary materials related thereto and including any registration fees payable to the
SEC) and any amendments or supplements thereto, and (b) FlowPoint shall pay Cabletron, in full satisfaction of FlowPoint's obligations to Cabletron under the Plan of Merger, a fee of $750,000, plus actual, documented and reasonable out-of-pocket expenses of Cabletron relating to the transactions contemplated by the Plan of Merger (including, but not limited to, fees and expenses of Cabletron's counsel, accountants and financial advisers), if Cabletron terminates the Plan of Merger on account of a Terminating Breach by FlowPoint, and FlowPoint enters into a written agreement to consummate an Alternative Transaction within six months after such termination for an aggregate consideration of at least $35,986,257.

INDEMNIFICATION

  Pursuant to the Plan of Merger, the Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of FlowPoint (each, a "FlowPoint Indemnified Party") as provided in its Articles of Incorporation or Bylaws shall continue in full force and effect for a period of not less than six years from the Closing Date, except, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an FlowPoint Indemnified Party's conduct complies with the standards set forth in the Articles of Incorporation or Bylaws of FlowPoint or otherwise shall be made by independent counsel selected by the FlowPoint Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

  The representations and warranties of FlowPoint and Cabletron made in the Plan of Merger (other than representations and warranties of FlowPoint with respect to its authority relating to the Plan of Merger, taxes or environmental matters) and in the documents and certificates delivered in connection with the satisfaction of its closing conditions will survive the Merger for a period of eighteen months from the Closing Date (other than FlowPoint's representations and warranties regarding taxes which shall survive for the applicable statute of limitations) and will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party thereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of the Plan of Merger. No claim for indemnification for breach of a representation or warranty may be commenced after the eighteen-month anniversary of the Closing Date (other than a claim for a breach of a representation or warranty regarding taxes which may be commenced within the applicable statute of limitations), provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  By approving the Plan of Merger and accepting the Merger Consideration, from and after the Effective Time, the shareholders of FlowPoint (other than Cabletron) agree to indemnify, defend, protect, and hold harmless each of Cabletron, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, a "Cabletron Indemnitee") at all times from and after the date of the Plan of Merger from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Cabletron Indemnitee as a result of or incident to (i) any breach of any representation or warranty of FlowPoint (or any meritorious allegation by a third person of facts that, if true, would constitute such a breach) set forth therein or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by a Cabletron Indemnitee within the applicable survival period described above, (ii) any breach or nonfulfillment by FlowPoint, or any noncompliance by FlowPoint with, any covenant, agreement, or obligation contained therein or in any certificate or other document delivered in connection with the satisfaction of its closing conditions (or any meritorious allegation by a third person of facts that, if true, would constitute such a breach) except to the extent waived by Cabletron, (iii) any meritorious claim by a holder or former holder of FlowPoint capital stock or options, warrants or other securities convertible into or exercisable for shares of FlowPoint capital stock (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of FlowPoint; (B) any rights of a shareholder of FlowPoint (other than the right to receive the Merger Consideration pursuant to the Plan of Merger or dissenters' rights under the applicable provisions of the CGCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the Articles of Incorporation or Bylaws of FlowPoint; or (D) any claim that his, her or its shares or Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by FlowPoint, regardless of whether an action, suit or proceeding can or has been made against FlowPoint.

  Promptly after a Cabletron Indemnitee has received notice of or has knowledge of any claim by a person not a party to the Plan of Merger (a "Third Person") or the commencement of any action or proceeding by a

Third Person, the Cabletron Indemnitee shall give Charles Waggoner, who by virtue of shareholder approval of the Plan of Merger will be irrevocably constituted and appointed as the Shareholders' Representative (together with his permitted successors, the "Shareholders' Representative"), written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the Cabletron Indemnitee's right to indemnification pursuant to the Plan of Merger with respect to such claim, action or proceeding, except to the extent that the Shareholders' Representative has, or the shareholders have, been actually prejudiced as a result of such failure. If the Shareholders' Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person, then the Shareholders' Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Cabletron Indemnitee, and the Shareholders' Representative shall be entitled to reimbursement by the surviving corporation. The Cabletron Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Shareholders' Representative shall have assumed the defense pursuant to the preceding sentence provided that counsel for the Shareholders' Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that the Cabletron Indemnitee shall control the defense of any claim or proceeding that in the Cabletron Indemnitee's reasonable judgment could have a material and adverse effect on the Cabletron Indemnitee's business apart from the payment of money damages. The Cabletron Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Shareholders' Representative has not assumed the defense of any claim. Whether or not the Shareholders' Representative shall have assumed the defense of any claim, neither the Cabletron Indemnitee nor the Shareholders' Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. In situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of the indemnification provisions contained in the Plan of Merger but shall not be dispositive of the amount of Damages as between the shareholders of FlowPoint (excluding Cabletron) and the Cabletron Indemnitee.

  The shareholders of FlowPoint (excluding Cabletron) shall not be required to indemnify any Cabletron Indemnitee except to the extent that Damages suffered by such Cabletron Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to the Plan of Merger, exceeds $100,000. The maximum aggregate liability of FlowPoint's shareholders (excluding Cabletron) to provide indemnification for Damages shall be $2,400,000. No shareholder of FlowPoint shall have any personal obligation to indemnify any Indemnitee. Subject to the foregoing limitations on Damages, the aggregate liability of FlowPoint's shareholders (excluding Cabletron) to provide indemnification for Damages shall be allocated among such shareholders on a pro rata basis with respect to each such shareholder's portion of the Merger Consideration.

  Except for acts constituting fraud, intentional misrepresentation or other willful misconduct, the indemnification provided in the Plan of Merger shall be the exclusive remedy of any matter subject to the indemnification under the Plan of Merger, including without limitation, any right of set-off (except that, subject to the limitations on Damages as set forth above, Cabletron may set-off Damages against the portion of the Merger Consideration payable on any Payment Date), and no claim or cause of action with respect to any misrepresentation, breach or default as to any representation, warranty, agreement, covenant, or obligation of FlowPoint contained in the Plan of Merger, shall be enforceable unless made in accordance with the procedures, and, within the time periods, set forth therein.

                             BUSINESS OF FLOWPOINT

GENERAL

  FlowPoint designs, manufactures, and markets a family of digital subscriber line ("DSL") Router networking products. These products are used by individuals and small businesses to provide high speed data access to the Internet and corporate networks.

  FlowPoint is a California corporation founded in May, 1993. Its principal offices are located at 180 Knowles Drive, Suite 100, Los Gatos, California 95030, telephone (408) 364-8300.

THE MARKET

  The market for FlowPoint's products is driven by the need of its customers for higher speed access to the Internet and corporate networks. With the rapid growth of the Internet and the complexity of the information being accessed, FlowPoint believes that there will be an increasing need for networking equipment capable of providing high-speed delivery of Web pages, large file transfers, and multi-media services such as video and voice. In addition, FlowPoint believes that the growth of corporate intranets and the ability of employees to work from remote locations will contribute to the need for remote, high-performance network access to corporate databases, e-mail and electronic services.

  In recent years, most network access has been provided through analog modems, which typically have a maximum data transmission rate of 56 kbps. However, the use of many complex and graphics-intensive applications is limited by such data transmission rates. A set of emerging technologies, known as digital subscriber line technologies, has the potential to provide significantly higher data rates over the same telephone lines that are used for voice and analog modems. DSL technologies offer data rates ranging from 56 kbps to several Mbps and can be operated over the millions of copper twisted pair telephone lines already installed worldwide.

  FlowPoint believes that telephone Local Exchange Carriers ("LECs") and government sponsored phone companies worldwide are committed to deploying DSL technologies and that, due in part to government deregulation, Competitive Local Exchange Carriers ("CLECs"), which are competing with LECs, are beginning to deploy DSL services by co-locating their equipment in the LEC Central Offices and leasing copper lines from LECs. With the deployment of DSL technologies and the advent of commercial DSL services, FlowPoint believes that the number of DSL lines worldwide may grow to several million over the next few years. FlowPoint hopes to capture a sizable portion of the Customer Premise Equipment ("CPE") business by supplying its DSL products to individuals and small businesses.

FLOWPOINT SOLUTIONS

  FlowPoint offers a complete line of DSL Routers which provide Local Area Network ("LAN") shared access to the Internet and corporate networks. These products support several speed variants of DSL and also include sophisticated networking software that routes information through the network, provides data security, and effectively utilizes available bandwidth to reduce customer service costs. FlowPoint provides solutions that utilize the most common forms of DSL including ISDN, IDSL, SDSL, and ADSL. In addition, support for the principal Internet Protocol ("TCP/IP"), Novell IPX and IEEE bridging provide its users with a choice among the most commonly used networking protocols.

FLOWPOINT PRODUCTS

  FlowPoint currently offers the following products:

  FlowPoint 128 ISDN Routers -
    Provides dial-up connections to ISDN switches in use throughout the world.

  FlowPoint 144 IDSL Routers -
    Uses ISDN type modems but provides permanent connections to the network at up to 144 kbps.

  FlowPoint 2200 SDSL Routers -
    Uses Symmetric Digital Subscriber Line (SDSL) modems capable of providing symmetric data services into a network at rates up to 1.1 Mbps.

  FlowPoint 2000 & 2500 ADSL Routers -
    Uses Asymmetric Digital Subscriber Line (ADSL) modems capable of providing asymmetric data services of up to 8 Mbps to the user and up to 1.1 Mbps from the user.

  FlowPoint 2025 ATM Routers -
    Provides Ethernet LAN to ATM WAN conversion between local area frame-based networks and wide area cell-based networks.

  All FlowPoint products use FlowPoint's proprietary software routing technology, which enables interoperability with many manufacturers' network devices and protocols. In addition, FlowPoint's products include network management, security, and bridge/routing features.

MARKETING AND SALES

  The end users of FlowPoint's products are primarily individuals, small businesses, and branch offices of larger corporations. FlowPoint traditionally has made use of various distribution channels in reaching its end users.

  The majority of FlowPoint's product sales to date have been through private label OEM channels. Under such OEM arrangements, FlowPoint sells its products in volume, labeled with the OEM brand name. Typically, such OEM customers sell FlowPoint products as part of a larger system. FlowPoint private label customers include Cabletron Systems, Inc., Soliton Systems K.K. (Japan), Xyplex Systems, and Diamond Lane Communciations.

  FlowPoint also distributes its products through resellers in the United States and internationally under the FlowPoint brand name. Beginning in early 1998, FlowPoint started selling its products directly to end users through its Internet Web site.

SERVICE AND SUPPORT

  All customer service and support is provided by FlowPoint from its Los Gatos, California offices. FlowPoint provides training and technical support for its OEM customers and distributors. FlowPoint also provides telephone support to end users of its products. Warranty and billable repair, RMA processing, and swap out agreements are provided to customers under various plans.

PRODUCT DEVELOPMENT

  FlowPoint has developed various technologies for low cost, high quality, multi-user CPE. FlowPoint's hardware is based on high performance, single chip, integrated communication processors manufactured by Motorola. FlowPoint CPE devices are LAN attached bridge/routers designed so that many users can simultaneously share digital services. FlowPoint products are housed in small, hard-tooled enclosures that include an internal AC/DC power supply.

  FlowPoint's software technology has resulted in the development of "plug & play" features together with interoperability with all major supplier's equipment located at both Central Offices (COs) and Network Service Provider sites. FlowPoint provides common networking protocols such as TCP/IP and Novell IPX routing together with IEEE bridging in its products. Product development has been, and FlowPoint expects will continue to be, focused on features within the TCP/IP protocol suite used in the Internet.

MANUFACTURING

  FlowPoint has its own manufacturing facilities and staff. FlowPoint's facilities are capable of manufacturing customized private label products for a variety of customers. All products are currently built from the same electronic and mechanical subassemblies. Major subassemblies are assembled and tested by outside vendors.

  FlowPoint currently has a production capacity of approximately 3,000 units a month.

QUALITY

  FlowPoint maintains an independent quality organization reporting to the President. FlowPoint emphasizes close coordination with its OEM customers to achieve the high quality levels required for "Dock-To-Stock" operation, minimizing customer processing and associated costs. FlowPoint intends to continue to improve its processes and vendor qualification, implement customer satisfaction surveys, and institute internal and supplier auditing in order to develop a set of objective quality measures.

COMPETITION

  Although there is currently no dominant supplier of DSL CPE, because of the recent emergence of DSL technology, FlowPoint faces intense competition from a number of companies, many of which are larger and have greater resources then FlowPoint. Additionally, some of these companies offer a broader range of products than FlowPoint, and as a result, such competitors may appear more attractive to potential customers of FlowPoint.

  Currently, FlowPoint believes its major competitors to include Cisco Systems ("Cisco") and Ascend Communications ("Ascend"). These companies have broad remote access product lines and offer both CPE and central site products. Ascend maintains a strong position in the Internet access area while Cisco has a strong presence in the corporate sales area where it is able to provide its customers with broad, end-to-end solutions. In addition 3Com Corporation has recently announced products that are competitive with FlowPoint's offerings.

  FlowPoint believes that in order to compete successfully in the United States under its own name brand, it must focus on Internet access applications using its new "Factor Direct" channel. FlowPoint's strategy is to provide small- and medium-sized businesses with superior price performance solutions and responsive support. Through promotion, strategic advertising, order processing, installation/technical support, software delivery, and customer communications via the Internet, FlowPoint hopes to compete with larger companies by providing a superior, cost-effective product combined with responsive support. At the same time, FlowPoint expects to continue its current practice of supplying its products through its OEM/private label partners who possess complete product lines and greater resources.

EMPLOYEES

  As of June 1, 1998, FlowPoint had 27 employees of whom nine were in engineering, seven were in marketing and sales, seven were in manufacturing, and four were in administration.

FACILITIES

  FlowPoint leases approximately 10,000 square feet in two buildings in Los Gatos, California. Annual leases are in place for both facilities that expire on October 1, 1998.

              FLOWPOINT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Financial Statements of FlowPoint and related Notes thereto contained elsewhere in this Proxy Statement/Prospectus.

GENERAL

  Since its inception in May 1993, FlowPoint has been engaged in the design, manufacture, and sale of software and hardware for the computer networking industry. FlowPoint has a fiscal year ending on March 31. FlowPoint has a limited history of operations with most of its growth occurring in fiscal 1997 and 1998 when its ISDN and DSL products went into production. Until 1997, FlowPoint was a development stage company. FlowPoint has experienced significant operating losses since inception. As of March 31, 1998, FlowPoint had an accumulated deficit of $4.2 million.

RESULTS OF OPERATIONS

 Fiscal Years Ended March 31, 1996, 1997 and 1998

  Net Sales. Net sales were approximately $432,000, $3.5 million and $3.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases of approximately 708% from fiscal 1996 to fiscal l997 and approximately 7% from fiscal 1997 to fiscal 1998. The growth in net sales from fiscal 1996 to fiscal 1997 was primarily due to increases in sale of FlowPoint's ISDN products primarily in the form of private label sales to Cabletron Systems, Inc. and Soliton Systems K.K. in Japan. The growth in total net sales from fiscal 1997 to fiscal 1998 was primarily due to initial sales of FlowPoint's DSL products offset by decreased sales of ISDN products due to price competition and slower ISDN growth in some key areas of the United States.

  Gross Profit/Margin. Gross profit was approximately $112,000, $866,000 and $1.2 million in fiscal 1996, 1997 and 1998, respectively, representing increases of approximately 669% from fiscal 1996 to fiscal 1997 and approximately 34% from fiscal 1997 to fiscal 1998. Gross margin (gross profit as a percentage of net sales) was approximately 26%, 25% and 31% in fiscal 1996, 1997 and 1998, respectively. The small decrease in gross margin from fiscal 1996 to fiscal 1997 was primarily due to decrease in high margin software license revenue. The increase in gross margin from fiscal 1997 to fiscal 1998 was primarily due to change in product mix from lower margin ISDN units to higher margin ADSL products.

  Operating Expenses. Operating expenses were approximately $1.1 million, $2.2 million and $3.0 million in fiscal 1996, 1997 and 1998, respectively, representing increases of approximately 101% from fiscal 1996 to fiscal 1997 and approximately 33% from fiscal 1997 to fiscal 1998. The increase in operating expenses from fiscal 1996 to fiscal 1997 was primarily due to hiring of additional personnel in the manufacturing group to support sales of its new products and in the R&D group to develop new DSL hardware and software products. The increase in operating expenses from fiscal 1997 to fiscal 1998 was primarily due to increased personnel expenses related to increased number of personnel and promotional spending in the marketing sales areas.

  Loss from operations. Loss from operations was approximately $995,000, $1.4 million and $1.8 million in fiscal 1996, 1997 and 1998, respectively, representing increases of approximately 37% from fiscal 1996 to fiscal 1997 and approximately 32% from fiscal 1997 to fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through March 31, 1998, FlowPoint has financed its operations through the private placement of equity securities totaling approximately $5.4 million and notes payable totaling approximately $2.4 million. Net cash used by operating activities for the years ended March 31, 1996, 1997 and 1998 was approximately $1.0 million, $2.3 million and $1.6 million, respectively.

  FlowPoint's principal source of liquidity at March 31, 1998 consisted of cash and cash equivalents of approximately $2.6 million and net accounts receivable of approximately $712,000.

  In the absence of the acquisition of FlowPoint by Cabletron, FlowPoint would have to raise additional capital to support operations until its revenues were sufficient to support its operations. There is no assurance that FlowPoint would be able to successfully raise additional capital, that such capital could be available on favorable terms, or at all. Similarly, there can be no assurance that FlowPoint would be able to achieve and maintain sufficient revenues or earnings to support its operations.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF FLOWPOINT

  The following table sets forth certain information with respect to the beneficial ownership of FlowPoint Common Stock as of the FlowPoint Record Date, assuming the conversion of all FlowPoint Preferred Stock into FlowPoint Common Stock, by (i) each person known by FlowPoint to beneficially own more than 5% of the outstanding shares of FlowPoint Common Stock, (ii) each director of FlowPoint, (iii) each executive officer of FlowPoint, and (iv) all directors and executive officers of FlowPoint as a group. Unless otherwise indicated, the address of the shareholder is c/o FlowPoint Corp., 180 Knowles Drive, Los Gatos, CA 95030.

                                                          NUMBER OF
     NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES(1) PERCENTAGE
     ------------------------------------                 --------- ----------
     Cabletron Systems, Inc.............................. 1,866,667   42.8%
      35 Industrial Way
      P.O. Box 500
      5 Rochester, NH 03867
     Charles L. Waggoner(2).............................. 1,050,000   24.1%
     John M. Scandalios(3)...............................   543,860   12.5%
     Soliton Systems K.K. ...............................   400,000    9.2%
      2-4-3 Shinjuku
      Shinjuku-ku
      Tokyo 160
      Japan
     Julene Dee Pief.....................................     8,750      *
     Nobuo Kamata(4).....................................   400,000    9.2%
     Christopher Oliver(5)............................... 1,866,667   42.8%
     Dano Ybarra.........................................       --      --
     All Directors and Executive Officers as a group (6   3,869,277   88.8%
      persons)(6)........................................

--------
 * Represents beneficial ownership of less than 1.0%.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Consists of shares held by Charles L. Waggoner, as trustee of the Waggoner Revocable Trust u/a/d 11/10/83.
(3) Includes 543,860 shares held by John M. and Jackie Scandalios as co-trustees of the Scandalios 1989 Living Trust u/a/d 2/10/89.
(4) Consists of shares held by Soliton Systems K.K.. Mr. Kamata is an officer and shareholder of Soliton Systems K.K. and disclaims his beneficial interest in the shares held by Soliton Systems K.K. except to the extent of his ownership interest therein.
(5) Consists of shares held by Cabletron Systems, Inc.. Mr. Oliver is an officer and stockholder of Cabletron Systems, Inc. and disclaims his beneficial interest in the shares held by Cabletron Systems, Inc., except to the extent of his ownership interest therein.
(6) See notes (4) and (5).

                   DESCRIPTION OF CAPITAL STOCK OF CABLETRON

  The following description does not purport to be complete and is subject in all respects to the applicable provisions of Cabletron's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the Registration Statement, of which this Proxy
Statement/Prospectus is a part.

  The authorized capital stock of Cabletron consists of 240,000,000 shares of Cabletron Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

COMMON STOCK

  Subject to the powers, preferences and rights of any preferred stock, the holders of Cabletron Common Stock are entitled to all powers and voting and other rights pertaining to the stock of Cabletron and each share of Common Stock is entitled to one vote. There is no cumulative voting. Holders of Cabletron Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of Cabletron is authorized to issue from time to time all of the authorized and unissued shares of Cabletron Common Stock.

PREFERRED STOCK

  The Cabletron Board of Directors is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the Board of Directors of Cabletron in a resolution or resolutions providing for the issue of such preferred stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of FlowPoint Stock and the rights of holders of Cabletron Common Stock. Because FlowPoint is organized under the CGCL and Cabletron is organized under the DGCL, these differences arise from differing state laws and provisions in the Articles of Incorporation, as amended, (the "FlowPoint Articles"), and Bylaws, as amended, (the "FlowPoint Bylaws") of FlowPoint and the Restated Certificate of Incorporation, as amended, (the "Cabletron Certificate") and Bylaws, as amended, (the "Cabletron Bylaws") of Cabletron.

VOTING RIGHTS

  Holders of FlowPoint Common Stock are entitled to one vote per share, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The FlowPoint Common Stock is substantially identical to the Cabletron Common Stock in this respect. In contrast to the Cabletron Common Stock, the FlowPoint Common Stock has cumulative voting rights in the election of directors (upon notice of intent to cumulate).

  Each holder of each series of FlowPoint Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the whole number of shares of FlowPoint Common Stock into which such shares of FlowPoint Preferred Stock could be converted pursuant to the conversion provisions in the FlowPoint Articles relating to FlowPoint Preferred Stock. The conversion rate currently in effect for each series of the FlowPoint Preferred Stock to FlowPoint Common Stock is 1 to 1.

  Except as otherwise required by law or by the FlowPoint Articles, the holders of the FlowPoint Preferred Stock and the FlowPoint Common Stock vote together as a single class on all matters.

VOTING REQUIREMENTS AND QUORUMS FOR STOCKHOLDER MEETINGS

  Under the DGCL, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, unless the certificate of incorporation or bylaws specifies a different percentage, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Cabletron's quorum requirements do not differ from the requirements of the DGCL in their certificate or bylaws.

  The FlowPoint Bylaws provide that at any meeting of shareholders a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

  Under the DGCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. The Cabletron Bylaws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the Cabletron Certificate or by the Cabletron Bylaws. A plurality of the votes properly cast for election to any office will elect to such office, except when a larger vote is required by law, by the Cabletron Certificate or the Cabletron Bylaws.

  The FlowPoint Bylaws provide that if a quorum is present, the affirmative vote of the majority of the shares represented and voting at a duly held meeting shall be the act of the shareholders, unless the vote of a greater number or a vote by classes is required by the CGCL or by the FlowPoint Articles. At a shareholders' meeting at which directors are to be elected, a shareholder shall be entitled to cumulate votes (upon notice of intent to do so) and the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected.

STOCKHOLDER MEETINGS

  Under the DGCL, special meetings of stockholders may be the called by the board of directors and by such person or persons as so authorized by the charter or the bylaws. The Cabletron Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors. A special meeting may also be called by the secretary upon application of a majority of the directors.

  Under the CGCL, special meetings of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting or such additional persons as may be provided in the articles or bylaws. The FlowPoint Bylaws provide that special meetings of shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the President, or the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting. The FlowPoint Bylaws further provide that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, any holder or holders of an aggregate of five percent (5%) or more of the shares outstanding at that time and having the right to vote for such directors may call a special meeting of shareholders to be held to elect the entire Board of Directors.

AMENDMENTS TO CHARTER

  To amend a certificate of incorporation, the DGCL requires the affirmative recommendation of the board of directors and the approval of a majority of all outstanding shares entitled to vote therefor, unless a greater level of approval is required by the certificate of incorporation. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof.

  The Cabletron Certificate provides that certain of its articles can only be amended by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person (as defined in the Cabletron Certificate).

  The CGCL provides that, unless otherwise specified in the articles of incorporation, an amendment to the articles of incorporation requires the approval of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The FlowPoint Articles do not require a greater level of approval for an amendment thereto. In addition under the CGCL, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would: (a) increase or decrease the aggregate number of authorized shares of such class; (b) effect an exchange, reclassification or cancellation or all or part of the shares of such class, other than a stock split; (c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (d) change the rights, preferences, privileges or restrictions of the shares of such class; (e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class; (f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or (g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

BYLAWS

  Under the DGCL, the authority to adopt, amend or repeal the bylaws of a corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Cabletron Certificate grants to its board of directors the power to make, alter or amend the Cabletron Bylaws by vote of a majority of the directors. Stockholders of Cabletron also have the power to adopt, amend or repeal the bylaws by a two-thirds vote.

  Under the CGCL, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The FlowPoint Bylaws provide that the bylaws may be amended or repealed by the Board of Directors or by the affirmative vote of a majority of the outstanding shares entitled to vote, including, if applicable, the affirmative vote of a majority of the outstanding shares of each class or series entitled by law or the Articles of Incorporation to vote as a class or series on the amendment or repeal or adoption of any bylaw or bylaws; provided, however, that a bylaw changing a fixed number of directors or the maximum or the minimum number of directors or changing from a fixed to a variable board may only be adopted by approval of the outstanding shares.

NUMBER OF DIRECTORS

  Under the DGCL, the minimum number of directors is one. The DGCL permits the board of directors to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon approval of such change by the stockholders. The Cabletron Certificate does not set a number of directors.

  The FlowPoint Bylaws stipulate that the authorized number of directors shall be five (5), until changed by a duly adopted amendment approved by the affirmative vote of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting to it in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon.

BOARD CLASSIFICATION

  The DGCL provides that the directors of any corporation may be divided into one, two or three classes. The Cabletron Bylaws provide that Cabletron's directors shall be divided into three equal classes with each class comprised of one third of the directors being elected to serve until the third succeeding annual meeting. Although the CGCL permits certain qualifying corporations to provide for a classified board in their articles or bylaws, neither the FlowPoint Articles nor the FlowPoint Bylaws provide for a classified board.

NOMINATION AND ELECTION OF DIRECTORS

  The DGCL provides that directors shall be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the bylaws. Elections of directors must be by written ballot, unless otherwise provided in the certificate of incorporation. The Cabletron Certificate provides that elections of directors need not be by written ballot, unless otherwise provided in the bylaws. The Cabletron Bylaws state that no ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

  Under the DGCL, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The Cabletron Bylaws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders. Subject to the rights of the holders of any preferred stock, nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors.

  Any Cabletron stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely written notice thereof to the secretary accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be given to the principal executive offices of Cabletron not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person nominated by the stockholder to serve as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder. If any person is nominated by the board of directors for election as a director, that person shall furnish to the secretary the same information regarding the nominee as is required of those stockholders submitting notices of nomination.

  The FlowPoint Bylaws stipulate that directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting. Generally a shareholders' vote may be by voice vote or by ballot; provided, however, that any election for directors must be by ballot if demanded by any shareholder at the meeting and before any voting has begun. When electing directors, a shareholder is entitled to cumulate votes if the candidates' names have been placed in nomination prior to commencement of the voting and the shareholder has given notice prior to commencement of the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's share are normally entitled or (ii) by distributing the shareholder's votes on the same principle among any or all of the candidates, as the shareholder thinks fit.

The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected.

  Neither the FlowPoint Articles nor the FlowPoint Bylaws contains specific provisions regarding the nomination of directors.

REMOVAL OF DIRECTORS

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, shareholders may effect removal only for cause; or
(ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

  The Cabletron Bylaws provide for removal of directors at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person.

  Under the CGCL, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

  Under the FlowPoint Bylaws, the entire Board of Directors or any individual director may be removed from office without cause by the affirmative vote of a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes cast were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the DGCL, newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The DGCL also provides that, unless the certificate of incorporation or bylaws otherwise provide, vacancies occurring by reason of the removal of directors with or without cause may be filled by a majority vote of the directors then in office. In addition, under the DGCL, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the DGCL for holding stockholder meetings.

  The Cabletron Bylaws provide that vacancies may be filled only by a majority vote of the directors in office, although less than a quorum, and newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting the called for such purpose.

  Under the FlowPoint Bylaws, vacancies in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. A vacancy created by the removal of a director may be filled only by the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present, or by unanimous written consent of all shares entitled to vote thereon.

  The FlowPoint Bylaws further provide that if, after the filing of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, any holder or holders of an aggregate of five percent (5%) or more of the shares outstanding at that time and having the right to vote for such directors may call a special meeting of shareholders to be held to elect the entire Board of Directors. The term of office of any director shall terminate upon such election of a successor.

VOTE REQUIRED FOR MERGERS

  The DGCL generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's charter is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed twenty percent (20%) of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote thereon.

  The Cabletron Certificate provides that certain transactions, including mergers, consolidations, issuances of securities, certain asset dispositions, liquidations or dissolutions between Cabletron and a Related Person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless (i) the board of directors of Cabletron has approved a binding agreement with such Related Person with respect to such transaction or has approved the transaction which resulted in such party becoming a Related Person, in either case prior to the time such party became a Related Person and provided that a majority of the members of the board of directors voting for the approval of such transaction were continuing directors; or (ii) the Related Person is a majority-owned subsidiary of Cabletron.

  The CGCL requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths (5/6) of the voting power of the surviving corporation. The CGCL further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered.

  Neither the FlowPoint Articles nor the FlowPoint Bylaws provides otherwise.

ANTI-TAKEOVER PROVISIONS

  The DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such persons, affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock. However, the prohibition does not apply if: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares;
(ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. Neither the Cabletron Certificate nor the Cabletron Bylaws exempts Cabletron from the DGCL provision regarding transactions with interested stockholders.

  Under the CGCL, there is no comparable provision. However, the CGCL does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns a least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders. The FlowPoint Articles and the FlowPoint Bylaws contain no specific anti-takeover provisions.

FIDUCIARY DUTIES OF DIRECTORS

  Directors of corporations incorporated or organized under the DGCL and the CGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "care" and "loyalty." Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that directors reasonably believe to be in the best interest of the corporation. Under the CGCL, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interest of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

LIMITATION ON DIRECTORS' LIABILITY

  The Cabletron Certificate provides that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL. The DGCL prohibits exculpation for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) any transactions from which the director derived an improper personal benefit.

  The FlowPoint Articles stipulate that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under the CGCL. The CGCL does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) interested transactions between the corporation and a director in which a director has a material financial interest; and (g) liability for improper distributions, loans or guarantees.

INDEMNIFICATION

  The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. These provisions of the DGCL are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The Cabletron Certificate provides that officers and directors shall be indemnified to the full extent permitted by the DGCL.

  The FlowPoint Articles provide that officers and directors shall be indemnified to the fullest extent not prohibited by the CGCL; provided, however, that the corporation may provide for indemnification of its directors, officers, employees or other agents for breach of duty to the corporation through bylaw provisions, through agreements with such persons, or through shareholder resolutions, or otherwise in excess of the indemnification otherwise permitted by the CGCL. Under the CGCL, however the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the CGCL. The CGCL permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnify for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

  The CGCL requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law, which requires indemnification relating to a successful defense on the merits or otherwise).

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the DGCL, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets.

  Neither the Cabletron Certificate nor the Cabletron Bylaws place any restrictions on the payment of dividends or provide for any preferences upon liquidation.

  Under the CGCL, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchase of its shares, other than repurchase of its shares issued under employee stock plans contemplated by Section 408 of the CGCL) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

  Under the FlowPoint Articles, the holders of outstanding FlowPoint Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors out of any assets legally available therefor dividends in cash at an annual rate of $0.025 per share of Series A Preferred Stock, $0.050 per share of Series B Preferred Stock, $0.120 per share of Series C Preferred Stock, and $0.1425 per share of Series D Preferred Stock. Dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends paid upon Preferred Stock shall be made prior and in preference to payment of any dividend with respect to the FlowPoint Common Stock (other than dividends payable solely in FlowPoint Common Stock). Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of FlowPoint Preferred Stock unless declared by the board of directors. The FlowPoint Articles also provide that no dividends or other distributions shall be made with respect to the FlowPoint Common Stock during any fiscal year unless dividends with respect to FlowPoint Preferred Stock for that fiscal year have been declared and paid or set apart.

  Under the FlowPoint Articles, each class of FlowPoint Preferred stock is entitled to certain payments upon liquidation, dissolution or winding up of FlowPoint. Any merger or consolidation of FlowPoint with or into any other corporation or other entity or person, or any other corporate reorganization in which FlowPoint shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by FlowPoint in which in excess of 50% of FlowPoint's voting power is transferred, or a sale, lease, license or other disposition of all or substantially all of the assets of FlowPoint, shall be treated as a liquidation of FlowPoint. In the event of any liquidation, dissolution or winding up of FlowPoint, the FlowPoint Articles require that distributions to the shareholders be made in the following manner: The holders of FlowPoint Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any asset or property of FlowPoint to holders of Common Stock, the amount of $0.50 per share for each share of Series A Preferred Stock, the amount of $1.00 per share for each share of Series B Preferred Stock, the amount of $2.40 per share for each share of Series C Preferred Stock and the amount of $2.85 per share for each share of Series D Preferred Stock then held by them, adjusted for any combinations, consolidations, stock splits, stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the shares of FlowPoint Preferred Stock as of the liquidation date. If the assets and funds legally available for distribution to the holders of the FlowPoint Preferred Stock shall be insufficient to make payment in full to such holders of the preferential amounts to which each holder of FlowPoint Preferred Stock is entitled, then the entire assets and funds of FlowPoint legally available for distribution to such holders shall be distributed among such holders of the FlowPoint Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled. If the assets and funds legally available for distribution to the holders of FlowPoint Preferred Stock shall be sufficient to permit the payment in full to such holders of the preferential amounts to which each holder of FlowPoint Preferred Stock is entitled as aforesaid, then the entire remaining assets and funds of FlowPoint legally available for distribution, if any, shall be distributed among the holders of the FlowPoint Common Stock.

  Under the FlowPoint Articles, any holder of outstanding shares of Series A Preferred Stock may elect to require FlowPoint to redeem all or a portion of such holder's shares of Series A Preferred Stock upon written notice and surrender of certificates evidencing the number of Series A Preferred Stock to be redeemed. FlowPoint shall not be required to redeem any shares of Series A Preferred Stock until June 30, 1997 and unless the sum of FlowPoint's current earnings and profits for the two completed fiscal quarters preceding the date of the holder's notice of redemption totaled at least $100,000 and unless FlowPoint has at the time such redemption payment is due, sufficient funds legally available to redeem all outstanding shares of Series A Preferred Stock.

SHAREHOLDER DERIVATIVE SUITS

  The CGCL provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. The CGCL also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. A stockholder must also first make demand on the corporation that it bring suit and have such demand be refused, unless it is shown that such demand would have been futile. The DGCL does not have a bonding requirement.

APPRAISAL/DISSENTERS' RIGHTS

  Under both the CGCL and the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction ("Appraisal/Dissenters' Rights"). Under the DGCL, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available (a) with respect to the sale, lease or exchange or all or substantially all of the assets of a corporation, (b) with respect to a merger of consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of the DGCL.

  The limitations on the availability of Appraisal/Dissenters' Rights under the CGCL are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such Appraisal/Dissenters' Rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right of the corporation or any law restricts the transfer of such shares. Appraisal/Dissenters' Rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The CGCL generally affords Appraisal/Dissenters' Rights in sale of asset reorganizations.

RIGHT OF FIRST REFUSAL

  The FlowPoint Bylaws provide that any shareholder who desires to sell or otherwise transfer any of his shares of stock must first give written notice thereof to the corporation. For 30 days following the receipt of such notice, FlowPoint will have the option to purchase all (or with the consent of the shareholder, less than all) of the shares specified in the notice at the price (unless the transferee is not paying full price, whereupon FlowPoint will pay fair market value) and according to the terms set forth in such notice. Transactions that are exempt from giving the corporation notice and right of first refusal include a shareholder's transfer of shares to such shareholder's immediate family; a shareholder's pledge or mortgage of shares with a commercial lending institution; a shareholder's transfer of shares to the corporation, to any other shareholder of the corporation, or to a person who, at the time of such transfer, is an officer or director of the corporation; a corporate shareholder's transfer of any of its shares pursuant to a merger, consolidation, reclassification of shares or capital reorganization, or pursuant to a sale of all or substantially all of the stock or assets of the corporate shareholder; a corporate shareholder's transfer of any or all of its shares to its shareholders; and a partnership shareholder's transfer of shares to any of its present or former partners. Additionally, upon duly authorized action of its Board or Directors or upon the express written consent of the owners of the majority of the voting power of the corporation by the shareholders, FlowPoint may waive its right to first refusal with respect to any transfer. FlowPoint's right of first refusal will terminate on the earlier of two dates: May 29, 2003 or upon the date the securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

  Neither the Cabletron Articles nor the Cabletron Bylaws contains provisions regarding the right of first refusal.

INSPECTION OF BOOKS AND RECORDS

  Both the CGCL and the DGCL allow any shareholder to inspect the shareholder list and other books and records of the corporation for a purpose reasonably related to such person's interests as a shareholder. The CGCL provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of a corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have filed a Schedule 14B under the revised proxy rules with the United States Securities and Exchange Commission. The DGCL contains no provision comparable to the absolute right of inspection provided by the CGCL to certain shareholders.

  The foregoing discussion of the material differences between the rights of holders of FlowPoint Common Stock and FlowPoint Preferred Stock and the rights of holders of Cabletron Common Stock is only a summary of certain provisions and does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the DGCL, the CGCL, the common law thereunder and the full text of the FlowPoint Articles and FlowPoint Bylaws and the Cabletron Certificate and Cabletron Bylaws.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Cabletron by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with the Merger will be passed upon for FlowPoint by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements and the related consolidated financial statement schedule of Cabletron and its subsidiaries as of February 28, 1998 and February 28, 1997, and for each of the years in the three-year period ended February 28, 1998, have been incorporated by reference in the Registration Statement, of which this Proxy Statement/Prospectus is a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The Statement of Assets Sold as of June 28, 1997 and the Statement of Revenue and Direct Operating Expenses (the "Statements") for the year ended June 28, 1997 of the Network Products Business of Digital Equipment Corporation, (the "Business") incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance on the report which includes an explanatory paragraph of PricewaterhouseCoopers LLP, independent accountants given on authority of said firm as experts in auditing and accounting. The explanatory paragraph states that the Statements were prepared to present the assets sold by the Business to Cabletron Systems, Inc. and the revenue and direct operating expenses of the Business and are not intended to be a complete presentation of the Business' financial position or results of operations.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

  FLOWPOINT CORP.

    Balance Sheets.......................................................... F-2
    Statements of Operations................................................ F-3
    Statements of Stockholders' Equity...................................... F-4
    Statements of Cash Flows................................................ F-5
    Notes to Unaudited Financial Statements................................. F-6

                                FLOWPOINT CORP.

                                 BALANCE SHEETS
                            MARCH 31, 1998 AND 1997
                           (UNAUDITED, IN THOUSANDS)

                                                                1998     1997
                                                               -------  ------
Assets
Current assets:
  Cash and cash equivalents................................... $ 2,566  $1,011
  Accounts receivable, net of allowance for doubtful accounts
   ($49 and $25 in 1998 and 1997, respectively)...............     712     954
  Inventories, net of reserve for obsolescence ($79 and $11 in
   1998 and 1997, respectively)...............................     922     592
  Prepaid expenses and other assets...........................      77      55
                                                               -------  ------
    Total current assets......................................   4,277   2,612
Property and equipment, net...................................     169     202
                                                               -------  ------
    Total assets.............................................. $ 4,446  $2,814
                                                               =======  ======
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable............................................ $   523  $  379
  Accrued expenses............................................     163     140
  Customer advances...........................................      73      12
  Current portion of notes payable............................   2,418     215
  Current portion of leases payable...........................      52      37
                                                               -------  ------
    Total current liabilities.................................   3,229     783
  Long-term portion of leases payable.........................      32      52
                                                               -------  ------
    Total liabilities.........................................   3,261     835
Stockholders' equity:
  Preferred stock series A, no par value. Authorized, issued
   and outstanding 400 shares.................................     200     200
  Preferred stock series B, no par value. Authorized, issued
   and outstanding 360 shares.................................     368     368
  Preferred stock series C, no par value. Authorized 1,200
   shares; issued and outstanding 1,167 shares................   2,800   2,800
  Preferred stock series D, no par value. Authorized 1,000
   shares; issued and outstanding 700 and 350 shares in 1998
   and 1997, respectively.....................................   1,995     997
  Common stock, no par value. Authorized 6,000 shares; issued and outstanding 1,721 and 1,630 shares in 1998 and 1997,
   respectively...............................................      68      61
  Accumulated deficit.........................................  (4,246) (2,447)
                                                               -------  ------
    Total stockholders' equity................................   1,185   1,979
                                                               -------  ------
    Total liabilities and stockholders' equity................ $ 4,446  $2,814
                                                               =======  ======

                 See accompanying notes to financial statements

                                FLOWPOINT CORP.

                            STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1998     1997     1996
                                                     -------  -------  ------
Net sales........................................... $ 3,744  $ 3,491  $  432
Cost of sales.......................................   2,582    2,625     320
                                                     -------  -------  ------
  Gross profit......................................   1,162      866     112
Operating expenses..................................   2,959    2,225   1,107
                                                     -------  -------  ------
  Loss from operations..............................  (1,797)  (1,359)   (995)
Interest (income) expense...........................       2        2      (4)
Other expense.......................................     --         1       1
                                                     -------  -------  ------
  Net loss.......................................... $(1,799) $(1,362) $ (992)
                                                     =======  =======  ======
Net loss per share-basic and diluted................ $ (0.43) $ (0.41) $(0.43)
Weighted average number of shares outstanding-basic
 and diluted........................................   4,150    3,333   2,323


                See accompanying notes to financial statements.

                                FLOWPOINT CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
                           (UNAUDITED, IN THOUSANDS)

                         PREFERRED PREFERRED PREFERRED PREFERRED                        TOTAL
                           STOCK     STOCK     STOCK     STOCK   COMMON ACCUMULATED STOCKHOLDERS'
                         SERIES A  SERIES B  SERIES C  SERIES D  STOCK    DEFICIT      EQUITY
                         --------- --------- --------- --------- ------ ----------- -------------
BALANCE AT MARCH 31,
 1995...................   $ 175     $  --    $    --   $    --   $ 56   $    (93)     $   138
Issuance of preferred
 stock..................      25       310      1,300        --     --         --        1,635
Issuance of common
 stock..................      --        --         --        --      4         --            4
Net loss................      --        --         --        --     --       (992)        (992)
                           -----     -----    -------   -------   ----   --------      -------
BALANCE AT MARCH 31,
 1996...................     200       310      1,300        --     60     (1,085)         785
Issuance of preferred
 stock..................      --        58      1,500       997     --         --        2,555
Issuance of common
 stock..................      --        --         --        --      1         --            1
Net loss................      --        --         --        --     --     (1,362)      (1,362)
                           -----     -----    -------   -------   ----   --------      -------
BALANCE AT MARCH 31,
 1997...................     200       368      2,800       997     61     (2,447)       1,979
Issuance of preferred
 stock..................      --        --         --       998     --         --          998
Issuance of common
 stock..................      --        --         --        --      7         --            7
Net loss................      --        --         --        --     --     (1,799)      (1,799)
                           -----     -----    -------   -------   ----   --------      -------
BALANCE AT MARCH 31,
 1998...................   $ 200     $ 368    $ 2,800   $ 1,995   $ 68   $ (4,246)     $ 1,185
                           -----     -----    -------   -------   ----   --------      -------


                 See accompanying notes to financial statements

                                FLOWPOINT CORP.

                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996
                           (UNAUDITED, IN THOUSANDS)

                                                       1998     1997     1996
                                                      -------  -------  ------
Cash flows from operating activities:
  Net loss........................................... $(1,799) $(1,362) $ (992)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization....................     113       76       7
    Provision for losses on accounts receivable......      24       16       2
    Changes in assets and liabilities:
      Accounts receivable............................     218     (913)     28
      Inventories....................................    (330)    (431)   (132)
      Prepaid expenses and other assets..............     (22)     (45)    (10)
      Accounts payable and accrued expenses..........     167      343      84
      Customer advances..............................      61       13      --
                                                      -------  -------  ------
        Net cash used in operating activities........  (1,568)  (2,303) (1,013)
Cash flows from investing activities:
  Capital expenditures...............................     (80)    (169)   (115)
                                                      -------  -------  ------
      Net cash used in investing activities..........     (80)    (169)   (115)
Cash flows from financing activities:
  Net proceeds from (repayments on) notes payable....   2,204      (23)    237
  Net proceeds from (repayments on) leases payable...      (4)      40      48
  Proceeds from issuance of common stock.............       6        2       3
  Proceeds from issuance of preferred stock..........     997    2,555   1,635
                                                      -------  -------  ------
      Net cash provided by financing activities......   3,203    2,574   1,923
  Net increase in cash...............................   1,555      102     795
  Cash and cash equivalents, beginning of year.......   1,011      909     114
                                                      -------  -------  ------
  Cash and cash equivalents, end of year............. $ 2,566  $ 1,011  $  909
                                                      =======  =======  ======


                 See accompanying notes to financial statements

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. BUSINESS OPERATIONS

  FlowPoint Corp. designs, manufactures, and markets a family of Digital Subscriber Line (DSL) Router networking products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Inventories

  Inventories are stated at the lower of cost or market. Costs are determined at standard which approximates the first-in, first-out (FIFO) method.

Property and Equipment


  Property and Equipment are stated at cost. Depreciation is provided on a straight line basis over a three-year useful life.

  Property and Equipment consisted of the following at March 31, 1998 and 1997:

                                                                    1998  1997
                                                                    ----- -----
                                                                        (IN
                                                                    THOUSANDS)
   Computer Equipment..............................................  $100 $  70
   Office Equipment................................................    11    10
   Office Furniture................................................    13     7
   Manufacturing and Lab Equipment.................................    93    75
   Software........................................................    26   --
   Tooling.........................................................   122   122
                                                                    ----- -----
                                                                      365   285
   Less accumulated depreciation and amortization..................   196    83
                                                                    ----- -----
                                                                     $169  $202
                                                                    ===== =====

Income Taxes

  The Company has an accumulated net operating loss. No provisions have been booked for future potential tax benefits related to operating loss carry forwards.

Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in the banks and money market funds with original maturities of three months or less.

Revenue Recognition

  Sales are recognized upon shipment of products and software. In the case of design, consulting, and evaluations, revenues are recognized upon completion and acceptance of such products and services.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Equipment Leases Payable

  The Company has an equipment lease line of $185,000 of which $176,167 has been used. There are 9 lease agreements, each for a term of 3 years. As of March 31, 1998 equipment leases payable totaled $84,050, of which $52,268 is current and $31,782 is long term. These leases cover the purchase of personal computers and workstations, test equipment, manufacturing equipment and printers.

Operating Lease Commitments

  Rent expense for facilities amounted to $135,018 for the year ended March 31, 1998.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CABLETRON SYSTEMS, INC,

                           CATFISH ACQUISITION, INC.

                                      AND

                                FLOWPOINT CORP.

                           DATED AS OF JUNE 10, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                   ARTICLE I

 THE MERGER..............................................................   1
  SECTION 1.1   The Merger..............................................    1
  SECTION 1.2   Effective Time..........................................    2
  SECTION 1.3   Effect of the Merger ...................................    2
  SECTION 1.4   Articles of Incorporation, By-Laws......................    2
  SECTION 1.5   Directors and Officers..................................    3
  SECTION 1.6   Effect on Capital Stock.................................    3
  SECTION 1.7   Exchange of Certificates................................    5
  SECTION 1.8   Co-Investor.............................................    6
  SECTION 1.9   Stock Transfer Books ...................................    6
  SECTION 1.10  No Further Ownership Rights in Company Common Stock.....    6
  SECTION 1.11  Lost, Stolen or Destroyed Certificates..................    6
  SECTION 1.12  Taking of Necessary Action; Further Action..............    6
  SECTION 1.13  Material Adverse Effect ................................    6

                                   ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................   7
  SECTION 2.1   Organization and Qualification..........................    7
  SECTION 2.2   Articles of Incorporation and By-Laws...................    7
  SECTION 2.3   Capitalization..........................................    7
  SECTION 2.4   Authority Relative to this Agreement....................    8
  SECTION 2.5   No Conflict; Required Filings and Consents .............    8
  SECTION 2.6   Compliance, Permits.....................................    9
  SECTION 2.7   Financial Statements....................................    9
  SECTION 2.8   Absence of Certain Changes or Events ...................   10
  SECTION 2.9   No Undisclosed Liabilities..............................   10
  SECTION 2.10  Absence of Litigation ..................................   10
  SECTION 2.11  Employee Benefit Plans, Employment Agreements...........   10
  SECTION 2.12  Labor Matters...........................................   11
  SECTION 2.13  Registration Statement, Proxy Statement/Prospectus......   11
  SECTION 2.14  Restrictions on Business Activities.....................   12
  SECTION 2.15  Title to Property.......................................   12
  SECTION 2.16  Taxes...................................................   12
  SECTION 2.17  Environmental Matters ..................................   13
  SECTION 2.18  Intellectual Property...................................   13
  SECTION 2.19  Interested Party Transactions...........................   15
  SECTION 2.20  Insurance...............................................   15
  SECTION 2.21  Accounts Receivable; Inventories .......................   15
  SECTION 2.22  Equipment...............................................   15
  SECTION 2.23  Brokers.................................................   15
  SECTION 2.24  Change in Control Payments .............................   15
  SECTION 2.25  Expenses................................................   15

                                                                           PAGE
                                                                           ----

                                  ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................    16
  SECTION 3.1   Organization and Qualification; Subsidiaries ..........     16
  SECTION 3.2   Charter and By-Laws....................................     16
  SECTION 3.3   Capitalization.........................................     16
  SECTION 3.4   Authority Relative to this Agreement ..................     16
  SECTION 3.5   No Conflict, Required Filings and Consents.............     17
  SECTION 3.6   SEC Filings; Financial Statements......................     17
  SECTION 3.7   Registration Statement; Proxy Statement/Prospectus.....     18
  SECTION 3.8   Ownership of Merger Sub; No Prior Activities ..........     18
  SECTION 3.9   Parent Common Stock....................................     18
  SECTION 3.10  Parent Shares of Company Stock.........................     18

                                   ARTICLE IV

 CONDUCT OF BUSINESS PENDING THE MERGER ................................    18
  SECTION 4.1   Conduct of Business by the Company Pending the Merger..     18
  SECTION 4.2   No Solicitation........................................     20

                                   ARTICLE V

 ADDITIONAL AGREEMENTS .................................................    20
  SECTION 5.1   Proxy Statement/Prospectus; Registration Statement.....     20
  SECTION 5.2   Proxy Statement/Prospectus.............................     21
  SECTION 5.3   Shareholder Meeting....................................     21
  SECTION 5.4   Access to Information; Confidentiality ................     21
  SECTION 5.5   Consents; Approvals....................................     21
  SECTION 5.6   Agreements with Respect to Affiliates .................     21
  SECTION 5.7   Notification of Certain Matters .......................     21
  SECTION 5.8   Further Action ........................................     22
  SECTION 5.9   Public Announcements ..................................     22
  SECTION 5.10  Conveyance Taxes.......................................     22
  SECTION 5.11  Listing of Parent Shares ..............................     22
  SECTION 5.12  Tax Certificates ......................................     22
  SECTION 5.13  Benefit Plans..........................................     22
  SECTION 5.14  Parent Shares .........................................     22

                                   ARTICLE VI

 CONDITIONS TO THE MERGER...............................................    23
                Conditions to Obligation of Each Party to Effect the
  SECTION 6.1   Merger.................................................     23
                Additional Conditions to Obligations of Parent and
  SECTION 6.2   Merger Sub.............................................     23
  SECTION 6.3   Additional Conditions to Obligation of the Company.....     24

                                  ARTICLE VII

 TERMINATION............................................................    25
  SECTION 7.1   Termination............................................     25
  SECTION 7.2   Effect of Termination..................................     26
  SECTION 7.3   Fees and Expenses......................................     26

                                                                           PAGE
                                                                           ----

                                  ARTICLE VIII

 GENERAL PROVISIONS......................................................   26
  SECTION 8.1   Indemnification.........................................    26
  SECTION 8.2   Notices.................................................    28
  SECTION 8.3   Certain Definitions.....................................    29
  SECTION 8.4   Amendment...............................................    30
  SECTION 8.5   Waiver..................................................    30
  SECTION 8.6   Headings................................................    30
  SECTION 8.7   Severability............................................    30
  SECTION 8.8   Entire Agreement........................................    30
  SECTION 8.9   Assignment; Guarantee of Merger Sub Obligations.........    30
  SECTION 8.10  Parties in Interest.....................................    30
  SECTION 8.11  Failure or Indulgence Not Waiver; Remedies Cumulative...    31
  SECTION 8.12  Governing Law...........................................    31
  SECTION 8.13  Counterparts............................................    31

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 10, 1998 (this "Agreement"), among Cabletron Systems, Inc., a Delaware corporation ("Parent"), Catfish Acquisition, Inc., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and FlowPoint Corp., a California corporation (the "Company").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the California General Corporation Law (the "CGCL") upon the terms and subject to the conditions set forth herein;

  WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, without par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)), upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend that the Merger be treated as a taxable stock acquisition for federal income tax purposes; and

  WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "purchase";

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the CGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  (c) The shareholders, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Mr. Charles Waggoner (together with his permitted successors, the "Shareholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification and the Shareholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Shareholder Representative shall not be liable for any action taken or not taken by him in connection with his obligations under this Agreement (i) with the consent of Shareholders (excluding Parent and holders of any Shares to be canceled pursuant to Section 1.6(b)) who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Company Common Stock (treating the Company's Series A Preferred Stock, without par value (the "Series A Preferred Stock"), the Company's Series B Preferred Stock, without par value (the "Series B Preferred Stock"), the Company's Series C Preferred Stock, without par value (the "Series C Preferred Stock"), the Company's Series D Preferred Stock, without par value (the "Series D Preferred Stock" and collectively with the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, the "Preferred Stock"), on an as-converted basis) or (ii) in the absence of his own gross negligence or wilful misconduct. If the Shareholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of Company Common Stock outstanding at the Effective Time, excluding shares to be canceled pursuant to Section 1.6(b) or shares owned by Parent, who shall serve and exercise the powers of Shareholder Representative hereunder.

  (d) At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Chief Financial Officer (the "Company Closing Certificate"), certifying as of the Closing (i) that all outstanding shares of Preferred Stock (excluding Shares to be canceled pursuant to Section 1.6(b)) have been converted into shares of Company Common Stock (the "Conversion"), (ii) the number of outstanding shares of Company Common Stock, as of the Closing, and
(iii) the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding at the Closing (the sum of (ii) and (iii) shall be the "Total Company Outstanding Shares").

  SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Merger Agreement in the form attached hereto as Exhibit 1.2 as contemplated by Chapter 11 of the CGCL (the "Merger Agreement"), with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the time of such filing being the "Effective Time").

  SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4 Articles of Incorporation, By-Laws.

  (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Articles of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

  SECTION 1.5 Directors and Officers. Bob Barber, Chris Oliver and Chuck Waggoner shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

  (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b), Company Dissenting Shares (as defined in Section 1.6(c)) and Shares owned by Parent) shall be converted, subject to Section 1.6(g), into the right to receive the Merger Consideration. The "Merger Consideration" means at the Effective Time and at the three-month, six-month and nine-month anniversaries of the Effective Time (or earlier if Parent so elects) (each a "Payment Date") the holder of a share of Company Common Stock shall be entitled to receive, at Parent's election, applied uniformly to all such shares, either (x) cash equal to (A) the Stock Consideration divided by four divided by (B) the Total Company Outstanding Shares minus any shares to be canceled pursuant to Section 1.6(b) and any Shares owned by Parent immediately prior to the Effective Time minus the number of shares of Company Common Stock issuable upon exercise of all options granted under a Company Stock Option Plan (the number set forth in this clause (B) shall be the "Applicable Total Company Outstanding Shares") or (y) the number of shares of the Common Stock of Parent (the "Parent Common Stock") equal to the Stock Consideration divided by four divided by the applicable Parent Stock Price divided by the Applicable Total Company Outstanding Shares; provided, however, that in the event that any shares of Parent Common Stock issuable at the Effective Time or on a Payment Date would not be immediately eligible for resale by Company Affiliates in accordance with paragraph (d) of rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), then the distribution of Merger Consideration on such date shall be made entirely in cash. The "Stock Consideration" equals $24,578,443 multiplied by the result obtained by dividing (i) the Applicable Total Company Outstanding Shares by (ii) the Applicable Total Company outstanding Shares plus the number of shares of Company Common Stock issuable upon exercise of all options granted under a Company Stock Option Plan. The "Parent Stock Price" means the average, rounded to the nearest one-thousandth (.001), of the daily closing sales prices of Parent Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the ten consecutive full trading days ending on and including the day two trading days prior to the Effective Time or the relevant Payment Date, whichever is applicable. Notwithstanding anything in this Section 1.6(a) to the contrary, Parent shall be entitled to pay a nominal amount of cash at any Payment Date if necessary to avoid the Merger from being treated as a tax-free reorganization. In the event of a consolidation, merger or reorganization of Parent with or into any other entity in which the shareholders of Parent immediately prior to such closing of such event own less than 50% of the Parent's voting power immediately after such event or a sale of other disposition of all or substantially all of Parent's assets (collectively, a "Parent Acquisition"), then all remaining Payment Dates, if any, shall be accelerated and shall occur concurrent with the closing of the Parent Acquisition.

  (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

  (c) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("Company Dissenting Shares") shall not be entitled to receive the Merger Consideration pursuant to Section 1.6(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his, her or its right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.6(a).

  (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Parent, Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

  (e) Stock Options.

    (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1994 Stock Option Plan ("Company Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plan prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock ("Parent Shares") equal to (i) the number of shares of Company Common Stock subject to such option multiplied by (ii) $24,578,443 divided by (iii) the Parent Stock Price as of the Effective Time divided by (iv) the Applicable Total Company Outstanding Shares plus the number of shares of Company Common Stock issuable upon exercise of all options granted under the Company Stock Option Plan. The exercise price per share for such option shall be equal to
  (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares such assumed option may acquire (as calculated in the previous sentence).

    (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

    (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

    (iv) Subject to any applicable limitations under the Securities Act, Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

  (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the per share closing price on the New York Stock Exchange of Parent Common Stock on the date of such payment by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled. As soon as practical after determining the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts to such holders in accordance with Article I. Parent will make available to the Exchange Agent the cash necessary for this purpose.

  SECTION 1.7  Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, a sufficient number of certificates evidencing the Parent Shares or a sufficient amount of cash, in either case, to effect the payment of the Merger Consideration. Parent shall cause all Parent Shares to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor at such time and at each subsequent Payment Date
(A) the applicable cash amount or certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Merger Consideration as provided in Section 1.6(a) in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and
(C) cash in respect of fractional shares as provided in Section 1.6(g) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid.

  (c) Distributions With Respect to Unexchanged Parent Shares. If Parent elects to pay the Merger Consideration in Parent Shares at the Effective Time or at a subsequent Payment Date, holders of Certificates shall be paid any dividends or other distributions declared or made after the Effective Time or subsequent Payment Date, whichever is applicable, with respect to the Parent Shares they are entitled to receive. Notwithstanding the previous sentence, no amount shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such certificate.

  (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in, or any cash is to be paid to, a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance or payment thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange or payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in, or payment of cash to, any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

  (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  SECTION 1.8 Co-Investor. In the event that Parent directly or indirectly sells, assigns or otherwise transfers shares of capital stock of the Surviving Corporation to any third party (the "Co-Investor") or enters into a written agreement to do so within one year after the date hereof and the valuation of all shares of capital stock of the Surviving Corporation based on the per share price of the transferred Shares plus any additional consideration paid by Co-Investor exceeds $39,984,730 (such excess, the "Additional Valuation"), then concurrent with the sale, assignment or transfer to the Co-Investor, one half of the Additional Valuation shall be paid by Parent in cash ratably among the holders of the shares comprising the Applicable Total Outstanding Company Shares. The provisions of this Section 1.8 shall not apply to a sale of all or substantially all of the assets or capital stock of Parent.

  SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  SECTION 1.10 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares or payment of cash in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  SECTION 1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue or pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible, including, without limitation, the voting by Parent of its shares of Company stock in favor of the Requisite Approvals. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  SECTION 1.13 Material Adverse Effect. When used in connection with the Company or Parent or any of Parent's subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Parent and its subsidiaries taken as a whole, or (b) is or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby; provided that (i) any adverse event, change or effect that is caused by conditions affecting the DSL market or the economy generally or (ii) any adverse event, change or effect that is caused by the public announcement of this Agreement shall be deemed to not have a Material Adverse Effect on the Company.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II (the "Company Disclosure Schedule") (disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this
Article II, except to the extent that the relevance to another paragraph is manifest on the face of the Disclosure Schedule):

  SECTION 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

  SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws. The Articles of Incorporation shall be amended in accordance with the Conversion Amendment (as defined in Section 2.4(a)) on or prior to the Closing.

  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 6,000,000 shares of Company Common Stock, (ii) 400,000 shares of Series A Preferred Stock, (iii) 360,000 shares of Series B Preferred Stock,
(iv) 1,200,000 shares of Series C Preferred Stock, and (v) 1,000,000 shares of Series D Preferred Stock. As of the date hereof, (a) 1,730,430 shares of Company Common Stock, 400,000 shares of Series A Preferred Stock, 360,000 shares of Series B Preferred Stock, 1,166,667 shares of Series C Preferred Stock and 700,000 shares of Series D Preferred Stock respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, and (b) 479,044 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan and 2,626,667 shares of Company Common Stock were reserved for issuance pursuant to the conversion of the shares of Preferred Stock outstanding on the date hereof. Upon the conversion of the shares of Preferred Stock outstanding on the date hereof, there will be outstanding up to an additional 2,626,667 shares of Company Common Stock. Except as set forth in Section 2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of the capital stock of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity.

  SECTION 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger Agreement or to consummate the transactions so contemplated (other than the Requisite Approvals as hereinafter defined). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's shareholders approve and adopt this Agreement, the Merger Agreement, the Merger and the Conversion. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  (b) The affirmative vote of the (i) holders of a majority of the outstanding shares of Company Common Stock and the Preferred Stock (on an as converted basis), voting as a class, and (ii) holders of a majority of the outstanding shares of the Preferred Stock voting as a separate class (collectively, the "Merger Approval") is necessary to approve this Agreement, the Merger Agreement and the Merger. The affirmative votes of the holders of a majority of the outstanding shares of the Preferred Stock are the only votes required to amend the Company's Articles of Incorporation (the "Conversion Amendment") to automatically cause the conversion (the "Conversion") of all outstanding shares of the Preferred Stock into the Company Common Stock immediately prior to the Closing (the "Conversion Approval", and together with the Merger Approval, the "Requisite Approvals").

  SECTION 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, notes, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound; and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or its properties or assets are bound or affected, but excluding contracts, agreements, equipment leases, equipment obligations, commitments or other understandings or arrangements involving payments or receipts by the Company of less than $25,000 in any single instance but not more than $50,000 in the aggregate (the Company Material Contracts"). Company Material Contracts directly relating to the sale of products or the purchase of materials for use in products shall be reflected on the Company Disclosure Schedule as of June 10, 1998.

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the Company Material Contracts, (ii) as far as the Company is aware, no other party to any of the Company Material Contracts has breached or is in default of any of its obligations thereunder, and (iii) each of the Company Material Contracts is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that have not had and could not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), any required anti-trust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or otherwise materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  SECTION 2.6 Compliance, Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, or in default or violation of,
(i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.7 Financial Statements.

  (a) Attached to the Company Disclosure Schedule are (i) the unaudited consolidated balance sheet of the Company as of March 31, 1998, together with the related unaudited statement of income for the period then ended, (the "FY'98 Financial Statements"), and (ii) the unaudited balance sheet of the Company as of May 31, 1998 and the related unaudited statements of income for the two-month period then ended (the "May 31, 1998 Financial Statements", and together with the FY'98 Financial Statements, collectively the "Financial Statements").

  (b) Each of the Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period involved, and fairly presents the financial position of the Company as of the date thereof and the results of its operations for the period indicated, except for the absence of footnotes and year-end audit adjustments, which are not expected to be material.

  SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since May 31, 1998, the Company has conducted its business in the ordinary course, and has used all reasonable efforts to maintain the value of its business as a going concern. There has not occurred: (a) any material adverse change in the business, operating results, assets, properties or condition (financial or otherwise) of the Company; (b) any amendments or changes in the Articles of Incorporation (except as contemplated hereby) or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any material sale of the property or assets of the Company, except in the ordinary course of business.

  SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, the Company does not have any liabilities (absolute, accrued, contingent or otherwise), except liabilities
(a) in the aggregate adequately provided for on the face of the Company's unaudited balance sheet (or adequately described in any related notes thereto) for the fiscal period ended May 31, 998 (the "May 31, 1998 Company Balance Sheet"), (b) incurred since May 31, 1998 in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement, or (d) less than $50,000.

  SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, as far as the Company is aware, threatened against the Company or any of its properties or rights, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that could reasonably be expected to have a Material Adverse Effect.

  SECTION 2.11 Employee Benefit Plans, Employment Agreements.

  (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present employee (including any beneficiary of any such employee) of, or any present consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code (all such plans, practices and programs, the "Company Employee Plans"). There have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

  (b)(i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and is not aware of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, as far as the Company is aware, threatened with respect to any Company Employee Plan.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company;
(ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $30,000 (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $30,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

  SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, as far as the Company is aware, threatened, between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company is not aware of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

  SECTION 2.13 Registration Statement, Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.7, the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Shareholder Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholder Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, there is no agreement, judgement, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as could not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property.

  SECTION 2.16 Taxes.

  (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, whether disputed or not, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the IRS or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company has filed all Tax Returns required to be filed by it and all such Tax Returns were correct and complete; (ii) the Company has paid and discharged all Taxes due and payable (whether or not shown on any Tax Return); (iii) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority; (iv) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company; (v) the Company has withheld from its employees, customers, creditors, shareholders, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws for all periods; (vi) there has not been filed a consent under Code section 341(f) concerning collapsible corporations with respect to the Company; (vii) the Company has not made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code sections 162, 280G or 404 or be subject to the excise tax of Code section 4999; (viii) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction;

(ix) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required; (x) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and (xi) there are no powers of attorney with respect to Taxes of the Company currently in effect.

  (c) The Company (i) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company), (ii) is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is not liable for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iv) is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

  (d) Section 2.16(c) of the Company Disclosure Schedule lists (A) all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ending on or after March 31, 1994, and indicates those Tax Returns that have been audited and that currently are the subject of audit, (B) the Company's Tax basis in its assets, and (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution, Code section 481 adjustment and other Tax attributes allocable to the Company.

  (e) The unpaid Taxes of the Company (A) did not as of date of the May 31, 1998 Financial Statement exceed the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on such Financial Statement and (B) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

  (f) The Company is not and never has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer Tax.

  SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company: (i) has obtained all Company Permits which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("Environmental Laws"); (ii) are in material compliance with all terms and conditions of such required Approvals, and also are in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of applicable Environmental Laws; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its agents thereunder.

  SECTION 2.18 Intellectual Property.

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company as currently conducted or are material to products of the Company currently in alpha or beta stage (the "Company Intellectual Property Rights"). All of the employees, consultants and independent contractors of the Company or any predecessor of the Company (including any entity from which the Company purchased assets other than in the ordinary course of business) that have participated in the development of the Company Intellectual Property, or any material portion thereof, in any way have entered into agreements with the Company (or with a predecessor of the Company, but which agreements have been validly assigned to, and are enforceable by, the Company) assigning all necessary right, title and interest in the Company Intellectual Property to the Company.

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, registered trademarks, registered copyrights, trade names and service marks, and any applications therefor, owned or licensed by the Company and included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

  (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth on Section 2.18(c) of the Company Disclosure Schedule.

  (d) Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, the Company has not interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and none of the Company and its directors and officers (and employees of the Company with responsibility for Company Intellectual Property Rights matters) has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, as far as any of the Company and its directors and officers (and employees of the Company with responsibility for Company Intellectual Property Rights matters) is aware, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property Rights, except to the extent that such interference, infringement, misappropriation or violation would not reasonably be expected to have a Material Adverse Effect. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has a policy requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to Parent.

  (e) "Commercial Software" means commercially available software programs generally available to the public which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how.

  SECTION 2.19 Interested Party Transactions. Except as set forth in Section
2.19 of the Company Disclosure Schedule, since May 31, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC assuming the monetary threshold for reporting such relationships and transactions under such Item was $20,000.

  SECTION 2.20 Insurance. Section 2.20 of the Company Disclosure Schedule sets forth an accurate and complete list and summary description (including nature of coverage, limits, and deductibles) of all policies of insurance having a coverage of at least $50,000 maintained, owned or held by the Company on the date hereof.

  SECTION 2.21 Accounts Receivable; Inventories.

  (a) The accounts receivable of the Company net, as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, are current and, as far as the Company is aware, collectible in accordance with their terms at their recorded amounts, and are subject to no refunds or adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

  (b) The inventory of the Company as reflected in the most recent Financial Statements consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the May 31, 1998 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. Each item of such inventory reflected in the May 31, 1998 Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count. Since May 31, 1998, 1998, no inventory has been sold or disposed of except through sales in the ordinary course of business.

  SECTION 2.22 Equipment. All of the tangible personal property of the Company other than inventory (the "Equipment") is in good working order, operating condition and state of repair, ordinary wear and tear excepted. Schedule 2.22 lists each lease or other contractual obligation (including all amendments) under which any Equipment having a cost or aggregate capital lease obligations in excess of $50,000 is held or used (the "Leases") (indicating for each Lease
(i) a description of the property leased thereunder, including location,
(ii) the term thereof and a description of any available renewal periods,
(iii) the rental and other material payment terms, (iv) the owner of the property subject to such Lease and (v) whether any consents are required under such Lease in connection with the transactions contemplated by this Agreement). The Company has delivered to Parent true and complete copies of each Lease and any and all other material contractual obligations relating to any of the Leases, in each case as in effect on the date hereof and as it will be in effect at the Closing, including, without limitation, all amendments.

  SECTION 2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates.

  SECTION 2.24 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.24 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  SECTION 2.25 Expenses. Section 2.25 of the Company Disclosure Schedule attached hereto sets forth a description of the estimated expenses of the Company which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"):

  SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

  SECTION 3.3 Capitalization. As of February 28, 1998, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 158,266,994 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, no shares were held in treasury, and 4,892,744 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan, (ii) options to purchase an aggregate of 1,301,001 shares of Parent Common Stock and (iii) 2,000,000 shares of preferred stock, $1.00 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between February 28, 1998 and the date hereof. Except as set forth in this Section or in Section 3.3 of the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.3 or Section 3.11 of the Parent Disclosure Schedule as of the date hereof, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary. Except as set forth in Section 3.1 or 3.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

  SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or the

Merger Agreement, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  SECTION 3.5 No Conflict, Required Filings and Consents.

  (a) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the CGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

  SECTION 3.6 SEC Filings; Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended February 28, 1998 and February 28, 1997, (ii) reports on Form 10-Q for the quarterly periods ended November 30, 1997, August 31, 1997 and May 31, 1997,
(iii) all proxy statements relating to Parent's meetings of shareholders (whether annual or special) since January 1, 1996, (iv) all other reports or registration statements filed by Parent with SEC since January 1, 1997, and
(v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 3.7 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which Parent Common Stock to be issued in the Merger will be registered with the SEC, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Shareholders of the Company, at the time of the Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement.

  SECTION 3.8 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  SECTION 3.9 Parent Common Stock. The Parent Common Stock issuable as part of the Merger Consideration, when issued by Parent pursuant to the terms of this Agreement, will be duly authorized, fully paid and non-assessable, will be issued in compliance with all applicable state and federal securities laws and will be free and clear of all liens, claims and encumbrances.

  SECTION 3.10 Parent Shares of Company Stock. Parent owns of record 1,166,667 shares of the Company's Series C Preferred Stock and 700,000 shares of the Company's Series D Preferred Stock, or shares of the Company's Common Stock issuable upon conversion thereof.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business to be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company in contemplation of the Merger; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

  (a) amend or otherwise change the Charter or By-Laws of the Company, except in connection with the Conversion Amendment;

  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof, or in connection with the Conversion or other conversion of the Preferred Stock into shares of Company Common Stock);

  (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10,000 in the aggregate);

  (d)(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to (A) Stock Options which were granted under the Company Stock Option Plan and are outstanding on the date hereof, (B) the Conversion or other conversion of the Preferred Stock into shares of Company Common Stock), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

  (e)(i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $20,000 (except for indebtedness to Parent and pursuant to existing credit facilities) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchases of fixed assets which are in excess of an aggregate of $15,000 per week; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.1(e);

  (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company except in connection with the Merger, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided the Company may increase wages in the ordinary course of business consistent with the Company's past practice but not more than 6% for any individual employee;

  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

  (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

  (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the Company's obligations to Soliton or in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

  (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  SECTION 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal.

  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing.

  (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 4.2.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a Form S-4 registration statement which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock that might be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and the Company shall mail the Proxy Statement/Prospectus to Company shareholders, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger. Parent shall also take any action required to be taken under applicable state securities or Blue Sky Laws in connection with the issuance of Parent Common Stock as part of the Merger Consideration and upon the assumption and exercise of each Stock Option.

  SECTION 5.2 Proxy Statement/Prospectus. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such further action as Parent may reasonably request in connection with the Proxy Statement/Prospectus and the issuance of the Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

  SECTION 5.3 Shareholder Meeting. The Company shall call and hold the Shareholder Meeting as promptly as practicable and in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement, the Merger Agreement, the Conversion Amendment, and the transactions contemplated hereby. The Company shall use all its best efforts to solicit from (i) all of its shareholders proxies in favor of adoption of the Merger, this Agreement and approval of the transactions contemplated hereby and (ii) holders of its Preferred Stock proxies in favor of the Conversion Amendment; and shall take all other action necessary or advisable to secure the vote or consent of shareholders to obtain such approvals.

  SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request, provided, however, that neither the Company nor Parent shall be obligated to disclose information that could result in a waiver of attorney-client privilege.

  SECTION 5.5 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement/Prospectus, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  SECTION 5.6 Agreements with Respect to Affiliates. Schedule 5.6 contains a true and complete list identifying all persons who are, or will be, at the time of the Company Shareholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.6.

  SECTION 5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this

Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No disclosure by any party pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

  SECTION 5.8 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

  SECTION 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange if it has used all reasonable efforts to consult with the other party prior thereto.

  SECTION 5.10 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  SECTION 5.11 Listing of Parent Shares. Parent shall cause any Parent Shares issued pursuant to the Merger to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange.

  SECTION 5.12 Tax Certificates. Prior to the Effective Time, Parent shall have received affidavits (in form and substance reasonably satisfactory to Parent) meeting the requirements necessary to establish that the shareholders of the Company are eligible for an exemption from withholding provided by section 1445(b) of the Code.

  SECTION 5.13 Benefit Plans. The eligibility of the each employee of the Company (and his or her spouse and dependents) to participate in the welfare plans (as defined in ERISA section 3(1)) of Parent or the Surviving Corporation after the Effective Time shall be determined without regard to any preexisting condition, waiting period, actively-at-work, or similar exclusion or condition except for any such condition or exclusion to which the employee is subject under the applicable welfare plan of the Company as of the Effective Time. Employees of the Company shall receive credit under the welfare plans of the Parent or the Surviving Corporation in which they participate after the Effective Time toward coinsurance and deductibles for any payments made by them during the calendar year in which the Effective Time occurs under the applicable welfare plans of the Company. In addition, employees of the Surviving Corporation shall receive credit, for purposes of its retirement, welfare, vacation and similar plans or policies, for service with the Company prior to the Effective Time.

  SECTION 5.14 Parent Shares. Parent shall not, prior to the Effective Time, sell, assign or otherwise transfer any shares of Company Common Stock or Preferred Stock then owned by it.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of Registration Statement. As of the Closing, the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

  (b) Requisite Approvals; Conversion of Preferred Stock. This Agreement, the Merger Agreement, the Merger and the Conversion Amendment shall have received the Requisite Approvals and the holders of the Preferred Stock shall have converted such shares into shares of the Company's Common Stock upon the Closing.

  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

  (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

  (e) Merger Agreement; Officers' Certificates. The Merger Agreement shall have been executed and delivered by the parties thereto. The Officers' Certificates contemplated under Section 1103 of the CGCL shall have been executed and delivered by the requisite officers of the constituent corporations to the Merger.

  SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties that are not by their express terms qualified by reference to materiality) when made and shall be deemed to have been made again at and as of the Effective Time and shall then be true and correct (in all material respects, in the case of those representations and warranties that are not by their express terms qualified by reference to materiality), and Parent shall have received a certificate to such effect signed by the President of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

  (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Cooley Godward LLP, counsel to the Company in form and substance as set forth on Exhibit 6.2(d) attached hereto;

  (e) Affiliate Agreements. Parent shall have received from each person who is identified in Schedule 5.6 as an "affiliate" of the Company (a "Company Affiliate"), an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

  (f) Registration and Other Rights. All existing registration rights, preemptive rights and rights of first refusal with respect to the purchase of the capital stock of the Company of holders of Company securities shall have been terminated and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

  (g) Employment Agreements. Chuck Waggoner, Dano Ybarra and John Scandalios shall have executed employment agreements substantially in the form attached hereto as exhibits 6.2(f)(1), 6.2(f)(2) and 6.2(f)(3), respectively.

  (h) Shareholder Consent. In addition to obtaining the Requisite Approvals, shareholders of the Company holding not less than 95% of the Company Common Stock that will be outstanding immediately prior the Effective Time shall have either (i) voted for and approved each of this Agreement, the Merger Agreement, Conversion Amendment and the Merger or (ii) approved each of this Agreement, the Merger Agreement, the Conversion Amendment and the Merger by written consent, assuming in each case such approval by Parent in its capacity as a shareholder of the Company.

  (i) Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

  SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) when made and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality), and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

  (d) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, in form and substance as set forth on
Exhibit 6.3(e)(i) attached hereto; and

  (e) Listing of Parent Shares. Parent shall have caused any Parent Shares that are issued pursuant to the Merger to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange.

                                  ARTICLE VII

                                  TERMINATION

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders of the Company:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

  (b) by either Parent or the Company if the Merger shall not have been consummated by August 31, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.8 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

  (d) by Parent or the Company, if the Requisite Approvals shall not have been obtained by August 31, 1998; or

  (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger Agreement, the Merger or the Conversion Proposal in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or

  (f) by Parent, (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (each a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to August 31, 1998 by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(f); or

  (g) by the Company, (i) if any representation or warranty of Parent set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (each a "Company Terminating Breach"), provided that, if such Company Terminating Breach is curable prior to August 31, 1998 by Parent through the exercise of its reasonable best efforts and for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(g); or

  (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in
Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach;

  (i) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates becomes after the date hereof the beneficial owner of 25% or more of the outstanding Shares; or

  (j) by Parent or the Company, if the Company enters into a definitive agreement relating to an Alternative Transaction.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the Company having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company immediately prior to such transaction.

  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) for the confidentiality provisions of Section 5.4, Sections 5.9, 7.3, 8.5, 8.9, and
8.13 which shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

  SECTION 7.3 Fees and Expenses.

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay the fees and expenses incurred in connection with the printing of the Proxy Statement/Prospectus (including any preliminary materials related thereto and including any registration fees payable to the SEC) and any amendments or supplements thereto.

  (b) The Company shall pay Parent, in full satisfaction of the Company's obligations to Parent hereunder, a fee of $750,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent (the "Parent Expenses") relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers), if Parent terminates this Agreement pursuant to Section 7.1(j) on account of a Terminating Breach by the Company, and the Company enters into a written agreement to consummate an Alternative Transaction within six months after such termination for an aggregate consideration of at least $35,986,257.

  (c) The Fee and related expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the occurrence of the event triggering the Company's obligation to make such payment pursuant to Section 7.3(b).

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  SECTION 8.1 Indemnification.

  (a) Charters and By-Laws. The Surviving Corporation agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company

Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Parent agrees to take no action that would reduce or eliminate such rights. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation).

  (b) Survival of Representations and Warranties.

    (i) The representations and warranties of the Company made in this Agreement and in the documents and certificates delivered in connection herewith, shall survive the Merger for a period of eighteen months from the Closing Date (other than the representations and warranties in Section 2.16 (Taxes) which shall survive for the applicable statute of limitations) and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

    (ii) No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the eighteen-month anniversary of the Closing Date (other than a claim for a breach of a representation or warranty in Section 2.16 (Taxes) which may be commenced within the applicable statute of limitations), provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  (c) Indemnification of the Parent and Merger Sub. By their approval of this Agreement and their acceptance of the Merger Consideration, from and after the Effective Time the shareholders, excluding Parent in its capacity as a shareholder of the Company, agree to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") as a result of or incident to (i) any breach of any representation or warranty of the Company (or any meritorious allegation by a third person of facts that, if true, would constitute such a breach) set forth in Article II hereof or in any certificate or other document delivered by the Company in connection herewith (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in Section 8.1(b), (ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith (or any meritorious allegation by a third person of facts that, if true, would constitute such a breach, nonfulfillment, or noncompliance) except to the extent waived by Parent, (iii) any meritorious claim by a holder or former holder of the Company's capital stock or options, warrants or other securities convertible into or exercisable for shares of the Company's capital stock (the "Convertible Securities") or any other person or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of a shareholder of the Company (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the CGCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim that his, her or its shares or Convertible Securities were wrongfully repurchased, canceled, terminated or otherwise limited by the Company, regardless of whether an action, suit or preceding can or has been made against the Company.

  (d) Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall give the Shareholders' Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Shareholders' Representative has, or the Shareholders have, been actually prejudiced as a result of such failure. If the Shareholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person, the Shareholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Shareholder Representative shall be entitled to reimbursement by the Surviving Corporation. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Shareholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Shareholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Shareholder Representative has not assumed the defense of any claim. Whether or not the Shareholder Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Shareholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1, but shall not be dispositive of the amount of Damages as between the shareholders of the Company (excluding Parent) and the Indemnitee.

  (e) Limitations. The shareholders of the Company (excluding Parent) shall not be required to indemnify any Indemnitee except to the extent that Damages suffered by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to this Agreement, exceeds $100,000. The maximum aggregate liability of the Company's shareholders (excluding Parent) to provide indemnification for Damages shall be $2,400,000. No shareholder of the Company shall have any personal obligation to indemnify any Indemnitee. Subject to the foregoing limitations on Damages, the aggregate liability of the Company's shareholders (excluding Parent) to provide indemnification for Damages shall be allocated among such shareholders on a pro rata basis with respect to each such shareholder's portion of the Merger Consideration.

  (f) Exclusive Remedy. Except for acts constituting fraud, intentional misrepresentation or other willful misconduct, the indemnification provided in this Section 8.1 shall be the exclusive remedy of any matter subject to the indemnification hereunder, including, without limitation, any right of set-off (except that, subject to the limitations on Damages in Section 8.1(e) Parent may set-off Damages against the portion of the Merger Consideration payable on any Payment Date), and no claim or cause of action with respect to any misrepresentation, breach or default as to any representation, warranty, agreement, covenant or obligation of the Company contained in this Agreement, shall be enforceable unless made in accordance with the procedures, and, within the time periods, set forth in this Section 8.1.

  SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) If to Parent or Merger Sub:

    Cabletron Systems, Inc.
    35 Industrial Way

    Rochester, NH 03866-5005
    Telecopier No.: (603) 332-4616
    Telephone No.: (603) 332-9400
    Attention: David J. Kirkpatrick
             Chief Financial Officer

  With a copy to:

    Douglass N. Ellis, Jr., Esq.
    Ropes & Gray
    One International Place
    Boston, MA 02110
    Telecopier No.: (617) 951-7050
    Telephone No.: (617) 951-7000

  (b) If to the Company:

    FlowPoint Corp.
    180 Knowles Drive, Suite 100
    Los Gatos, CA 95030
    Attention: Charles Waggoner
             President
    Telecopier No.: (408) 364-8301
    Telephone No.: (408) 364-8300

  With a copy to:

    Robert L. Jones, Esq.
    Cooley Godward LLP
    Five Palo Alto Square
    Palo Alto, CA 94301
    Telecopier No.: (650) 857-0663
    Telephone No.: (650) 843-5000


  SECTION 8.3 Certain Definitions. For purposes of this Agreement, the term:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

  (c) "business day" means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

  (f) "subsidiary" or "subsidiaries" of the Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (including, without limitation, that certain Memorandum of Understanding, dated February 4, 1998, to which Parent and Company are parties, as modified through the date hereof, and excluding the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

  SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 8.1(a) (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CABLETRON SYSTEMS, INC.

                                              /s/ David J. Kirkpatrick
                                          By: _________________________________
                                            Name: David J. Kirkpatrick
                                            Title: Executive Vice President
                                             of Finance and
                                                 Chief Financial Officer

                                          CATFISH ACQUISITION, INC.

                                              /s/ Robert Barber
                                          By: _________________________________
                                            Name: Robert Barber
                                            Title: Secretary

                                          FLOWPOINT CORP.

                                              /s/ Charles Waggoner
                                          By: _________________________________
                                            Name: Charles Waggoner
                                            Title: President

                                                                    EXHIBIT 1.2

                              AGREEMENT OF MERGER
                                     AMONG
                                FLOWPOINT CORP.
                            CABLETRON SYSTEMS, INC.
                                      AND
                           CATFISH ACQUISITION, INC.

  THIS AGREEMENT OF MERGER, dated                  , 1998 (this "Agreement"),
is among, FLOWPOINT CORP., a California corporation (the "Company"), CABLETRON SYSTEMS, INC., a Delaware corporation ("Parent"), and CATFISH ACQUISITION, INC., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub").

  WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have, in light of and subject to the terms and conditions set forth in that certain Agreement and Plan of Merger, dated June 10, 1998, among the Company, Parent and Merger Sub (i) determined that the Merger (as defined below) is fair to their respective shareholders and in the best interests of such shareholders and (ii) approved and adopted this Agreement, the Merger and the transactions contemplated thereby.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  Section 1.2 Effective Time. The parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered copy of this Agreement, and all other certificates as required under the CGCL (the "MERGER AGREEMENT"), with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the time of such filing being the "EFFECTIVE TIME").

  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read as did the Articles of Incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

  Section 1.5 Intentionally omitted

  Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) Conversion of Securities. Each share of common stock of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in
  Section 1.6(c)) shall be converted, into the right to receive the Merger Consideration. The "MERGER CONSIDERATION" means at the Effective Time and at the three-month, six-month and nine-month anniversaries of the Effective Time (or earlier if Parent so elects) (each a "PAYMENT DATE") the holder of a share of Company Common Stock shall be entitled to receive, at Parent's election, applied uniformly to all such shares, either (x) cash equal to
  (A) the Stock Consideration divided by four divided by (B) the Total Company Outstanding Shares minus any shares to be canceled pursuant to
  Section 1.6(b) and any Shares owned by Parent immediately prior to the Effective Time minus the number of shares of Company Common Stock issuable upon exercise of all options granted under a Company Stock Option Plan (as defined in Section 1.6(e)) (the number set forth in this clause (B) shall be the "APPLICABLE TOTAL COMPANY OUTSTANDING SHARES") or (y) the number of shares of the Common Stock of Parent (the "PARENT COMMON STOCK") equal to the Stock Consideration divided by four divided by the applicable Parent Stock Price divided by the Applicable Total Company Outstanding Shares; provided, however, that in the event that any shares of Parent Common Stock issuable at the Effective Time or on a Payment Date would not be immediately eligible for resale by affiliates of the Company in accordance with paragraph (d) of rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), then the distribution of Merger Consideration on such date shall be made entirely in cash. The sum of the number of outstanding shares of Company Common Stock, as of the comsummation of the merger (the "Closing"), and the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding at the Closing shall be the "TOTAL COMPANY OUTSTANDING SHARES". The "STOCK CONSIDERATION" equals $24,578,443 multiplied by the result obtained by dividing (i) the Applicable Total Company Outstanding Shares by (ii) the Applicable Total Company outstanding Shares plus the number of shares of Company Common Stock issuable upon exercise of all options granted under a Company Stock Option Plan. The "PARENT STOCK PRICE" means the average, rounded to the nearest one-thousandth (.001), of the daily closing sales prices of Parent Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the ten consecutive full trading days ending on and including the day two trading days prior to the Effective Time or the relevant Payment Date, whichever is applicable. Notwithstanding anything in this Section 1.6(a) to the contrary, Parent shall be entitled to pay a nominal amount of cash at any Payment Date if necessary to avoid the Merger from being treated as a tax-free reorganization. In the event of a consolidation, merger or reorganization of Parent with or into any other entity in which the shareholders of Parent immediately prior to such closing of such event own less than 50% of the Parent's voting power immediately after such event or a sale of other disposition of all or substantially all of Parent's assets (collectively, a "PARENT ACQUISITION"), then all remaining Payment Dates, if any, shall be accelerated and shall occur concurrent with the closing of the Parent Acquisition.

    (b) Cancellation. Each share of Company Common Stock held in the treasury of the Company and each share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("Company Dissenting Shares") shall not be entitled to receive the Merger Consideration pursuant to Section 1.6(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the CGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration pursuant to Section 1.6(a).

    (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

    (e) Stock Options.

      (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1994 Stock Option Plan ("COMPANY STOCK OPTION PLAN"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option Plan prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock ("Parent Shares") equal to (i) $24,578,443 divided by (ii) the Parent Stock Price as of the Effective Time divided by (iii) the Applicable Total Company Outstanding Shares plus the number of shares of Company Common Stock issuable upon exercise of all options granted under the Company Stock Option Plan. The exercise price per share for such option shall be equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares such assumed option may acquire (as calculated in the previous sentence).

      (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

      (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

      (iv) Subject to any applicable limitations under the Securities Act, Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

    (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"). In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the per share closing price on the New York Stock Exchange of Parent Common Stock on the date of such payment by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled.

  Section 1.7 Miscellaneous.

    (a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

    (b) Headings. The headings and subheadings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

    (c) Counterpart Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                          Cabletron Systems, Inc.

                                          By:
                                          -------------------------------------
                                               Craig R. Benson, President,
                                              Chief Executive Officer, and
                                                  Chairman of the Board

                                          By:
                                          -------------------------------------
                                                     Michael Myerow,
                                                        Secretary

                                          Catfish Acquisition, Inc.

                                          By:
                                          -------------------------------------
                                               Craig R. Benson, President

                                          By:
                                          -------------------------------------
                                                Robert Barber, Secretary

                                          Flowpoint Corp.

                                          By:
                                          -------------------------------------
                                               Charles Waggoner, President

                                          By:
                                          -------------------------------------
                                               Julene Dee Pief, Secretary

                                                                        ANNEX B

                      CALIFORNIA GENERAL CORPORATION LAW

                                  CHAPTER 13

                              DISSENTERS' RIGHTS

(S)1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions(a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon there organization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph
(1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
(B) of this paragraph applies in any case where the approval required by
Section 1201 is sought by written consent rather than at a meeting.

  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

1301. DEMAND FOR PURCHASE.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. ENDORSEMENT OF SHARES.

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. AGREED PRICE--TIME FOR PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. APPRAISERS' REPORT--PAYMENT--COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. EXEMPT SHARES.

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                        ANNEX C

 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                FLOWPOINT CORP.

  The undersigned certify that:

1.They are the President and the Secretary, respectively, of FlowPoint Corp., a California corporation (the "Corporation").

2.Article III, Section 4(d) of the Amended and Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

     "(D) AUTOMATIC CONVERSION. Each share of Preferred shall automatically be converted into share(s) of Common Stock based on the then effective Conversion Rate for such series of Preferred immediately prior to the Closing of the Merger under that certain Agreement and Plan of Merger, dated June 10, 1998, by and among Cabletron Systems, Inc., a Delaware corporation, Catfish Acquisition, Inc., a California corporation, and the Corporation. Each share of Preferred shall automatically be converted into share(s) of Common Stock based on the then effective Conversion Rate for such series of Preferred immediately upon the closing of a firm commitment underwritten offer and sale of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended."

3.The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4.The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of the corporation is 1,730,430 shares of Common Stock, 400,000 shares of Series A Preferred Stock, 360,000 shares of Series B Preferred Stock, 1,166,667 shares of Series C Preferred Stock and 700,000 shares of Series D Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class.

  We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:       , 1998

                                        ------------------------------------
                                        Charles L. Waggoner
                                        President

                                        ------------------------------------
                                        Julene Dee Pief
                                        Secretary

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following Exhibits are filed with, or incorporated by reference in, this Registration Statement:

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 2       Agreement and Plan of Merger by and among the Registrant, Catfish
          Acquisition, Inc. and FlowPoint Corp. ("FlowPoint") dated as of June
          10, 1998 (the "Plan of Merger") (ANNEX A to the Proxy
          Statement/Prospectus contained in this Registrant Statement). The
          Exhibits to the Plan of Merger (other than Exhibit 1.2 (the
          "Agreement of Merger")) and the Disclosure Schedules of the
          Registrant and of FlowPoint are not included with the Plan of
          Merger.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  3.1    Restated Certificate of Incorporation of Cabletron Systems, Inc., a
          Delaware corporation (Incorporated by Reference to Exhibit 3.1 of the
          Registrant's Registration Statement on Form S-1, No. 33-28055).
  3.2    Certificate of Correction of the Registrant's Restated Certificate of
          Incorporation (Incorporated by Reference to Exhibit 3.2 of the
          Registrant's Registration Statement on Form S-1, No. 33-42534).
  3.3    Certificate of Amendment of the Restated Certificate of Incorporation
          of Cabletron Systems, Inc. (Incorporated by Reference to Exhibit 4.3
          of the Registrant's Registration Statement on Form S-3, No. 33-
          54466).
  3.4    Amended Bylaws of Cabletron Systems, Inc. (Incorporated by Reference
          to Exhibit 3.2 of the Registrant's Registration Statement on Form S-
          1, No. 33-42534).
  4.1    Specimen Stock Certificate of Cabletron Common Stock (Incorporated by
          Reference to Exhibit 4.1 of Cabletron's Registration Statement on
          Form S-1, No. 33-28055).
  5.1    Opinion of Ropes & Gray.
 10.1    Reseller and Services Agreement dated as of November 24, 1997 between the Registrant and Digital (the "Reseller Agreement") (Incorporated
          by Reference to Exhibit 10.1 of the Registrant's Form 10-Q of January
          14, 1998).
 10.2    Employment Agreement between the Registrant and Donald B. Reed dated as of August 6, 1997 (Incorporated by Reference to Exhibit 10.1 of
          the Registrant's Form 10-Q of October 15, 1997).
 10.3    Amendment No. One to Reseller Agreement dated as of February 7, 1998 by and between the Registrant and Digital (Incorporated by Reference
          to Exhibit 10.2 of the Registrant's Form 8-K/A of March 4, 1998).
 10.4    Letter Agreement between Registrant and Donald B. Reed dated as of
          March 30, 1998 (Incorporated by Reference to Exhibit 10.18 of the
          Registrant's Form 10-K of May 29, 1998).
 10.5    Employment Agreement between the Company and John d'Auguste
          (Incorporated by Reference to Exhibit 10.1 of the Registrant's Form
          10-Q of July 15, 1998).
 23.1    Consent of Ropes & Gray (Exhibit 5.1).
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (Signature Page of this Registration Statement).
 99.1    Form of Proxy.

--------

ITEM 22. UNDERTAKINGS.

  (1) The undersigned Registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (4) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (7) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF ROCHESTER, STATE OF NEW HAMPSHIRE.

                                          CABLETRON SYSTEMS, INC.

                                                  /s/ Craig R. Benson
                                          By: _________________________________
                                                      Craig R. Benson
                                                         President,
                                                Chief Executive Officer and
                                                         Treasurer

Dated: July 28, 1998

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON JULY 28, 1998 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES CRAIG R. BENSON AND DAVID J. KIRKPATRICK AND EACH WITH THE FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT OR ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF CRAIG R. BENSON AND DAVID J. KIRKPATRICK, EACH WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT AND ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBIT THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH.

              SIGNATURE                               CAPACITY
              ---------                               --------

         /s/ Craig R. Benson          Chairman, President, Chief Executive
 ____________________________________  Officer, Treasurer and Director
           Craig R. Benson             (principal executive officer)

       /s/ David J. Kirkpatrick       Executive Vice-President of Finance and
 ____________________________________  Chief Financial Officer (principal
         David J. Kirkpatrick          financial and accounting officer)

        /s/ Michael D. Myerow         Secretary and Director
 ____________________________________
          Michael D. Myerow

          /s/ Paul R. Duncan          Director
 ____________________________________
            Paul R. Duncan

       /s/ Donald F. McGuinness       Director
 ____________________________________
         Donald F. McGuinness


                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2      Agreement and Plan of Merger by and among the Registrant, Catfish
         Acquisition, Inc. and FlowPoint Corp. ("FlowPoint") dated as of June
         10, 1998 (the "Plan of Merger") (ANNEX A to the Proxy
         Statement/Prospectus contained in this Registrant Statement). The
         Exhibits to the Plan of Merger (other than Exhibit 1.2 (the "Agreement of Merger")) and the Disclosure Schedules of the Registrant and of
         FlowPoint are not included with the Plan of Merger.
  3.1    Restated Certificate of Incorporation of Cabletron Systems, Inc., a
          Delaware corporation (Incorporated by Reference to Exhibit 3.1 of the
          Registrant's Registration Statement on Form S-1, No. 33-28055).
  3.2    Certificate of Correction of the Registrant's Restated Certificate of
          Incorporation (Incorporated by Reference to Exhibit 3.2 of the
          Registrant's Registration Statement on Form S-1, No. 33-42534).
  3.3    Certificate of Amendment of the Restated Certificate of Incorporation
          of Cabletron Systems, Inc. (Incorporated by Reference to Exhibit 4.3
          of the Registrant's Registration Statement on Form S-3, No. 33-
          54466).
  3.4    Amended Bylaws of Cabletron Systems, Inc. (Incorporated by Reference
          to Exhibit 3.2 of the Registrant's Registration Statement on Form S-
          1, No. 33-42534).
  4.1    Specimen Stock Certificate of Cabletron Common Stock (Incorporated by
          Reference to Exhibit 4.1 of Cabletron's Registration Statement on
          Form S-1, No. 33-28055).
  5.1    Opinion of Ropes & Gray.
 10.1    Reseller and Services Agreement dated as of November 24, 1997 between the Registrant and Digital (the "Reseller Agreement") (Incorporated
          by Reference to Exhibit 10.1 of the Registrant's Form 10-Q of January
          14, 1998).
 10.2    Employment Agreement between the Registrant and Donald B. Reed dated as of August 6, 1997 (Incorporated by Reference to Exhibit 10.1 of
          the Registrant's Form 10-Q of October 15, 1997).
 10.3    Amendment No. One to Reseller Agreement dated as of February 7, 1998 by and between the Registrant and Digital (Incorporated by Reference
          to Exhibit 10.2 of the Registrant's Form 8-K/A of March 4, 1998).
 10.4    Letter Agreement between Registrant and Donald B. Reed dated as of
          March 30, 1998 (Incorporated by Reference to Exhibit 10.18 of the
          Registrant's Form 10-K of May 29, 1998).
 10.5    Employment Agreement between the Company and John d'Auguste
          (Incorporated by Reference to Exhibit 10.1 of the Registrant's Form
          10-Q of July 15, 1998).
 23.1    Consent of Ropes & Gray (Exhibit 5.1).
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of PricewaterhouseCoopers LLP.
 24      Power of Attorney (Signature Page of this Registration Statement).
 99.1    Form of Proxy.
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